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EXHIBIT 2.1

DATED 25 SEPTEMBER, 2000

LAPORTE PLC

and

K-L HOLDINGS, INC.

BUSINESS AND SHARE SALE AND PURCHASE AGREEMENT

Slaughter and May
35 Basinghall Street
London EC2V 5DB
(NV/RJYT)

        THIS AGREEMENT is made September 25, 2000 BETWEEN:

  1.
  Laporte Plc whose registered office is at Nations House, 103 Wigmore Street, London W1H 9AB (registered in England number 96356) (the "Seller")

        AND

  2.
  K-L Holdings, Inc., a company incorporated under the laws of the State of Delaware whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, County of Newcastle, Delaware, U.S.A. (the "Purchaser").

        WHEREAS:

        The Seller has agreed to sell or procure the sale of and the Purchaser has agreed to purchase and pay for the Shares, the Businesses and the Assets (each as defined in this agreement) in each case on the terms and subject to the conditions of this agreement.

        WHEREBY IT IS AGREED as follows:

1.
Interpretation

1.1
In this agreement and the Schedules to it:

"1998 Accounts"	means the year-end consolidation returns in the Agreed Form of each member of the Group and for each Business for the accounting reference period ended on 31st December, 1998 used in the preparation of the relevant audited consolidated accounts of the Seller;
"1999 Accounts"
means the year-end consolidation returns in the Agreed Form of each member of the Group and for each Business for the accounting reference period ended on the Accounts Date used in the preparation of the relevant audited consolidated accounts of the Seller;
"Acquired Business"
means the business of each of the Businesses and the businesses of the Group and the Retained Group of selling, manufacturing and distributing the products falling within the categories listed in Part 1 of Schedule 12;
"Acquired Business Operating Profit Reconciliation"
means the schedule in the Agreed Form setting out the operating profit of the Acquired Business for the accounting reference period ended on the Accounts Date and on 31st December, 1998 and reconciling this with the aggregated operating profit of each member of the Group and for each Business in the 1999 Accounts and the 1998 Accounts respectively;
"Accounts Date"	means 31st December, 1999;
"Agreed Form"	in relation to any document means such document in the form agreed and initialled for the purposes of identification only by or on behalf of the Purchaser and by or on behalf of the Seller;
"Assets"	has the meaning given in clause 2.4;
"Assumed Employees"	means those persons engaged by any member of the Retained Group and predominantly in the Businesses at Completion;

"Assumed Liabilities"
means, with the exception of liabilities and obligations under foreign exchange, swap and derivatives transactions, the outstanding liabilities and obligations (fixed, contingent or otherwise) of all relevant members of the Retained Group (including liabilities and obligations owed to other members of the Retained Group or to members of the Group) to the extent that the same relate to the Businesses, the Assets, the Contracts or the Assumed Employees whether such liabilities and obligations fall due for performance or satisfaction or discharge before or after the Completion Date but excluding any liability for Tax;
"Businesses"
means the "Water Treatment", "GD Holmes", "Wood Preservation", "Organoclays", "Laponite", "UK Silo" and "Fulacolour" businesses carried on by the Retained Group at Completion, as further described in Part 3 of Schedule 12, and "Business" means any of them;
"Business Day"
means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London and, in relation to payments required to be made in dollars, a day (other than a Saturday or a Sunday) on which banks are also open for business in New York;
"Business Goodwill"
means all the underlying goodwill of the Retained Group solely in relation to the Businesses together with the right for any member of the Purchaser's Group to represent itself as carrying on the Businesses in succession to the Retained Group;
"Business Information"	means all Information to the extent that it relates predominantly to any of the Businesses;
"Business Intellectual Property"	means Intellectual Property owned by any member of the Retained Group and which relates predominantly to any of the Businesses immediately prior to Completion;
"Business Property"	the Properties, the details of which are set out in Schedule 1 to the Properties Manual, and "Business Properties" shall have a corresponding meaning;
"Business Records"	means all books and records which contain Business information and which are used predominantly in or for any of the Businesses;
"Class One Resolution"	means a resolution in the Agreed Form of the Seller approving the sale of the Shares and the Businesses;
"Company Property"	means the Properties, the details of which are set out in Schedule 2 to the Properties Manual, and "Company Properties" shall have a corresponding meaning;
"Companies"	means the companies listed in Schedule 5 and "Company" shall mean any one of them;
"Companies Acts"	means the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985 and the Companies Act 1989;
"Completion"	means completion of the sale and purchase of the Shares, the Businesses and the Assets under this agreement;

"Completion Accounts"
means the aggregated net assets statement of the Group and the Businesses together with an individual net assets statement for each Company, Subsidiary and Business, in each case as at the Completion Date, all of which are to be prepared in accordance with clause 5 and Schedule 9;
"Completion Date"
means the day falling five Business Days after the day on which the last of the Conditions in Part 1 of Schedule 1 is satisfied or, if applicable, waived provided that the Conditions in Part 2 of Schedule 1 are each satisfied or waived on that day or such other date as the parties may agree, but in any event no later than 15th December, 2000;
"Completion Manual"
means the completion manual in the Agreed Form with details of the completion procedures to be followed at Completion in respect of each relevant jurisdiction (except in relation to the Business Properties);
"Completion Statement"	means the completion statement to be prepared in accordance with clause 5 in the form of the draft set out in Part D of Schedule 9;
"Conditions"	means the conditions specified in Schedule 1;
"Confidential Business Information"	means all Business Information of a confidential nature or which is not generally known;
"Confidential Information"
means all information in possession of members of the Purchaser's Group at Completion and all other information acquired by any member of the Purchaser's Group under or pursuant to this agreement which in any case is not in the public domain in whatever form held which relates to any business which does not form part of the Acquired Business;
"Contracts"
means all contracts and engagements (including leases, licences, purchase or customer orders, agreements for the use of registered internet domain names and other agreements) to the extent that the same relate to any of the Businesses current at Completion to which any member of the Retained Group is a party or the benefit of which is held in trust for or has been assigned to a member of the Retained Group but excluding:
(i) employment contracts with Assumed Employees;
(ii) the leases to be assigned to the Purchaser pursuant to the Properties Manual;
(iii) group insurance policies;
(iv) contracts with any bankers of the Retained Group; and
(v) contracts relating to foreign exchange, swap and derivatives transactions;
"Default Rate"	means the rate per annum of two per cent. above LIBOR;
"Diamond Logo"	means the logo registered under UK Trade Mark Registration No. 2017505;

"Disclosure Letter"	means the letter of even date herewith, including the schedules and attachments thereto, written by the Seller to the Purchaser for the purposes of paragraph 1(A)(i) of Schedule 4;
"Dispute Notice"	has the meaning given in clause 5.4;
"dollars" and "$"	refer to the lawful currency of the United States;
"ECMR"	means Council Regulation (EC) 4064/89 as amended by Council Regulation (EC) 1310/97;
"Employee Records"	means all books and records relating to the Assumed Employees;
"Employees"	means those persons employed by members o the Group;
"Encumbrance"
means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;
"Environmental Covenant"	means the covenant in paragraph 2.2 of the Environmental Deed;
"Environmental Deed"	means the environmental deed of even date herewith entered into by the Seller and the Purchaser;
"Environmental Matters"	has the meaning given thereto in the Environmental Deed;
"Environmental Warranties"	means the warranties in clause 2.1 of the Environmental Deed;
"ERISA"	means the United States Employee Retirement Income Security Act of 1974;
"ERISA Affiliate"
means (a) any corporation included with any member of the U.S. Group in a controlled group of corporations within the meaning of Section 414(b) of the IRC, (b) any trade or business (whether or not incorporated) which is under common control with any member of the U.S. Group within the meaning of Section 414(c) of the IRC, (c) any member of an affiliated service group of which any member of the U.S. Group is a member within the meaning of Section 414(m) of the IRC, or (d) any other person or entity treated as an affiliate of any member of the U.S. Group under Section 414(o) of the IRC;
"Equant Agreement"	means the agreement between Equant Network Services Limited ("Equant") and the Seller dated 7th July, 1997 (as amended by an agreement between the same dated 24th March, 2000);
"Final Consideration"	has the meaning given in clause 4.3, subject to any other provision of this agreement providing for adjustments to be made to the Final Consideration;
"Final Taxation Amount"	means the amount determined in accordance with clause 4.7;
"German Conversion Tax Asset"
means any net refund, repayment or reduction in German Tax that arises or becomes available to Laporte Pigmente Holding GmbH, Silo Pigmente GmbH and Chemische Werke Brockhues AG (taken together) as a result of the conversion of Chemische Werke Brockhues AG into a limited partnership;

"Governmental Authority"	means any domestic, foreign or supranational court, governmental department, commission or agency;
"Group"	means the Companies and the Subsidiaries and, where the context so requires, includes any one or more of such companies;
"Group Information"	means any Information to the extent that it relates predominantly to any business of the Group;
"Guarantee"
means any guarantee, indemnity, suretyship, letter of comfort, letter of credit or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any third party and whether given directly or by way of counter-indemnity to any third party who has provided a Guarantee;
"HSR Act"	has the meaning given in clause 3.8;
"ICTA"	means the Income and Corporation Taxes Act 1988;
"Independent Accounts"	has the meaning given in clause 5.5;
"Information"
means information and know-how including, without limitation, formulae, designs, specifications, drawings, data, manuals and instructions and customer lists, sales, marketing and promotional information, business plans and forecasts;
"Insurances"	means those insurances of the Seller relating to the Assets, the Group, the assets and liabilities of the Group and the Assumed Liabilities and the Businesses;
"Intellectual Property"
means patents, trade marks and service marks, designs, design rights, trade or business names, copyrights (including rights in computer software) and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and database rights;
"Intellectual Property Assignments"	means the assignments in the Agreed Form of the registered Business Intellectual Property;
"Interest Rate"	means the rate per annum of one per cent. above LIBOR;
"Intergroup Indebtedness"
means, as at the Completion Date, the aggregate of (i) the amounts (if any) owed by members of the Group to members of the Retained Group (other than Intergroup Trading Amounts) and (ii) any Assumed Liabilities which are not Intergroup Trading Amounts and are amounts owed to members of the Retained Group after deducting the aggregate of (i) the amounts (if any) owed by members of the Retained Group to members of the Group (other than Intergroup Trading Amounts) and (ii) the amounts (if any) owed by members of the Retained Group to any other member of the Retained Group to the extent that they are not Intergroup Trading Amounts and are Assets, all as set out in the Completion Statement;
"Intergroup Trading Amounts"	means "Inter-group trading receivables" and "Inter-group trading payables" as set out in the Completion Accounts;
"IRC"	means the United States Internal Revenue Code of 1986;

"IT Systems"	means computer hardware and software;
"Laporte Marks"	has the meaning set out in clause 12.6;
"Laporte U.S."	means Laporte America Inc.;
"LIBOR"
means, in respect of any period, the rate per annum which appears on page 3750 on the Telerate Screen at or about 11.00 a.m. on the first day of that period for the offering of deposits in dollars for a period comparable to that period;
"London Stock Exchange"	means London Stock Exchange plc and/or The Financial Services Authority in its capacity as the UK Listing Authority;
"Management Accounts"
means the consolidation returns in the Agreed Form of each member of the Group and for each Business for the six months ended on 30th June, 2000 used in the preparation of the unaudited interim accounts of the Seller;
"Managing Directors"	means Steve Ainscough, Steve D'Onfro, Bob Gingue, Ron Rapaport, Dave Stocker, George Letman, Michael Miles and Andre Hawryllw;
"Marcam Agreement"
means the Master Licence Agreement between Marcam Solutions Limited ("Marcam") and the Seller dated 30th September, 1997 (as amended by an addendum thereto between the same of even date) (the "Master Licence Agreement") together with any schedules thereto which are subject to the terms and conditions of the Master Licence Agreement;
"Motor Vehicles"	means those motor vehicles owned by the Retained Group and used predominantly in connection with the Businesses at the Completion Date;
"Novated Services"	means the services currently provided by Equant pursuant to the Equant Agreement to any member of the Group or, in relation to any of the Businesses, to any member of the Retained Group;
"Novated Software Licences"
means the software licences which are the subject of Schedules 1, 2 or 8 to the Master Licence Agreement and which are currently used in relation to any of the businesses of Micro-Image Technology Limited, Laporte Electronics France SA, Chemische Werke Brockhues AG or in relation to the Widnes Water Treatment business;
"Panel"	means the Panel on Takeovers and Mergers;
"Patent Claim"
means the claim by Southern Clays Products Inc. v. United Catalysts Inc. in Civil Action No. H-98-1756 and the counterclaim therein in the U.S. District Court for the Southern District of Texas, Houston Division;
"Plant and Machinery"
means all the plant, machinery, equipment, computer and communication hardware, loose tools, fittings, furniture, partitioning, books, stationery and other goods owned by any member of the Retained Group and used predominantly in any of the Businesses at the Completion Date;
"Proceedings"	has the meaning given thereto in clause 33.1;

"Property"	means freehold, leasehold or other immovable property;
"Property Assignment"	means the assignment, transfer or other appropriate document in respect of the relevant Business Property in accordance with the provisions of the Properties Manual;
"Properties Manual"	means the properties manual in the Agreed Form supplemental to and forming part of this agreement setting out the terms and conditions of sale or letting (by jurisdiction) of the Business Properties;
"Provisional Consideration"	has the meaning given thereto in clause 4.1;
"Provisional Taxation Amount"	means the amount in respect of Taxation derived from the Completion Accounts in accordance with those provisions of Schedule 9 concerning "non-operating creditors";
"Purchaser's Accountants"	means Deloitte & Touche of Hill House, 1 Little New Street, London EC4A 3TR;
"Purchaser's Completion Documents"	has the meaning given thereto in clause 12.1;
"Purchaser's Group"
means the Purchaser, its subsidiaries and subsidiary undertakings (including the Group) from time to time, any holding company of the Purchaser and all other subsidiaries or subsidiary undertakings of any such holding company from time to time;
"Purchaser's Solicitors"	means Clifford Chance Limited Liability Partnership, 200 Aldersgate Street, London EC1A 4JJ;
"Receivables"
means all payments due to or for the account of any member of the Retained Group for goods or services supplied by any of them in the course of carrying on any of the Businesses, whether such payments are or were payable by the relevant third party on or prior to or after the Completion Date;
"Regulatory Conditions"	has the meaning given thereto in clause 3.10;
"Relevant Properties"	means the Business Properties and the Company Properties;
"Retained Business"
means the business of the Retained Group as carried on immediately following Completion including, without limitation, the sale, manufacture and/or distribution of products falling within the categories listed in Part 2 of Schedule 12;
"Retained Group"
means the Seller, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Seller and all other subsidiaries or subsidiary undertakings of any such holding company from time to time (except in each case members of the Group);
"Retained Names"	means the Laporte Marks and any goodwill relating or attaching thereto;
"RTPA 1976"	means the Restrictive Trade Practices Act 1976;
"Schedule of Basic Corporate Information"	means the schedule of basic corporate information in the Agreed Form setting out certain basic information in relation to each member of the Group;

"Second Request"	means a request for additional information or documentary material pursuant to 16 C.F.R. § 803.20;
"Seller's Completion Documents"	has the meaning given thereto in paragraph 2 of Schedule 3;
"Seller's Accountants"	means KPMG Audit plc of 8 Salisbury Square, London EC4Y BPP;
"Seller's Solicitors"	means Slaughter and May of 35 Basinghall Street, London EC2V 5DB;
"Senior Employees"	means Employees and Assumed Employees entitled at the date hereof to a salary at a rate in excess of £40,000 per annum (or the equivalent in any other currency);
"Shares"	means all the issued shares in the capital of each of the Companies;
"so far as the Seller is aware"
means so far as the Seller is aware, or would be aware having made reasonable enquiry of Jim Leng, Michael Kayser, Mike Kenny, Caroline Luscombe, Clive Rankin, Donald Andrews, Nick Smith and of the persons set out below in this definition:
	(A)	in relation to the Warranty contained in paragraph 5(B) of Schedule 3, Tom Riordan;
	(B)	in relation to the warranties contained in paragraphs 8(C), 11(D), 12(C), 14(A), 20(A), 20(B), 20(D) to (F) and 24(F) of Schedule 3, each of the Managing Directors and Tom Riordan;
	(C)	in relation to the Warranties contained in paragraphs 12(A), 15(B), 21, 22(A), 22(C), 23(B) and 23(E) of Schedule 3, each of the Managing Directors;
	(D)	in relation to the Warranties contained in paragraphs 25(F) to (I), 26(B) to (E) and 28(E) of Schedule 3, each of the Managing Directors and Gillian Chapple;
	(E)	in relation to the Warranty contained in paragraph 18 of Schedule 3, Andrew Stevenson; and
	(F)	in relation to the Environmental Warranties, each of the managing Directors, Tom Riordan and Mike Piacentino and the Seller shall not be required to make any enquiry of any other person and all other phrases in this agreement relating to knowledge, information or belief or awareness of the Seller shall be construed as a reference to "so far as the Seller is aware" as so defined. For the purposes of this definition, the knowledge of each Managing Director shall be limited to his area of responsibility within the Acquired Business;
"Stocks"
means all stocks of raw materials, inventory, consumables, work-in-progress, finished goods, engineering stores and other stock-in-trade and packaging and promotional material to the extent held by the Retained Group on the Completion Date predominantly for the purposes of any of the Businesses, including items which, although subject to reservation of title by the relevant sellers are under the control of the Retained Group;

"Subsidiaries"	means the respective subsidiaries of the Companies listed in Schedule 6;
"Tax" or "Taxation"	shall each have the meaning ascribed to the term "Tax" in the Tax Deed;
"Tax Authority"	bears the same meaning as the Tax Deed;
"Tax Deed"	means the deed of tax covenant in the Agreed Form;
"Tax Warranties"	means the Warranties set out in paragraphs 29 to 32 of Schedule 3;
"Technology Licence"
means the technology licence agreement between The University of Dundee and the Seller dated 15th March, 2000 and subsequently novated from The University of Dundee to Amcet Limited by a novation agreement dated 21st June, 2000;
"Transfer Regulations"	means the European Union Directive 77/187 or any relevant national enactment thereof of equivalent effect;
"Third Party Consent" or "Third Party Consents"
means all consents, approvals, authorizations or waivers required from third parties for the transfer, assignment or novation of any Contract in favour of the Purchaser as contemplated by this agreement (excluding any consents referred to in the Properties Manual);
"UK Companies"	means those members of the Group incorporated in England and Wales;
"U.S. Benefit Plan"	has the meaning given in Warranty 24(B) in Schedule 3;
"U.S. Employees"	means those persons employed by a member of the U.S. Group at Completion;
"U.S. Group"
means Laporte America Inc., Laporte Inc., Laporte Pigments, Inc., Lurex, Inc., Laporte Water Technologies Inc., Alphagary Corporation, Chemical Specialities, Inc., Southern Clay Products, Inc., Exsil, Inc., Electrochemicals Inc., Cyantek Corporation, Garevode Inc., and Compugraphics USA Inc.;
"Value Added Tax or VAT"	means, in the United Kingdom, the tax imposed by VATA 1994 and any subordinate legislation made pursuant thereto, and, in any other jurisdiction, the equivalent Tax;
"VATA 1994"	means the Value Added Tax Act 1994;
"Warranties"	means the warranties set out in Schedule 3 given by the Seller and the Environmental Warranties and "Warranty" shall be construed accordingly;
"Working Capital and Cash/Debt Amount"
means the amount of the working capital and the net cash in hand and at bank/net external borrowings of the Group and the Businesses at the Completion Date calculated in accordance with Part B of Schedule 9;
"Working Capital Benchmark"	means the sum derived by making the currency conversions and aggregations set out in Part C of Schedule 9 and "calculation of the Working Capital Benchmark" means the calculation of such sum;

"Working Hours"	means 9.30 a.m. to 5.30 p.m. on a Business Day.
1.2
In this agreement, unless otherwise specified:

(A)
references to clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, paragraphs, sub-paragraphs of, and Schedules and Attachments to, this agreement;

(B)
a reference to any statute or statutory provision shall, unless otherwise indicated, be construed as a reference to the relevant United Kingdom statute or statutory provision and shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)
references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)
references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(E)
the expressions "accounting reference period", "body corporate", "holding company", "paid up", "profit and loss account", "subsidiary", "subsidiary undertaking" and "wholly-owned subsidiary" shall have the meanings given in the Companies Acts;

(F)
references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(G)
references to times of the day are to London time;

(H)
headings to clauses and schedules are for convenience only and do not affect the interpretation of this agreement;

(I)
the schedules, the Completion Manual, the Properties Manual and the Schedule of Basic Corporate Information form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the schedules, the Completion Manual, the Properties Manual and the Schedule of Basic Corporate Information;

(J)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, legislation or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

(K)
references to "indemnify" and "indemnifying" any person against any circumstances include holding him harmless, on an after-Tax basis, from all actions, claims, demands and proceedings from time to time made against that person and all liabilities, loss, damages and all payments, costs and expenses made or incurred by that person as a consequence of or which would not have arisen but for those circumstances.

2.
Sale and Purchase

2.1
The Seller shall sell or procure to be sold with full title guarantee and the Purchaser shall purchase, or procure the purchase of, the Shares, the Businesses (as going concerns) and the Assets, as at and with effect from Completion, free from all Encumbrances save in respect of the Business Properties as expressly provided in the Properties Manual, and save in respect of Business Intellectual Property.

2.2
The Shares shall be sold with all rights attached or accruing to them at Completion.

2.3
The Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Companies in respect of periods commencing on or after Completion.

2.4
The Assets comprise all right, title and interest of the Retained Group in and to the following, as at Completion:

  (i)
  the Business Goodwill;

  (ii)
  the Business Properties;

  (iii)
  the Plant and Machinery;

  (iv)
  the Motor Vehicles;

  (v)
  the Stocks;

  (vi)
  the benefit of the Contracts;

  (vii)
  the Receivables;

  (viii)
  the Business Intellectual Property;

  (ix)
  the Business Information;

  (x)
  the Business Records and the Employee Records;

  (xi)
  all other property, assets, rights, claims and causes of action of the Seller and the other members of the Retained Group used or held predominantly in or for the purpose of any of the Businesses; and

  (xii)
  the benefit of any claims under any of the Insurances which relate to the Businesses, the Assumed Liabilities or the Assets in respect of incidents prior to Completion but excluding the following assets:

    (xiii)
    net cash in hand or at any bank at Completion used in or attributable to the Businesses;

    (xiv)
    the Retained Names; and

    (xv)
    amounts recoverable in respect of Taxation.

2.5
Clause 2.1 shall operate as an assignment of such of the Business Intellectual Property as is not the subject of a registration, or an application for registration, to the Purchaser with effect from Completion. Any Business Intellectual Property which is registered or which is the subject of an application for registration shall be assigned to the Purchaser pursuant to an Intellectual Property Assignment.

3.
Conditions and Covenants

3.1	(A)	The obligations of both parties to complete the purchase and sale of the Shares, the Businesses and the Assets pursuant to clause 2 at Completion are in all respects conditional upon the fulfilment of those matters listed in Part 1 of Schedule 1.
(B)
The obligations of the Purchaser to complete the purchase and sale of the shares, the Businesses and the Assets pursuant to clause 2 at Completion are conditional upon the fulfilment of those matters listed in Part 2 of Schedule 1.

3.2
The Purchaser and the Seller may jointly agree to waive in whole or in part all or any of the Conditions set out in Part 1 of Schedule 1 (other than the Condition set out in paragraph 1 of Part 1 of Schedule 1) or extend the period in which such Conditions are to be satisfied. The Purchaser may waive in whole or in part all or any of the Conditions listed in Part 2 of Schedule 1 or agree to an extension of the period in which such Conditions are to be satisfied.
3.3	(A)	If the Condition set out in paragraph 1 of Part 1 of Schedule 1 is not fulfilled on or before 7th November, 2000 then the Purchaser may, by written notice to the Seller, terminate this agreement.
(B)
If any of the Conditions other than that set out in paragraph 1 of Part 1 of Schedule 1 is not fulfilled or waived (pursuant to clause 3.2) by the Purchaser and the Seller in the case of the Conditions listed in Part 1 of Schedule 1 or by the Purchaser (pursuant to clause 3.2) in the case of the Conditions listed in Part 2 of Schedule 1, on or before 15th December, 2000 then the Purchaser or, as the case may be, the Seller, may, by written notice to the other, terminate this agreement.
3.4
If the agreement is terminated in accordance with clause 3.3, this agreement shall cease to have any force or effect, except for those provisions expressly stated to continue without limit in time and (save in respect of the aforesaid provisions) no party shall have any rights, claims, obligations or liabilities under or in respect of this agreement, save as arise out of a breach prior to such termination of the provisions of clauses 3.6, 3.7, 3.8, 3.10, 3.11 and, insofar only as it relates to Part 1 of Schedule 1, clause 3.9 and save pursuant to clause 3.5.

3.5
if the condition set out in paragraph 1 of Part 1 of Schedule 1 is not fulfilled on or before 7th November, 2000 and this agreement is terminated, the Seller shall pay the Purchaser $15 million on the day falling two Business Days after such termination.

3.6
The Seller shall procure that, no later than 29th September, 2000, the directors of the Seller will post a circular (the "Circular") to its shareholders containing (a) a notice duly convening the extraordinary general meeting referred to in paragraph 1 of Part 1 of Schedule 1 to be held not later than 17th October, 2000 and including the text of the Class One Resolution and (b) (subject to the fiduciary duties of the directors) a recommendation from the directors of the Seller to its shareholders to vote in favour of the Class One Resolution. The Purchaser agrees to provide all such reasonable assistance and information in relation to the Purchaser's Group as the Seller may reasonably request for the purposes of preparing the Circular.

3.7
The Purchaser shall as soon as practicable and in any event no later than one week after the date of this agreement (or such later date as may be agreed by the Seller and permitted by the European Commission), file with the European Commission the Form CO required for the transactions contemplated by this agreement pursuant to the ECMR.

3.8
Within ten Business Days after the date of this agreement the Purchaser and the Seller will prepare and make their initial filings with the Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") that are required to make the initial filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the rules and regulations thereunder (the "HSR Act") in order for the transactions contemplated hereby to be consummated. The Seller and the Purchaser will co-operate in responding promptly to any Second Request or other request for further information from a Governmental Authority and will in good faith promptly furnish all materials reasonably required in connection with such filings and any such Second Requests and other requests. The Purchaser will in good faith use reasonable efforts to demonstrate that the transactions contemplated hereby should not be opposed by the FTC, the DOJ or such other Governmental Authority, and shall use its reasonable efforts to eliminate as promptly as practicable any objection that the FTC, DOJ or any such other Governmental

  Authority may have to the transactions contemplated hereby. The Seller and the Purchaser (i) will jointly approve the content and manner of presentation of all information to be provided to such Governmental Authorities in connection with such filings regarding markets and the relevant industry and (ii) will consult with each other from time to time regarding the status of such filings and all strategies and action taken in connection therewith.

3.9
The Seller and the Purchaser undertake to each other to use all reasonable endeavours to ensure the satisfaction of the Conditions and to co-operate with and provide reasonable assistance to each other in that respect.

3.10
Without prejudice to clauses 3.7, 3.8 and 3.9, the Purchaser shall take all steps reasonably necessary or desirable (including making filings and notifications) to procure satisfaction of the Conditions in Paragraphs 2 and 3 of Part 1 of Schedule 1 (the "Regulatory Conditions") as promptly as practicable, including, without limitation:

(A)
providing, as soon as reasonably practicable, information which is lawfully requested by any applicable Governmental Authority (including the European Commission) in connection with the satisfaction of the Regulatory Conditions and taking all reasonable steps to secure early termination of any suspensory period or waiting period;

(B)
co-operating with and assisting the Seller in connection with its endeavours to procure the satisfaction of the Regulatory Conditions;

(C)
notifying the Seller, and providing it with copies, of any communications from any such Governmental Authority in relation to the Regulatory Conditions where such communications have not been independently or simultaneously supplied to the Seller;

(D)
providing the Seller (or advisers nominated by the Seller) with draft copies of all submissions and communications to such Governmental Authorities at such time as will allow the Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and amending all such submissions or communications in accordance with the reasonable requirements of the Seller (or such nominated advisers) and providing the Seller (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent;

(E)
where permitted by the Governmental Authority concerned, allowing persons nominated by the Seller to attend all meetings with Governmental Authorities or other persons and, where appropriate, to make oral submissions at such meetings; and

(F)
taking reasonable account of all reasonable requests of the Seller in relation to the conduct of meetings referred to in paragraph (E),

provided that the Purchaser shall be not be required to provide the Seller with copies of those parts of submissions and communications to Governmental Authorities which contain information that is commercially sensitive to the Purchaser and that the Purchaser shall not be required to permit the Seller to attend any part of a meeting at which information that is commercially sensitive to the Purchaser will be disclosed.

3.11
Without prejudice to clauses 3.8 and 3.9, the Seller shall, so far as is reasonably necessary, and as promptly as practicable, provide the Purchaser with such reasonable assistance as the Purchaser requests for the purpose of fulfilling the Purchaser's obligations under clause 3.10 above, including without limitation:

(A)
providing, as soon as reasonably practicable, information which is lawfully requested by any applicable Governmental Authority (including the European Commission) in connection with the satisfaction of the Regulatory Conditions;

  (B)
  co-operating with and assisting the Purchaser in connection with its endeavours to procure the satisfaction of the Regulatory Conditions;

  (C)
  notifying the Purchaser, and providing it with copies, of any communications from any such Governmental Authority in relation to the Regulatory Conditions where such communications have not been independently or simultaneously supplied to the Purchaser;

  (D)
  providing the Purchaser (or advisers nominated by the Purchaser) with draft copies of all submissions and communications to such Governmental Authorities at such time as will allow the Purchaser a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and amending all such submissions or communications in accordance with the reasonable requirements of the Purchaser (or such nominated advisers) and providing the Purchaser (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent;

  (E)
  where permitted by the Governmental Authority concerned, allowing persons nominated by the Purchaser to attend all meetings with Governmental Authorities or other persons and, where appropriate, to make oral submissions at such meetings; and

  (F)
  taking reasonable account of all reasonable requests of the Purchaser in relation to the conduct of meetings referred to in paragraph (E),

provided that the Seller shall be not be required to provide the Purchaser with copies of those parts of submissions and communications to Governmental Authorities which contain information that is commercially sensitive to the Seller and that the Seller shall not be required to permit the Purchaser to attend any part of a meeting at which information that is commercially sensitive to the Seller will be disclosed.

3.12
From the date hereof until the earlier of (i) the Completion Date and (ii) the termination of this agreement in accordance with this clause 3, without the prior consent of the Purchaser, neither the Seller nor its subsidiaries, affiliates, representatives or advisers, shall directly or indirectly, through an agent or otherwise, solicit, or engage in any discussions about, the sale of all or a part of the Acquired Business to other potential purchasers or provide any information about the Acquired Business to such a potential purchaser provided that nothing in this agreement shall prevent the Seller or its advisers from responding to unsolicited offers for, or unsolicited enquiries which might lead to offers for, all or part of the Acquired Business or, for the avoidance of doubt, the issued ordinary share capital of the Seller.

4.
Consideration and Intergroup Indebtedness

4.1
The consideration provisionally payable for the sale of the Shares, the Businesses and the Assets shall be:

  (i)
  the payment by the Purchaser to the Seller of $1,154,300,000 (the "Provisional Consideration") payable in accordance with clause 6; and

  (ii)
  the assumption by the Purchaser of the Assumed Liabilities.

4.2
The Provisional Consideration shall be apportioned among the Shares, the Businesses and the Assets in the manner set out in Schedule 8 and as so apportioned shall be adopted by both parties for all purposes including (without limitation) Tax and stamp duty.

4.3
The Provisional Consideration shall be:

(A)
increased by $1 for every $1 by which the Working Capital and Cash/Debt Amount exceeds the Working Capital Benchmark or, as the case may be, reduced by $1 for every $1 by which the Working Capital and Cash/Debt Amount is less than the Working Capital Benchmark;

  (B)
  reduced by a sum equal to the Provisional Taxation Amount if the Provisional Taxation Amount reflects a net liability of the Group or, as the case may be, increased by a sum equal to the Provisional Taxation Amount if the Provisional Taxation Amount reflects a net asset of the Group; and

  (C)
  reduced by a sum equal to the Intergroup Indebtedness if the Intergroup Indebtedness reflects a net liability of the Group and the Businesses or, as the case may be, increased by a sum equal to the Intergroup Indebtedness if the Intergroup Indebtedness reflects a net asset of the Group and the Businesses.

The Provisional Consideration as so adjusted shall constitute the "Final Consideration".

4.4
As soon as reasonably practicable after and in any event within 10 Business Days of the Completion Accounts, the calculation of working Capital Benchmark and the Completion Statement being agreed by the Seller and the Purchaser or (as the case may be) finalised pursuant to clause 5 (Completion Accounts):

(A)
if the Final Consideration:

(i)
is less than the Provisional Consideration, an amount equal to the shortfall shall be repaid to the Purchaser by the Seller by telegraphic transfer to an account notified to the Seller by the Purchaser; or

(ii)
is greater than the Provisional Consideration, an amount equal to the excess shall be paid to the Seller by the Purchaser by telegraphic transfer to an account notified to the Purchaser by the Seller; and

(B)
if the Intergroup Indebtedness:

(i)
reflects a net asset of the Group and the Businesses, the Seller shall procure that an amount equal to the Intergroup Indebtedness shall be paid to the Purchaser by telegraphic transfer to an account notified to the Seller by the Purchaser; or

(ii)
reflects a net liability of the Group and the Businesses, the Purchaser shall procure that an amount equal to the Intergroup Indebtedness shall be paid to the Seller by telegraphic transfer to an account notified to the Purchaser by the Seller.

  Any amount which a party is required to procure payment of under subclause (B) shall be set off against any amount owed to such party under sub-clause (A) so that only a single payment is made by one party to the other party in respect of all amounts due under subclauses (A) and (B). As from the Completion Date, no payments (whether of interest or principal) shall be made by any member of the Retained Group or the Purchaser's Group in respect of Intergroup Indebtedness other than in accordance with this clause 4.4 and clause 4.5.

4.5
Any amount paid pursuant to clause 4.4 shall be paid together with a supplementary amount computed as if it were interest calculated at (i) the Interest Rate in respect of the period from the Completion Date to the earlier of (a) the date of actual payment and (b) the date (the "Settlement Date") falling 10 Business Days after the day upon which the Completion Accounts and the Completion Statement are agreed by the Seller and the Purchaser or, as the case may be, adjusted by the Independent Accountants pursuant to clause 5 and (ii) (if the date of actual payment falls after the Settlement Date) at the Default Rate in respect of the period from the Settlement Date to the date of actual payment. Any supplementary amount payable pursuant to this clause 4.5 shall be calculated on the basis of the actual number of days elapsed and a year of 360 days (with compounding at the end of each calendar month) and shall be treated as a further adjustment to the Provisional Consideration.

4.6
The Seller (on behalf of each relevant member of the Retained Group) and the Purchaser (on behalf of each relevant member of the Group) undertake to each other that payment of the amount due under clause 4.4(B) (including by way of set off under the last paragraph of clause 4.4) shall satisfy and extinguish all those liabilities of the members of the Group and of the Retained Group in respect of the Intergroup Indebtedness. The party receiving payment of such amounts shall receive them on behalf of the relevant member(s) of the Group (in the case of receipt by the Purchaser) or, as the case may be, the Retained Group (in the case of receipt by the Seller). The effect of clause 4.4(B) and this clause shall be that as from the date of payment under clause 4.4(B):

(A)
each member of the Retained Group which owed to a member of the Group or, in relation to any Business, to any other member of the Retained Group an amount included within Intergroup Indebtedness shall owe that amount instead to the Seller (which will have paid that amount on behalf of that member of the Retained Group to the Purchaser on behalf of that member of the Group or on behalf of the relevant member of the Retained Group, as the case may be) and, correspondingly, the Purchaser shall owe that amount to the member of the Group or the Purchaser's Group on whose behalf the Purchaser received it; and

(B)
each member of the Group or, in relation to any Business, each member of the Retained Group which owed to any other member of the Retained Group an amount included within Intergroup Indebtedness shall owe that amount instead to the Purchaser (which will have paid that amount on behalf of that member of the Group or on behalf of that member of the Retained Group, as the case may be, to the Seller on behalf of the other member of the Retained Group) and, correspondingly, the Seller shall owe that amount to the member of the Retained Group on whose behalf the Seller received it.

4.7
The provisions of this sub-clause shall have effect in order to provide for the Provisional Taxation Amount to be adjusted so as to constitute the Final Taxation Amount.

(A)
The parties agree that the Provisional Taxation Amount is to be adjusted by reference to the difference (if any) between:

(i)
the amount treated as the liability to Taxation of or (as the case may be) the amount recoverable in respect of Taxation by each member of the Group that has a period of account that will end for Taxation purposes on the Completion Date (a "Non-Straddle Company") in respect of the period from the Accounts Date to the Completion Date for the purposes of computing the Provisional Taxation Account; and

(ii)
in the case of each Non-Straddle Company, the amount shown as the Tax payable or recoverable by that member of the Group in respect of the period of account ending for Tax purposes on the Completion Date in the Tax return or returns or similar document or documents that has or have been filed with or submitted to the relevant Tax Authority in respect of that member of the Group for that period of account by the date mentioned in sub-clause (B) below (and, in a case where that member of the Group elects to, or is required to, file or submit an amended Tax return for that period of account, the amount shown as the Tax payable or recoverable by that member of the Group for that period of account on that amended return), so that no adjustment shall be made to the Provisional Taxation Amount in respect of any company that is not a Non-Straddle Company or in respect of any Non-Straddle Company which has failed to file or submit any Tax return or similar document by the date mentioned in sub-clause (B) below.

  (B)
  Within two weeks of the date which falls ten months after the Completion Date, the Seller shall prepare (or procure to be prepared) a statement (the "Taxation Adjustment Statement") setting out:

  (i)
  in the case of each Non-Straddle Company, the difference referred to in sub-clause (A) above; and

  (ii)
  by reference to the net sum of the differences mentioned in paragraph (i) above, the aggregate liability to Taxation of the Non-Straddle Companies arising from those differences or, as the case may be, the aggregate amount recoverable in respect of Taxation by the Non-Straddle Companies arising from those differences.

  (C)
  Within one week of preparing the Taxation Adjustment Statement as mentioned in sub-clause (B) above, the Seller will submit a copy thereof to the Purchaser.

  (D)
  Within two weeks of receiving the Taxation Adjustment Statement submitted to it by the Seller as mentioned in sub-clause (C) above, the Purchaser will notify the Seller whether the Purchaser agrees with the Taxation Adjustment Statement or, as the case may be, whether the Purchaser disputes any element thereof. In the event of such a dispute, the Seller and the Purchaser shall use all reasonable endeavours to resolve the same as soon as possible. If the Seller and the Purchaser fail to resolve any such dispute within two weeks of the Purchaser's notification to the Seller of the same as mentioned in the foregoing provisions of this sub-clause, any matter in dispute shall be referred to the independent Accountants mentioned in clause 5.5.

  (E)
  Upon any such reference being made to the independent Accountants as mentioned in sub-clause (D) above, the Independent Accountants, acting as experts and not as arbitrators, shall determine the matter or matters in dispute; and their decision shall be final and binding on the Seller and the Purchaser in the absence of manifest error (whereupon the relevant matter shall be referred back to the Independent Accountants to be redetermined). The Seller and the Purchaser shall be bound by the terms of reference and timetable agreed with or, in default of such agreement, imposed by the Independent Accountants. The charges of the Independent Accountants shall be shared equally by the Seller and the Purchaser unless the independent Accountants determine otherwise.

  (F)
  If the Purchaser notifies the Seller under sub-clause (D) above that the Purchaser agrees with the Taxation Adjustment Statement, the Taxation Adjustment Statement shall thereupon become final and binding upon the Seller and the Purchaser. In the event of there being any dispute in relation to the contents of the Taxation Adjustment Statement, the Taxation Adjustment Statement shall become final and binding upon the Seller and the Purchaser when that dispute is resolved, either by agreement between the parties or through a determination by the Independent Accountants as mentioned in sub-clause (E) above.

  (G)
  Upon the Taxation Adjustment Statement becoming final and binding as mentioned in sub-clause (F) above, the Provisional Taxation Amount shall be adjusted by reference to the aggregate liability to Taxation or (as the case may be) aggregate amount recoverable in respect of Taxation disclosed by the Taxation Adjustment Statement as mentioned in sub-clause (B) above; and the Provisional Taxation Amount as so adjusted shall constitute the "Final Taxation Amount" for all the purposes of this agreement and of the Tax Deed.

  (H)
  if the Final Taxation Amount:

  (i)
  is less than the Provisional Taxation Amount, an amount equal to the shortfall shall be paid to the Seller by the Purchaser by telegraphic transfer to an account notified to the Purchaser by the Seller; or

  (ii)
  is greater than the Provisional Taxation Amount, an amount equal to the excess shall be repaid to the Purchaser by the Seller by telegraphic transfer to an account notified to the Seller by the Purchaser, and if the Provisional Taxation Account and/or the Final Taxation Account is an asset, it shall be taken to be a negative number for the purposes of this sub-clause (H);

  and the amount falling to be paid under paragraph (i) or (ii) above shall be so paid on whichever is the later of:

  (a)
  the date which falls one year after the Completion Date; or

  (b)
  the date falling five Business Days after the date on which the Taxation Adjustment Statement has become final and binding in accordance with sub-clause (F) above.

  (I)
  Nothing done under this clause 4.7 shall in any respect restrict or reduce any rights the Purchaser may have under the Tax Deed.

4.8
Any amount payable by the Seller to the Purchaser or by the Purchaser to the Seller pursuant to clauses 4.4(A) and 4.5 (being the difference between the Provisional Consideration and the Final Consideration) or pursuant to clause 4.7 or clause 4.9 shall be apportioned between the Shares, the Businesses and the Assets as the Seller and the Purchaser shall agree, provided that if no agreement has been reached within three months of such payment having been made, such amount shall be apportioned amongst the Shares, the Businesses and the Assets in proportion to the amounts of the Provisional Consideration apportioned amongst the Shares, the Businesses and the Assets pursuant to clause 4.2. Such apportionment shall be adopted by the parties for all purposes including (without limitation) Tax and stamp duty;

4.9
If on or before 31st December, 2000 Chemische Werke Brockhues AG has been converted to a limited partnership, the Purchaser shall pay to the Seller an amount equal to the German Conversion Tax Asset upon the receipt thereof by Laporte Rigmente Holdings GmbH, Silo Rigmente GmbH and Chemische Werke Brockhues AG (taken together); provided that if a Tax Authority determines that all or part of the said receipt is required to be repaid to the Tax Authority, the Seller shall repay to the Purchaser a sum equal to the amount so repaid to that Tax Authority.

4.10
The consideration payable pursuant to this clause or any amount payable pursuant to clause 4.7 shall be exclusive of any amount in respect of stamp duty, stamp duty reserve tax, VAT and any other sales, use, transfer, stamp, documentary and similar duties and taxes, including (without limitation) any amount payable by the Purchaser to the Seller under clause 9.

5.
Completion Accounts

5.1
For the purpose of preparing the Completion Accounts, the Purchaser shall procure that a physical inventory of the stock of each member of the Group and each Business is taken in accordance with normal procedures as soon as practicable and in any event within two Business Days after Completion. The Seller and/or the Seller's Accountants shall be entitled to attend the stock-take.

5.2
The Purchaser shall procure that each member of the Group and each Business prepares and submits to the Seller and the Seller's Accountants:

(A)
the sales flash (being details of the actual sales made by the Group and the Businesses for the month or part month ending on the Completion Date) as soon as practicable but in any event by midnight at the end of the seventh Business Day after Completion;

(B)
management accounts of the Group and the Businesses for the month or part month ending on the Completion Date and a cash report of the Group as at the Completion Date as soon as practicable but in any event by midnight at the end of the tenth Business Day after Completion; and

(C)
the consolidation returns for the Group and the Businesses as at the Completion Date by midnight at the end of the 20th Business Day after Completion.

5.3
The Seller shall (at its own expense) procure that the Seller's Accountants prepare the Completion Accounts (from the consolidation returns referred to in clause 5.2), the calculation of the working Capital Benchmark and the Completion Statement, in compliance with the provisions of Schedule 9 and shall procure that the Seller's Accountants produce a written report addressed to the Seller on such compliance. The Seller shall, within 45 Business Days of Completion, or, if later, 25 Business Days after the delivery of the consolidation returns pursuant to clause 5.2, procure the delivery to the Purchaser of the Completion Accounts, the calculation of the Working Capital Benchmark, the Completion Statement and the Seller's Accountants report.

5.4
The Purchaser shall be entitled at any time within the period expiring 20 Business Days after receipt of the Completion Accounts, the calculation of the Working Capital Benchmark, the Completion Statement and the Seller's Accountants report to dispute the Completion Accounts, the calculation of the Working Capital Benchmark and/or the Completion Statement by notice in writing (a "Dispute Notice") to the Seller setting out preliminary grounds for dispute. If no Dispute Notice is given by the Purchaser before the expiry of such 20 Business Day period, the Completion Accounts, the calculation of the working Capital Benchmark and the Completion Statement shall be deemed to have been agreed by the Seller and the Purchaser and shall be final and binding on the Seller and the Purchaser. The Purchaser shall, if it has not served a Dispute Notice, be entitled to notify the Seller prior to the expiry of such 20 Business Day period that the Completion Accounts, the calculation of the Working Capital Benchmark and the Completion Statement are agreed and that the Purchaser does not intend to serve a Dispute Notice and following any such notification the Completion Accounts, the Calculation of the Working Capital Benchmark and the Completion Statement shall be deemed to be agreed by the Seller and the Purchaser and shall be final and binding on the Seller and the Purchaser.

5.5
The Seller and the Purchaser shall use all reasonable endeavours to resolve any dispute(s) and agree the Completion Accounts, the calculation of the Working Capital Benchmark and the Completion Statement within 20 Business Days of the date of receipt of a Dispute Notice by the Seller. If they fail to do so by the expiry of such 20 Business Day period, any matter in dispute shall be referred to the Independent Accountants (acting as experts and not as arbitrators). "Independent Accountants", for these purposes, means an independent firm of chartered accountants of international repute appointed by the Seller and the Purchaser or, in default of agreement as to such appointment within five Business Days of one of them notifying the other of its wish to appoint Independent Accountants, by the President for the time being of the Institute of Chartered Accountants in England and Wales (or in his absence, any appropriate deputy) on the application of either of them.

5.6
The Independent Accountants shall determine the matters in dispute and their decision shall be final and binding on the Seller and the Purchaser in the absence of manifest error (whereupon the relevant matter shall be referred back to the Independent Accountants to be redetermined). In making their determination the Independent Accountants shall state which of, and to what extent (if at all), those adjustments requested by the Purchaser are necessary to the Completion Accounts, the calculation of the Working Capital Benchmark and/or Completion Statement and the Independent Accountants shall not consider or propose any adjustments which have not been requested by the Purchaser or which do not affect the Completion Statement. The Seller and the Purchaser shall be bound by the terms of reference and timetable agreed with or, in default of such agreement, imposed by the Independent Accountants.

5.7
Following settlement of any such matter in dispute (whether settled under clauses 5.5 or 5.6 or otherwise by agreement between the Seller and the Purchaser), the Completion Accounts, the calculation of the Working Capital Benchmark and the Completion Statement shall be finalised in accordance with that settlement and shall constitute the Completion Accounts, the calculation of the Working Capital Benchmark and the Completion Statement for the purposes of this agreement and shall be final and binding on the Seller and the Purchaser.

5.8
The Seller shall give the Purchaser and the Purchaser's Accountants, and the Seller shall procure that the members of the Retained Group shall give the Purchaser and the Purchaser's Accountants, such access to those books, records, working papers and employees at the relevant premises of the Retained Group which the Purchaser or the Purchaser's Accountants may reasonably require to review the Completion Accounts, the calculation of the Working Capital Benchmark and the Completion Statement and to determine whether the Completion Accounts, the calculation of the Working Capital Benchmark and Completion Statement have been prepared or carried out in accordance with Schedule 9. Such employees as to whom the Purchaser or the Purchaser's Accountants may require to have access shall be instructed to give promptly all such information and explanations as the Purchaser or the Purchaser's Accountants may reasonably require for these purposes and the Purchaser and the Purchaser's Accountants shall be entitled to take photocopies of relevant documentation.

5.9
The Purchaser shall give the Seller and the Seller's Accountants such access to those books, records, working papers and employees at the relevant premises of the Purchaser and the Purchaser's Group which the Seller or the Seller's Accountants may reasonably require to prepare the Completion Accounts, the calculation of the Working Capital Benchmark and the Completion Statement. Such employees as to whom the Seller or the Seller's Accountants may require to have access shall be instructed to give promptly all such information and explanations as the Seller or the Seller's Accountants may reasonably require for these purposes and the Seller and the Seller's Accountants shall be entitled to take photocopies of relevant documentation.

5.10
Without limiting any other provision of this agreement, until the Completion Accounts, the calculation of the Working Capital Benchmark and the Completion Statement shall have been agreed by the Seller and the Purchaser or adjusted by the independent Accountants, the Seller and the Purchaser shall each keep or cause to be kept proper and accurate records of all assets, rights and liabilities which are the subject of the Completion Accounts, the calculation of the Working Capital Benchmark and the Completion Statement and each shall allow the Independent Accountants (if any) full access to such records for the purposes of their determination under clause 5.6 and each shall procure that all employees and other persons under their control shall co-operate fully for these purposes.

5.11
Each party shall bear its own costs in relation to the preparation, determination and review of the Completion Accounts, the calculation of the Working Capital Benchmark and the Completion Statement. The Seller shall be responsible for the charges of the Seller's Accountants and the

  Purchaser shall be responsible for the charges of the Purchaser's Accountants. The charges of the independent Accountants shall be shared equally by the Seller and the Purchaser unless the independent Accountants determine otherwise.

6.
Completion

6.1
Completion shall take place at 2 p.m. on the Completion Date at the offices of the Seller's Solicitors at Avenue de Cortenberg 118, B-1000, Brussels, Belgium (or at such other place(s) as may be provided for in the Completion Manual).

6.2
At Completion the Purchaser and the Seller shall do those things listed in Schedule 2.

6.3
Neither the Purchaser nor the Seller shall be obliged to complete this agreement unless the Seller or, as the case may be, the Purchaser complies, or procures compliance, with the obligations relevant to it listed in Schedule 2.

6.4
If the respective obligations of the Seller and the Purchaser under Schedule 2 are not complied with on the Completion Date, the Purchaser or, as the case may be, the Seller may:

(A)
defer Completion (so that the provisions of this clause 6 shall apply to Completion as so deferred and without limiting its rights under this agreement); or

(B)
proceed to Completion as far as practicable (without limiting its rights under this agreement); or

(C)
subject to clause 6.5, treat this agreement as terminated for breach of a condition whereupon and from such date the provisions of this agreement shall cease to have any force or effect, except for those provisions expressly stated to continue without limit in time, and (save in respect of the aforesaid provisions) no party shall have any rights, claims, obligations or liabilities under or in respect of this agreement, save as arise out of any breach of the provisions of this agreement prior to such date (including, in particular, but without prejudice to the generality of the foregoing, the provisions of this clause).

6.5
Neither the Purchaser nor the Seller shall be entitled to treat this agreement as terminated pursuant to clause 6.4(C) unless a grace period of three Business Days from the Completion Date has elapsed without the party in breach of its obligations under Schedule 2 having complied with such obligations, provided however, if Completion is delayed because of the failure of the Purchaser to pay all or part of the Provisional Consideration as provided in paragraph 5(B) of Schedule 2, interest shall be payable at the Default Rate during the period of the delay on the amount of the Provisional Consideration. Such interest shall be compounded at the end of each month and calculated on the basis of the actual number of days elapsed and a year of 360 days (with compounding at the end of each calendar month).

7.
Provisions applying to the sale of the Businesses and the Assets

7.1	(A)	The Purchaser undertakes that from Completion it will perform or, procure the performance of, the outstanding obligations and liabilities created by or arising under the Contracts. The Purchaser shall indemnify and keep indemnified the Seller and each member of the Retained Group from and against all actions, claims, awards and proceedings which may be made against or otherwise involve the Seller or any member of the Retained Group and all losses, damages, liabilities, costs, charges and expenses which may be suffered or incurred by the Seller or any member of the Retained Group by reason of or in connection with the non-performance or the negligent or defective performance by the Purchaser or any member of the Purchaser's Group of the Contracts after Completion.
(B)
The Assumed Liabilities and other liabilities of the Purchaser in connection with the Business, the Assumed Employees and the Contracts and indemnities in connection with such Assumed Liabilities and other liabilities will exclude liabilities to the extent they are actually insured by the Retained Group and recoveries are made by the Retained Group. The Seller will use all reasonable endeavours to make such recoveries.
7.2
To the extent that the benefit of any of the Contracts can be assigned by the Seller or the relevant member of the Retained Group to the Purchaser without any Third Party Consents, this agreement shall constitute an assignment by the Seller (acting, where necessary, as agent for the relevant member of the Retained Group) of the relevant Contracts with effect from Completion.

7.3
Where a Third Party Consent is required to the assignment of the benefit of, or novation of, a Contract:

  (i)
  this agreement shall not constitute an assignment or attempted assignment of the relevant Contract if the assignment or attempted assignment would constitute a breach of the Contract; and

  (ii)
  the Seller and the Purchaser shall use all reasonable endeavours to obtain any Third Party Consent to assignment or novation of all relevant Contracts.

7.4
If any such Third Party Consent is not obtained pursuant to clause 7.3(ii) within six months after Completion, or is refused, in relation to any Contract which is a licence of Intellectual Property owned by a third party and the Seller or relevant member of the Retained Group is permitted under the terms of such Contract to grant a sub-licence of such Intellectual Property to the Purchaser, the Seller shall:

(A)
to the extent that such a sub-licence of such Intellectual Property may be granted to the Purchaser without obtaining the consent or approval of the counterparty or counterparties to such Contract, grant or procure the grant of a sub-licence of such Intellectual Property to the Purchaser at the sole cost and expense of the Seller, or

(B)
to the extent that such a sub-licence of such Intellectual Property may be granted to the Purchaser only with the prior consent or approval of the counterparty or counterparties to such Contract, use all reasonable endeavours to obtain the consent or approval of such counterparty thereto to the grant of a sub-licence of such intellectual Property to the Purchaser, and if such consent or approval is obtained, shall or shall procure the grant of a sub-licence of such Intellectual Property to the Purchaser at the sole cost and expense of the Seller.

7.5
Following Completion, the Seller shall, if so requested by the Purchaser and if the relevant Third Party Consent(s) has/have been obtained, execute or procure the execution by the relevant member of the Retained Group of an assignment to, or a novation in favour of, the Purchaser of any Contract. The Seller shall not be required to execute or procure the execution by the relevant member of the Retained Group of any such assignment or novation which is not in a form acceptable to the Seller (acting reasonably).

7.6
After Completion, and until the relevant Third Party Consent is obtained, the Seller (acting, where necessary, as agent for the relevant member of the Retained Group) shall be deemed to hold the benefit of that Contract in trust for the Purchaser (other than any Contract relating to any Intellectual Property and/or know-how), and the Purchaser shall as the sub-contractor or agent of the Seller or the relevant member of the Retained Group perform on behalf of the Seller or the relevant member of the Retained Group all the outstanding obligations of the Seller or the relevant member of the Retained Group and indemnify and keep indemnified the Seller or the relevant member of the Retained Group in accordance with clause 7.1.

7.7
If in the circumstances described in clause 7.6 any Contract does not permit sub-contracting or agency, the parties will make such other arrangements (if any) between themselves as may be permissible to implement as far as possible the effective transfer of the benefit and burden of such Contract to the Purchaser.

7.8
CLAUSE DELETED

7.9
Without limiting the provisions of the Warranties, the Tax Covenant, the Environmental Deed or any indemnities in favour of the Purchaser or the Purchaser's Group in this agreement the Purchaser or a member of the Purchaser's Group shall assume responsibility as from Completion for the payment and performance, and the Purchaser shall indemnify and keep indemnified the Seller and the other members of the Retained Group from and against all actions, claims, demands, awards and proceedings which may be made against or otherwise involve the Seller or any member of the Retained Group and all losses, damages, liabilities, costs, charges and expenses which may be suffered or incurred by the Seller or any member of the Retained Group by reason of or in connection with the non-payment or non-performance or delayed payment or delayed, defective or negligent performance, of the Assumed Liabilities.

7.10
Risk in the Assets shall pass on Completion.

7.11
The Seller will sell, or procure the sale of, and the Purchaser will purchase the Business Properties in accordance with the relevant terms set out in the Properties Manual. Clause 7.9 applies to the Business Properties save to the extent that it is inconsistent with the express provisions of the Properties manual.

7.12
Subject to clause 7.14, the Seller shall indemnify and keep indemnified on an after-Tax basis the Purchaser and each member of the Purchaser's Group from and against all actions, claims, awards and proceedings which may be made against or otherwise involve the Purchaser or any member of the Purchaser's Group and all losses, damages, liabilities, costs, charges and expenses which may be suffered or incurred by the Purchaser or any member of the Purchaser's Group to the extent that they are referable to any matter which does not relate to the Acquired Business and, in the case of members of the Purchaser's Group other than the Group, to the extent they arise by reason of the purchase of the Acquired Business.

7.13
Notwithstanding any other provision of this agreement and without prejudice to the generality of clause 7.12 but subject to clause 7.14, the Seller shall indemnify and keep indemnified on an after-Tax basis the Purchaser and each member of the Purchaser's Group from and against all actions, claims, awards and proceedings which may be made against or otherwise involve the Purchaser or any member of the Purchaser's Group and all losses, damages, liabilities, costs, charges and expenses which may be suffered or incurred by the Purchaser or any member of the Purchaser's Group to the extent that they are referrable to:

(A)
the reorganisation and restructuring steps referred to in Part 3 of Schedule 11;

  (B)
  any contract or arrangement (excluding restrictive covenants of any description) relating to deferred consideration or earn out obligations in respect of acquisitions or the sale directly or indirectly prior to Completion by any member of the Group or the Retained Group or former member of the Retained Group of all or part of any company, business or undertaking;

  (C)
  any company, business or undertaking sold directly or indirectly by any member of the Group or the Retained Group or former member of the Retained Group prior to Completion;

  (D)
  any contract, conveyance, transfer, tenancy, licence, lease, guarantee, surety, indemnity, deed or other arrangement entered into by any member of the Group or the Retained Group or any former member of the Retained Group before Completion in relation to any freehold or leasehold property which is not one of the Business Properties or the Company Properties (together "Non-Assumed Properties") or any interest therein (whether proprietary or not);

  (E)
  any liability of the Purchaser's Group otherwise relating to any Non-Assumed Property or interest therein whether proprietary or not and, in the case of members of the Purchaser's Group other than Group, to the extent it arises by reason of the purchase of the Acquired Business; or

  (F)
  a breach as a result of the payment of a dividend before Completion by, or the Seller causing a breach before Completion by Laporte Inc. of, any of the provisions of the capital retention agreement dated 5th May, 1997 between Laporte Inc. and United Pacific Insurance.

7.14
The indemnities set out in clauses 7.12 and 7.13 shall not apply to Environmental Matters, which are the subject of the Environmental Deed.

7.15	(A)	Subject to the following provisions of this clause and the Purchaser having complied with its obligations under clause 12.2, the Seller shall indemnify and keep indemnified the Purchaser and members of the Group against all actions, costs, claims and liabilities arising as a result of the breach before or after the date of this agreement of any covenant or contractual commitment given by any member of the Group as:
    (i)
    original tenant, original licensee or original landlord;

    (ii)
    a tenant who on assignment has given a direct covenant to the landlord; or

    (iii)
    any guarantor of any party mentioned in (i) or (ii) above

  prior to the date of this agreement in respect of any previously leased Property (other than the Company Properties).

  (B)
  The Seller shall not be liable in respect of any claim under this clause 7.15 unless such claim is made in writing setting out detailed particulars of the grounds on which such claim is based.

  (C)
  Where the Purchaser or any member of the Purchaser's Group or any member of the Group has a claim against a third party which has a reasonable prospect of success (whether as a result of indemnity, covenant or otherwise) in relation to any matter which gives rise to a claim under this clause 7.15, the Purchaser shall procure that all reasonable endeavours are used to recover, at the Seller's cost and expense, any amounts due from any such third party and shall forthwith upon such recovery reimburse the Seller the amount so recovered (net of any Tax) up to the amount paid by the Seller under this clause 7.15.

7.16
The provisions of paragraph 7 of Schedule 4 shall apply to the indemnities set out in clauses 7.12, 7.13 and 7.15.

7.17
The Seller undertakes to use its reasonable endeavours to procure the release as soon as practicable after Completion of members of the Purchaser's Group from any Guarantees given or undertaken by such members to secure or support the obligations of members of the Retained

  Group (including by offering its own Guarantee on the same terms, mutatis mutandis, as the existing Guarantees but not, for the avoidance of doubt, by procuring a third party guarantee). Pending such release the Seller will indemnify and keep indemnified (on an after-Tax basis) the Purchaser and each member of the Group from and against any loss, cost (including cost of enforcement), liability, claim or damage which the Purchaser or any member of the Group incurs or suffers as a consequence of any claim made under any such Guarantee after Completion.

8.
Assumed Employees and Employees

8.1
The Seller and the Purchaser anticipate that, within relevant jurisdictions, the Transfer Regulations will apply to the sale and purchase of the Businesses under this agreement.

8.2
The Seller shall indemnify and continue to indemnify the Purchaser and all members of the Purchaser's Group against all and any costs, claims, liabilities, demands, awards, losses and expenses arising from or in connection with the employment or the termination of the employment of any Assumed Employee before Completion. The provisions of paraqraph 7 of Schedule 4 shall apply to this indemnity.

8.3
If the contract of employment of any person who is not an Assumed Employee is found or alleged to have effect after Completion as if originally made with a member of the Purchaser's Group as a consequence of the sale and purchase of the Businesses under this agreement, the Seller agrees that:

(A)
in consultation with the Purchaser, it will, within seven days of being so requested by the Purchaser, make, or procure that a member of the Retained Group makes, to that person an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below; and

(B)
the offer to be made will be such that none of the terms and conditions of the new contract will differ from the corresponding provision of that person's contract of employment immediately before Completion.

Upon that offer being made (or at any time after the expiry of the seven days if the offer is not made as requested), the Purchaser shall terminate the employment of the person concerned and the Seller shall indemnify the Purchaser and each member of the Purchaser's Group against claims arising from the employment or termination of employment of such person at any time.

8.4
CLAUSE DELETED

8.5
The Purchaser agrees to indemnify the Seller and other members of the Retained Group against any loss, liability, cost, expense or damage arising from or in connection with the employment or, following Completion, the termination of the employment or any changes to the terms and conditions of employment of any Assumed Employee.

8.6
The Seller shall indemnify and keep indemnified the Purchaser and all members of the Purchaser's Group against withholding tax and/or Pay As You Earn and/or social security liabilities incurred in the United Kingdom or elsewhere which may arise for the Purchaser or any member of the Purchaser's Group in relation to any of the Employees or Assumed Employees who have, prior to Completion, participated in any share incentive, share option, profit sharing, bonus or other incentive arrangement or scheme of the Seller.

8.7
The Seller shall indemnify and continue to indemnify the Purchaser and all members of the Purchaser's Group against all and any costs, claims, liabilities, demands, awards, losses and expenses arising from or in connection with any breach of its obligations to inform and consult pursuant to the Transfer Regulations, Part IV, Chapter II of the Trade Union and Labour Relations (Consolidation) Act 1992 (or equivalent regulations or legislation applicable in any other relevant jurisdiction) or any applicable collective agreement including any agreement with a works council.

8.8
The Seller undertakes to provide the Purchaser and all members of the Purchaser's Group with sufficient information to enable, as appropriate, the Purchaser or any member of the Purchaser's Group to account for any payment of tax and/or social security liabilities due in respect of any of the Employees or Assumed Employees who have, prior to Completion, participated in any share incentive, share option, profit sharing, bonus or other incentive arrangement or scheme of the Seller.

8.9
In relation to Senior Employees who are not Assumed Employees and Assumed Employees who are not Relevant Employees (as defined in Schedule 7), the Purchaser will provide pension and other benefits in respect of service after Completion such that, when taken as a whole, the remuneration package for such group of persons will be no less favourable than the remuneration package for the group before Completion.

8.10
Prior to Completion, upon the Purchaser's reasonable request, the Seller will reasonably cooperate with the Purchaser in connection with its development of management incentive and employment arrangements of the Purchaser's Group to become effective upon Completion.

9.
VAT

United Kingdom

9.1
The Seller and the Purchaser shall use all reasonable endeavours to procure that, to the extent that the sale of the Businesses and the Assets falls within the scope of VAT (the "relevant Businesses" and the "relevant Assets"), the sale of the Businesses and the Assets is treated by H.M. Customs & Excise as a transfer of a business as a going concern for the purposes of both section 49(1) VATA 1994 and article 5 Value Added Tax (Special Provisions) Order 1995, except that the Seller shall not be required by virtue of this clause to make any appeal to any court against any determination of H.M. Customs & Excise that the sale does not fall to be so treated (so that any such appeal shall be made solely in accordance with the provisions of clause 9.5) .

9.2
The Purchaser declares that it or another member of the Purchaser's Group will on or before Completion be duly registered for VAT purposes and that the Purchaser or the relevant other member of the Purchaser's Group shall upon and immediately after Completion use the relevant Assets to carry on the same kind of business (whether or not as part of any existing business of the Purchaser) as that carried on by members of the Retained Group in relation to the relevant Assets before Completion.

9.3
The Seller shall be entitled to retain all the records of the relevant Businesses which under paragraph 6 of Schedule 11 to VATA 1994 are required to be preserved after Completion and shall request the Commissioners of H.M. Customs & Excise so to direct in accordance with section 49(1) (b) of that Act. The Purchaser shall render all reasonable assistance to the Seller in connection with such request.

9.4
The Seller shall, for a period of not less than six years from Completion (or for such longer period as may be required by law), preserve all the records of the relevant Businesses that it is entitled to retain pursuant to clause 9.3 and, upon being given reasonable notice by the Purchaser or its agents, the Seller shall make those records available to the Purchaser or its agents for inspection (during Working Hours) or copying.

9.5	(A)	If, notwithstanding the provisions of clause 9.1, H.M. Customs & Excise shall determine that VAT is chargeable in respect of the supply of all or any part of the relevant Assets under this agreement, the Seller shall notify the Purchaser of that determination within seven days of its being so advised by H.M. Customs & Excise and the Purchaser shall, unless it exercises its rights under clause 9.5(B), pay to the Seller by way of additional consideration in accordance with clause 4 a sum equal to the amount of VAT determined by H.M. Customs & Excise to be so chargeable within 14 days of the Seller notifying the Purchaser of that determination (against delivery by the Seller of an appropriate VAT invoice).
(B)
If the Purchaser disagrees with the determination of H.M. Customs & Excise referred to in clause 9.5(A), it may, within seven days of being notified by the Seller of that determination, give notice to the Seller that it requires the Seller to obtain a review by the Commissioners of H.M. Customs & Excise of that determination and the Seller shall forthwith request the Commissioners to undertake that review.
(C)
Upon the Seller being advised by the Commissioners of H.M. Customs & Excise of their decision arising out of the review referred to in clause 9.5(B), the Seller shall forthwith notify the Purchaser as soon as possible of that decision and, if the Purchaser disagrees with that decision, the Purchaser may:
    (i)
    give notice to the Seller that it requires the Seller (subject to due compliance by the Purchaser with clause 9.5(D)) to make all such appeals against that decision as the Purchaser shall reasonably request from time to time in such manner as the Purchaser shall reasonably request from time to time; or

    (ii)
    itself make all such appeals against that decision as the Purchaser shall consider appropriate with such assistance from the Seller as the Purchaser shall reasonably request from time to time and, in either such case, the Seller shall, subject to due compliance by the Purchaser with clause 9.5(D), promptly comply with any such request by the Purchaser.

(D)
The Seller shall not be obliged to take any action under clause 9.5(C) unless the Purchaser shall indemnify the Seller against all reasonable costs, charges and expenses, including any interest or penalties, that the Seller may properly incur in taking any such action and, in any case where an appeal cannot be made against the decision of the Commissioners without the Seller accounting for the VAT referred to in clause 9.5(A), unless the Purchaser shall also pay to the Seller an amount equal to that amount (against delivery by the Seller of an appropriate VAT invoice).

(E)
Within 14 days of the decision of the Commissioners referred to in clause 9.5(C) or, if the Purchaser shall have required any appeal or appeals to be made in accordance with that paragraph, within 14 days of the decision of the court or tribunal to which the final such appeal has been made:

(i)
the Purchaser shall pay to the Seller by way of additional consideration in accordance with clause 4 a sum equal to the amount of VAT that has thereby been determined to be properly chargeable in respect of the supply of all or any part of the Assets under this agreement (against delivery by the Seller of an appropriate VAT invoice) after deducting from that sum any amount previously paid by the Purchaser to the Seller under clause 9.5(D); or

    (ii)
    if the amount previously paid by the Purchaser to the Seller under clause 9.5(D) exceeds the VAT that has been determined to be properly chargeable in respect of the supply referred to above, the Seller shall pay to the Purchaser in accordance with clause 4 an amount equal to the excess (which payment shall be treated as a reduction in the consideration payable for the relevant Businesses) and deliver to the Purchaser an appropriate credit note for VAT purposes.

9.6
The Seller shall advise the Purchaser by not later than one week before the Completion Date of the identity of each Property in respect of which the election to waive exemption for VAT purposes has been exercised by any member of the Group or of the Retained Group.

Ireland

9.7	(A)	The parties shall use all reasonable endeavours to ensure that by virtue of the provisions of sections 3(5)(b)(iii) and 5(8) of the Irish Value Added Tax Act, 1972, no Irish VAT will be chargeable in respect of the sale and purchase of any Assets the supply of which thereunder would otherwise fall within the scope of Irish VAT.
(B)
If, notwithstanding the provisions referred to in sub-clause (A) above, the Seller is required to account to the Irish Revenue Commissioners for any Irish VAT on the supply of any of the Assets hereunder, an amount equal to such Irish VAT shall be paid by the Purchaser to the Seller upon delivery of an appropriate Irish VAT invoice.
	(C)	The provisions of clauses 9.5 and 9.6 shall apply mutatis mutandis to this clause 9.7 to the extent that the same are applicable in respect of Irish VAT.
10.
Intergroup Trading

10.1
The Purchaser shall procure that each of the Intergroup Trading Amounts owed or accrued due at Completion to any member of the Retained Group is paid to the relevant member of the Retained Group to whom it is owed in the ordinary course of trading:

(A)
if the relevant parties have agreed in writing a period during which the amount shall be paid, on or before the end of such period; and

(B)
if the relevant parties have not made such an agreement, within 30 days of Completion.

10.2
The Seller shall procure that each of the Intergroup Trading Amounts owed or accrued due at Completion by any member of the Retained Group is paid to the member of the Group to which it is owed in the ordinary course of trading:

(A)
if the relevant parties have agreed in writing a period during which the amount shall be paid, on or before the end of such period; and

(B)
if the relevant parties have not made such an agreement, within 30 days of Completion.

10.3
All payments referred to in this clause shall be made in immediately available funds without any set-off (save as provided herein), restriction or condition and without any deduction or withholding (save only as required by law or regulation) in such manner as is the normal business practice of the relevant parties and in the agreed currency for the transaction concerned.

11.
Seller's Warranties and Undertakings

11.1
The Seller:

(A)
warrants to the Purchaser in the terms set out in Schedule 3 and in paragraph 2.1 of the Environmental Deed, and

  (B)
  accepts that the Purchaser is entering into this agreement in reliance upon each of the Warranties.

11.2
Each of the Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty but shall be subject to the following provisions of this clause.

11.3
If, following Completion, the Purchaser becomes aware that there has been any breach of the Warranties or any other term of this agreement, the Purchaser shall not be entitled to rescind or otherwise seek in any way to terminate this agreement but shall be entitled to claim damages or exercise any other right, power or remedy under this agreement or as otherwise provided by law.

11.4
The liability of the Seller under or in relation to the Warranties shall be limited as set out in Schedule 4.

11.5
The rights and remedies contained in this agreement in respect of breach of Warranty are exclusive of any rights or remedies provided by law.

11.6
No knowledge of the Purchaser (save as provided in paragraph 1(A)(i) of Schedule 4) relating to the Group, the Businesses or the Assets (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of clause 11.1. The Seller shall not invoke the Purchaser's knowledge (actual, constructive or imputed) of a fact or circumstance which might make a warranty untrue, inaccurate or misleading as a defence to a claim for breach of clause 11.1.

11.7
The Seller agrees and undertakes that, if any claim is made against it in connection with the sale of the Shares, the Businesses and the Assets to the Purchaser and save in the case of fraud or wilful or deliberate concealment, it will have no right against and shall not make any claim against any member of the Group, any employee, director, or officer of any member of the Group or any Assumed Employee on whom it may have relied before agreeing to any term of this agreement or any other agreement or document referred to herein or entering into this agreement or any other agreement or document referred to herein including, without prejudice to the generality of the foregoing, any such persons as are named in the definition of "so far as the Seller is aware".

11.8
In the event that the Seller or the Purchaser discovers, at any time after Completion, that a member of the Retained Group owns any asset, including any Intellectual Property, which has, in the 12 months prior to Completion, been used predominantly by a member of the Group or, in relation to any of the Businesses, by a member of the Retained Group, the Seller agrees to procure that such asset is transferred to the Purchaser or a member of the Group nominated by the Purchaser for a nominal consideration as soon as practicable thereafter. In respect of any such asset which constitutes registered Intellectual Property, the Seller undertakes, at the cost and expense of the Purchaser, to pay any renewal fee falling due in respect of such registered Intellectual Property between the date of discovery of such registered Intellectual Property by the Seller (or if discovered by the Purchaser, then the date on which the Seller receives notification from the Purchaser of such discovery) pursuant to this clause 11.8 and the date on which such registered Intellectual Property is transferred to the Purchaser or any member of the Group nominated by the Purchaser.

11.9
In the event that the Seller or the Purchaser discovers, at any time after Completion, that any member of the Retained Group has in its possession or control any Business Records or any books or records containing Business information (but not predominantly), the Seller agrees to procure the delivery of such Business Records, or the delivery of a copy of any such books or records containing Business Information (but not predominantly) but only to the extent that such books and records contain Business Information, to the Purchaser or any member of the Group nominated by the Purchaser as soon as reasonably practicable.

11.10
In the event that the Seller or the Purchaser discovers, at any time after Completion, that any member of the Retained Group has in its possession or control any books or records containing Group Information, the Seller agrees to procure the delivery of such of those books or records that exclusively contain Group Information, and a copy of such of those books and records that contain Group Information (but not exclusively) but only to the extent that such books and records contain Group Information, to the Purchaser or any member of the Group nominated by the Purchaser as soon as reasonably practicable.

11.11
The Seller shall, with effect from Completion, grant or procure the grant to the Purchaser of a non-exclusive, perpetual, assignable, royalty-free, irrevocable, world-wide licence (with the right to sub-license) to use any Intellectual Property owned by any member of the Retained Group which has been used (but not predominantly) in the 12 months prior to Completion by any member of the Group or, in relation to any of the Businesses, by a member of the Retained Group, only for the purposes for which such member of the Group used such Intellectual Property or the purposes for which such Intellectual Property was used in relation to any of the Businesses in the 12 months prior to Completion.

11.12
If and to the extent that the records or other information available to any member of the Group are insufficient for it to determine any liability of that member of the Group to Tax or (as the case may be) any entitlement of that member of the Group to a relief or credit from Tax, the Seller will, so far as it is able and to the extent reasonably possible, provide such information and assistance to the relevant member of the Group as the Purchaser may reasonably require in order to make good that insufficiency.

11.13
The Seller undertakes to the Purchaser, that it will not do any of the following things:

(A)
for a period of three years starting on the Completion Date, either alone or jointly with any person directly or indirectly carry on or be engaged, concerned or interested in (except as the holder of shares in a listed company which confer not more than five per cent. of the votes which could normally be cast at a general meeting of the company) a business which competes with any Business or the business of any member of the Group as carried on at Completion in a territory in which the Business or any such business is carried on;

(B)
for a period of 12 months starting on the Completion Date, solicit or contact with a view to his employment by another person, any Senior Employee except for any such Senior Employee who answers a public advertisement or who is approached when he is no longer employed by a member of the Purchaser's Group.

11.14
The Seller shall ensure that each member of the Retained Group complies with clause 11.13.

11.15
Nothing in clauses 11.13, 11.14 and 11.16 shall prevent the Seller or any member of the Retained Group from:

(A)
carrying on all or any part of the Retained Business;

(B)
acquiring another company, business or undertaking which has as a part of its business a business or businesses which are competitive with a part of the Acquired Business as carried on at Completion, provided that such competitive business or businesses are not a material part of the company, business or undertaking acquired; or

  (C)
  trading with its existing customers or any future customers provided it does not do so in competition with any part of the Acquired Business as carried on at Completion.

11.16
Each undertaking in clauses 11.13 and 11.14 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertaking shall continue to bind the Seller. If one or more undertakings is held to be against the public interest or unlawful or in any unreasonable restraint of trade but would not be held to be against the public interest or unlawful or in any way an unreasonable restraint of trade if it were restricted or further restricted in any manner, then such undertaking shall be so restricted so that it applies to the maximum extent which is not against the public interest or unlawful or in any way an unreasonable restraint of trade.

11.17
The Seller acknowledges that the Purchaser may wish to dispose, directly or indirectly, of some or all of the Acquired Business or members of the Group after Completion. To the extent the Purchaser would have a claim against the Seller under this agreement or the Tax Deed but for such disposal then, following such disposal, the Purchaser will continue to have such claim in accordance with the provisions of this agreement as if such disposal had not occurred.

11.18
The Seller shall, if requested to do so by the Purchaser, and at the cost and expense of the Purchaser, use its reasonable endeavours to procure that the Equant Agreement be novated as soon as reasonably practicable after Completion to the Purchaser or such other member of the Purchaser's Group nominated by the Purchaser only in relation to the Novated Services such that the Purchaser or such other member of the Purchaser's Group nominated by the Purchaser is substituted in place of the Seller as a party to the Equant Agreement in relation to the supply and receipt of the Novated Services. The terms of such partial novation shall include, without limitation:

(A)
the release and discharge of the Seller from the further performance of all its obligations in relation to the Novated Services, and from all claims, demands and liabilities whatsoever arising in relation to the Novated Services in respect of events or circumstances which occur at any time after the Completion Date; and

(B)
an undertaking from the Purchaser or such other member of the Purchaser's Group nominated by the Purchaser to be bound by and to observe, perform and discharge all liabilities and obligations of the Seller arising under the Equant Agreement in relation to the Novated Services at any time after the Completion Date.

11.19
During the period beginning on the Completion Date and ending on the earlier of (i) the parties entering into the partial novation pursuant to clause 11.18 or (ii) the date on which neither the Purchaser nor any member of the Purchaser's Group uses any of the Novated Services with the consent of Equant:

(A)
the Purchaser shall indemnify and keep indemnified the Seller against all losses, costs, expenses, liabilities, claims and demands of whatever kind and howsoever arising in connection with any claims, proceedings or actions brought by any third party (which, for the avoidance of doubt, shall include Equant) arising in relation to the Novated Services; and

(B)
the Purchaser shall co-operate with the Seller in all respects in relation to the use of the Novated Services.

11.20
The Seller shall, if requested to do so by the Purchaser, and at the cost and expense of the Purchaser, use its reasonable endeavours to procure that the Marcam Agreement be novated as soon as reasonably practicable after Completion to the Purchaser or such other member of the Purchaser's Group nominated by the Purchaser only in relation to the Novated Software Licences such that the Purchaser or such other member of the Purchaser's Group nominated by the Purchaser is substituted in place of the Seller as a party to the Marcam Agreement in relation to the Novated Software Licences. The terms of such partial novation shall include, without limitation:

  (A)
  the release and discharge of the Seller from the further performance of all its obligations in relation to the Novated Software Licences, and from all claims, demands and liabilities whatsoever arising in relation to the Novated Software Licences in respect of events or circumstances which occur at any time after the Completion Date; and

  (B)
  an undertaking from the Purchaser or such other member of the Purchaser's Group nominated by the Purchaser to be bound by and to observe, perform and discharge all liabilities and obligations of the Seller arising under the Marcam Agreement in relation to the Novated Software Licences at any time after the Completion Date.

11.21
During the period beginning on the Completion Date and ending on the earlier of (i) the parties entering into the partial novation pursuant to clause 11.20 or (ii) the date on which neither the Purchaser nor any member of the Purchaser's Group uses any of the Novated Software Licences with the consent of Marcam, the Purchaser shall indemnify and keep indemnified the Seller against all losses, costs, expenses, liabilities, claims and demands of whatever kind and howsoever arising in connection with any claims, proceedings or actions brought by any third party (which, for the avoidance of doubt, shall include Marcam) arising in relation to the Novated Software Licences.

11.22
For a period of six years from the end of the accounting period in which Completion falls, the Seller shall procure that the Purchaser and its accountants and agents shall, within two Business Days of receiving a written request for the same, be given reasonable access during Working Hours to any employees, officers, advisers or premises of the Seller or of any member of the Retained Group and any of its books and records which may reasonably be required by the Purchaser or a member of the Purchaser's Group in connection with any report, return, statement audit, filing or other requirement under any applicable law or regulation and that the Seller shall and shall procure that the relevant member of the Retained Group shall comply with the Purchaser's reasonable requests to be allowed to take, at the Purchaser's cost, copies of such books and records, subject to giving the Seller such undertakings as to confidentiality as it shall reasonably require.

11.23	(A)	After Completion, the Seller will take all reasonable steps to process and assist the Purchaser to recover in respect of the insurance claims the benefit of which are sold to the Purchaser pursuant to clause 2.4(xii).
(B)
After Completion the Seller will not and will procure that the Retained Group does not do any act or omission which will adversely affect the Insurances. Prior to Completion, claims under current Insurances will be made promptly.
11.24
The Seller shall, so far as is reasonably practicable and consistent with the law, take such steps as are available to it to procure that the statutory accounting period of each member of the Group which is current at the date of this agreement will terminate on the Completion Date.

11.25
To the extent that at the date hereof there is an unfunded liability in the United Steel Workers of America Mineral Pigments Corporation Union Employees Pension Plan, the Seller shall, to the extent the deficit relates to employees of the US Group, before Completion, contribute sufficient funds to the plan to make up the deficit.

11.26
The Seller shall use all reasonable endeavours to procure that Chemische Werke Brockhues AG takes all necessary steps on or before the Completion Date to recover German Tax repayable by reason of dividends paid out of taxable profits for the Tax periods ended 31st December, 1996 to 31st December, 1999 inclusive.

12.
Purchaser's Warranties and Undertakings

12.1
The Purchaser warrants to the Seller that:

(A)
the Purchaser has the requisite power and authority to enter into and perform this agreement and the other documents which are to be executed by the Purchaser at or after Completion (the "Purchaser's Completion Documents");

(B)
this agreement constitutes and the Purchaser's Completion Documents will, when executed, constitute binding obligations of the Purchaser in accordance with their respective terms;

(C)
no order has been made or petition presented or resolution passed for the winding-up or administration of the Purchaser, no distress, execution or other process has been levied on any of the assets of the Purchaser, the Purchaser has not stopped payment, no liquidator, provisional liquidator, receiver or administrative receiver of the Purchaser has been appointed and there is no reason to believe that such a person might be appointed by any person in respect of its business or assets or any part thereof, and no event has occurred in any jurisdiction other than England and Wales which is analogous to any of the foregoing; and

(D)
the execution and delivery of, and the performance by the Purchaser of its obligations under, this agreement and the Purchaser's Completion Documents will not:

(i)
result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of the Purchaser;

(ii)
result in breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)
result in a breach of any order, judgement or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound.

12.2
The Purchaser undertakes to use its reasonable endeavours to procure the release as soon as practicable after Completion of members of the Retained Group from any Guarantees given or undertaken by such members to secure or support the obligations of members of the Group or to secure or support any obligations of members of the Retained Group which are Assumed Liabilities (including by offering its own Guarantee on the same terms, mutatis mutandis, as the existing Guarantees but not, for the avoidance of doubt, by procuring a third party guarantee). Pending such release the Purchaser will indemnify and keep indemnified (on an after-Tax basis) the Seller and each member of the Retained Group from and against any loss, cost (including cost of enforcement), liability, claim or damage which the Seller or any member of the Retained Group incurs or suffers as a consequence of any claim made under any such Guarantee after Completion.

12.3
All payments to be made by the Purchaser to the Seller or by the Seller to the Purchaser under this agreement shall be made in full. Save as provided in clause 4.4(B), they will be free and clear of any right of set-off and from any restriction, condition or deduction because of any counterclaim.

12.4
The Purchaser agrees and undertakes that (in the absence of fraud or wilful or deliberate concealment) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Retained Group on whom it may have relied before agreeing to any term of this agreement or any other agreement or document referred to herein or entering into this agreement or any other agreement or document referred to herein including, without prejudice to the generality of the foregoing, any such persons as are named in the definition of "so far as the Seller is aware".

12.5	(A)	The Purchaser undertakes that it will, and will procure that each member of the Purchaser's Group will, treat as strictly confidential and not, save as contemplated by clause 11.11, use or disclose to any person any Confidential Information.
(B)
The Seller undertakes that all information not in the public domain and relating to any member of the Group or any of the Businesses and which may be in the possession of any member of the Retained Group after Completion shall be regarded as strictly confidential and accordingly shall not, save as contemplated by clauses 12.12 and 12.13, be used or disclosed to any other person.
The provisions of clause 25.2 shall apply mutatis mutandis to this clause 12.5.
12.6	(A)
The Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser's Group that nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title, or interest in, and (subject to the remaining provisions of this clause 12.6) from Completion the Purchaser shall not, and shall procure that no member of the Purchaser's Group shall, use or authorise, facilitate or permit the use of, or carry on business under, any trade name or mark, house mark, logo or company name to the extent that it contains or consists of the name and mark "Laporte" or any letter combination or words confusingly similar thereto or any colourable imitation thereof or any translation or transliteral form thereof, including, for the avoidance of doubt, any name or mark incorporating the prefix element "Lap" or "Lapo", or to the extent that it consists of the Diamond Logo or any colourable imitation thereof (together the "Laporte Marks"), except that the trade marks "LAPONITE", "LAPOCHLOR", "LAPOFLOC", "LAPOMER", "LAPOSIL", "LAPOSORB" and "LAPOTAIN" shall be deemed not to constitute Laporte Marks.
(B)
The Purchaser agrees (but without prejudice to the generality of clause 12.7) that it will procure in respect of any documentation, stationery, signage, packaging, sales literature and other promotional material or internet website within the possession or control of any member of the Purchaser's Group from Completion, and will use its reasonable endeavours to procure in respect of any documentation, stationery, signage, packaging, sales literature and other promotional material or internet website not within the possession or control of any member of the Purchaser's Group, that, within 6 months of the Completion Date, any and all Laporte Marks will be removed or over labelled from all such documentation, stationery, signage, packaging, sales literature and other promotional material or internet website. Notwithstanding the foregoing but without prejudice to clause 12.6(A) and subject to applicable law, any member of the Purchaser's Group shall be entitled to sell or otherwise dispose after Completion in the ordinary course of business for a period of 6 months from the Completion Date of any Stocks supplied to the Purchaser hereunder and any stocks in the possession of any member of the Group at Completion which bear any of the Laporte Marks.
(C)
The Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser's Group that any goodwill generated through the use by any member of the Group of any of the Laporte Marks prior to Completion has accrued or shall be deemed to have accrued, and any goodwill generated through the use by any member of the Group of any of the Laporte Marks after Completion shall accrue, to members of the Retained Group absolutely.

(D)
The Purchaser shall procure that as soon as practicable after Completion the requisite corporate steps will be taken to change the name of any member of the Group which at the Completion Date has a name incorporating any of the Laporte Marks to a name which does not incorporate any of the Laporte Marks.
12.7
Subject as provided in clause 12.6 in relation to the Laporte Marks:

(A)
the Purchaser will procure that no member of the Purchaser's Group shall at any time after Completion represent itself or permit itself to be held out as being in any way connected with or interested in the business of any member of the Retained Group (including without limitation, by use of any trade or business name).

(B)
the Purchaser shall after the Completion Date cease to use any documentation, signage, stocks, packaging, sales literature and promotional material or internet website which are or any part of the content of which is similar to or could be confused with any marks, logos or styles used by any member of the Retained Group.

12.8
CLAUSE DELETED

12.9
The Purchaser shall indemnify and keep each member of the Retained Group indemnified, on an after-Tax basis, from all losses, claims, demands, actions, proceedings, damages or any other liabilities whatsoever incurred by any member of the Retained Group arising as a consequence of (a) any breach of the undertakings given in clauses 12.6 and 12.7 or (b) any use by any member of the Purchaser's Group after Completion of a name, mark or logo which includes any of the Laporte Marks or (c) any use by the Purchaser or any member of the Purchaser's Group after Completion of any documentation, signage, Stocks, stocks, packaging, sales literature, other promotional material or internet website bearing or containing any of the Laporte Marks.

12.10
In the event that the Seller or the Purchaser discovers, at any time after Completion, that a member of the Purchaser's Group owns any asset, including any Intellectual Property, which has, in the twelve months prior to Completion, been used predominantly by a member of the Retained Group (other than in relation to the Businesses), the Purchaser agrees to procure that such asset is transferred to the Seller or a member of the Retained Group nominated by the Seller for a nominal consideration as soon as practicable thereafter. In respect of any such asset which constitutes registered Intellectual Property, the Purchaser undertakes, at the cost and expense of the Seller, to pay any renewal fee falling due in respect of such registered Intellectual Property between the date of discovery of such registered Intellectual Property by the Purchaser (or if discovered by the Seller, then the date on which the Purchaser receives notification from the Seller of such discovery) pursuant to this clause 12.10 and the date on which such registered Intellectual Property is transferred to the Seller or any member of the Retained Group nominated by the Seller.

12.11
In the event that the Seller or the Purchaser discovers, at any time after Completion, that a member of the Purchaser's Group has in its possession or control:

(A)
any books or records predominantly containing know-how, which have, in the 12 months prior to Completion, been used predominantly by a member of the Retained Group (other than in relation to the Businesses) ("Retained Group Know-How"), the Purchaser agrees to procure the delivery of such books or records, or

(B)
any books or records containing Retained Group Know-How (but not predominantly), the Purchaser agrees to procure the delivery of a copy of such books or records but only to the extent that such books or records contain Retained Group Know-How, to the Seller or any member of the Retained Group nominated by the Seller as soon as practicable.

12.12
The Purchaser shall, with effect from Completion, procure the grant to the Seller of a non-exclusive, perpetual, assignable, royalty-free, irrevocable, worldwide licence (with the right to sub-license) to use any Intellectual Property owned by, or any know-how in the possession and control of, any member of the Group which has been used (but not predominantly) in the twelve months prior to Completion by a member of the Retained Group only for the purposes for which such member of the Retained Group used such intellectual Property or know-how in the 12 months prior to Completion.

12.13
The Purchaser shall, with effect from Completion, procure the grant to the Seller of a non-exclusive, perpetual, assignable, royalty-free, irrevocable, worldwide licence (with the right to sub-license) to use any Business Intellectual Property used by any member of the Retained Group (but not predominantly) in the twelve months prior to Completion only for the purposes for which such member of the Retained Group used such Intellectual Property in the twelve months prior to Completion.

12.14
The Purchaser is receiving the Shares for investment purposes for its own account, and not with a view to or in connection with any distribution thereof, and the Purchaser understands that the Shares may not be sold, assigned, offered for sale, pledged or otherwise transferred unless such transaction is registered under the Securities Act of 1933 and applicable United States state securities laws, or exemptions from such registration requirements are available or such requirements are not applicable.

12.15
Subject to clauses 2.4(xii) and 11.23, from Completion the Purchaser shall be responsible for making its own arrangements with respect to insurance for the Group and the Businesses. if after Completion any member of the Retained Group pays any insurance deductible or properly incurs any cost or expense relating to insurance or the administration of an insurance claim where in each case the insured risk is that of a member of the Purchaser's Group or any past or present employee (in his capacity as such) of the Purchaser's Group, the Purchaser shall reimburse the Seller therefor.

12.16
The Purchaser undertakes to the Seller, for itself and as agent and trustee for each company in the Retained Group, that it will not, for a period of 12 months starting on the date of this agreement, solicit or contact with a view to his employment by another person, any employee of the Retained Group with a salary in excess of £40,000 per annum (or the equivalent in any other currency) except for any such employee who answers a public advertisement or who is approached when he is no longer employed by a member of the Retained Group. The Purchaser shall ensure that each member of the Purchaser's Group complies with this clause 12.16.

12.17
For a period of six years from the end of the accounting period in which Completion falls, the Purchaser shall procure that the Seller and its accountants and agents shall, within two Business Days of receiving a written request for the same, be given reasonable access during Working Hours to any employees, officers, advisers or premises of any member of the Purchaser's Group and any of their books and records (including, for the avoidance of doubt, the Business Records) which may reasonably be required by the Seller or a member of the Retained Group in connection with any report, return, statement, audit, filing or other requirement under any applicable law or regulation and that the Purchaser shall and shall procure that the relevant members of the Purchaser's Group shall comply with the Seller's reasonable requests to be allowed to take, at the Seller's cost, copies of such books and records, subject to giving the Purchaser such undertakings as to confidentiality as it shall reasonably require.

13.
Conduct of Business before Completion

13.1
The Seller shall procure that between the date of this agreement and Completion each member of the Group (and, in relation to the Businesses, each member of the Retained Group) will carry on its business in the normal course and in accordance with Part 1 of Schedule 11.

13.2
Parts 2 and 3 of Schedule 11 shall also apply in relation to the period between the date of this agreement and Completion.

13.3	(A)	Prior to Completion, the Seller will give the Purchaser and its representatives: (i) such information relating to the Group and the Businesses and their respective assets and liabilities; and (ii) such access to employees and advisers of the Group and the Retained Group in relation to the Group and the Businesses as, in each case, the Purchaser and/or its representatives reasonably request including for the purposes of enabling the preparation of statutory declarations and auditors' reports under sections 155 to 158 Companies Act 1985 or under any equivalent applicable legislation. Such information and access will be provided as promptly as is reasonably possible. Any information obtained by the Purchaser and its representatives pursuant to this clause 13.3 shall be treated as being subject to the Confidentiality Agreement dated 14th September, 2000 between the Seller and Kohlberg Kravis Roberts & Co., Ltd.
(B)
Without prejudice to clause 13.3(A) and as soon as reasonably practicable after signature of this agreement, the Seller will instruct the Purchaser's Accountants to prepare audited US GAAP financials as at and for the periods ended on 31st December, 1998 and 31st December, 1999 for the Group and the Businesses. The Seller will use reasonable endeavours to procure that the work is conducted with reasonable despatch. The Purchaser will be responsible for all the fees and costs of the Purchaser's Accountants in connection with such work and, on Completion, the Seller will take such reasonable steps as the Purchaser may request (at the Purchaser's expense) to transfer to the Purchaser the benefit of such work.
13.4
Without prejudice to the provisions of clause 8.7, the Seller shall procure that between the date of this agreement and Completion, where relevant, each member of the Group (and, in relation to the Businesses, each member of the Retained Group) provides such information and conducts such consultation with any works council, trade union or other employee representative body as required by law in all relevant jurisdictions. The Seller agrees to commence the consultation process in relation to France within three days of the date of this agreement.

14.
Pensions

The Seller and Purchaser shall comply with the requirements pertaining to each of them set out in Schedule 7.

15.
Continuing Arrangements

15.1
The parties agree that, save as provided in Schedule 10, all services provided by any member of the Group to any member of the Retained Group or vice versa, shall terminate upon Completion, and the Seller shall procure that each member of the Retained Group and the Purchaser shall procure that each member of the Group shall provide such releases as may be required to give effect to the intent of this clause, save that nothing herein shall require the release of any liabilities which had accrued at the date of the termination of the said services.

15.2
In this clause 15.2:

  "Applications" has the meaning set out in the Technology Licence;

  "Compounds" has the meaning set out in the Technology Licence;

  "Know-How" has the meaning set out in the Technology Licence;

  "Patent Rights" has the meaning set out in the Technology Licence;

  (A)
  The Seller hereby grants to Compugraphics International Limited ("Compugraphics"), pursuant to clause 4.4 of the Technology Licence, a non-exclusive, world-wide, royalty-free sub-licence under the Patent Rights and Know-How to:

  (i)
  sell Compounds supplied to it by the Seller pursuant to sub-clause 15.2(E) below;

  (ii)
  to utilise such Compounds in Applications; and

  (iii)
  to grant sub-licences to customers to utilise such Compounds in Applications;

  provided that such sub-licence shall terminate at Completion unless Compugraphics enters into a direct covenant with the Seller, at or prior to Completion, on the following terms:

  (iv)
  Compugraphics shall indemnify and keep indemnified the Seller from and against all costs, expenses, claims and liabilities (including reasonable legal fees) which may be suffered or incurred by the Seller in respect of:

  (a)
  any product liability claim arising out of the use or sale of any Compounds by Compugraphics or by any customer thereof to the extent that such claim is caused by any acts or omissions of Compugraphics or by any customer thereof, but not to the extent caused by defects in any Compounds where such defects exist in any such Compounds as at the date such Compounds are or were supplied to Compugraphics by the Seller;

  (b)
  any claim that any use of the Compounds in Applications by Compugraphics or any customer thereof infringes or is alleged to infringe any third party Intellectual Property, save insofar as Compugraphics or any customer thereof uses the Compounds in Applications in accordance with the terms of the Technology Licence (which, for the avoidance of doubt, shall include the Patent Rights and the Know-How); and

  (c)
  any breach by Compugraphics of sub-clause 15.2(A)(vii).

  (v)
  Compugraphics agrees to treat as confidential any and all Know-How and all other information disclosed to it by any relevant member of the Retained Group pursuant to the sub-licence granted under this sub-clause 15.2(A), except that such obligation of confidence shall not apply to Know-How or other information which is or comes into the public domain through no act or default or any member of the Group or the Purchaser's Group;

  (vi)
  Compugraphics acknowledges that Compounds are currently at development stage and that nothing in this agreement shall oblige the Seller to continue the development of or improvement or manufacture of any Compounds; and

  (vii)
  Compugraphics shall comply with clauses 7.1, 7.5, 8.1.1, 8.1.2, 8.3, 8.4, 11.1 and 14 and any other relevant provisions thereof of the Technology Licence as though Compugraphics was substituted in place of the Seller as a party to the Technology Licence.

  (B)
  The Seller shall indemnify and keep indemnified Compugraphics from and against all losses, costs, expenses, claims and liabilities (including reasonable legal fees) which may be suffered or incurred in respect of any product liability claim arising out of the use of the Compounds by Compugraphics or by any customer thereof to the extent that such claim is caused by any defects which exist in any Compounds as at the date such Compounds are or were supplied to Compugraphics by the Seller.

  (C)
  The sub-licence granted under sub-clause 15.2(A) of this agreement shall terminate upon the expiry, or if terminated sooner then upon termination, of the Technology Licence.

  (D)
  In the event that the Seller assigns the benefit of the Technology Licence, the Seller shall ensure that the assignee shall take such benefit subject to the sub-licence granted in sub-clause 15.2(A) of this agreement and shall impose on the assignee an obligation to supply Compounds to Compugraphics on the terms of this clause 15 and the Seller shall include in any such assignment a clause requiring such assignee to ensure any subsequent assignee takes such benefit subject to the sublicence granted in sub-clause 15.2(A) of this agreement and the obligation to supply Compounds to Compugraphics on the terms of the clause 15.

  (E)
  Subject to the Seller's capacity and capability allowing, the Seller shall supply Compounds to Compugraphics on terms generally no less favourable to Compugraphics than those on which the Retained Group has, in the three months prior to making any relevant supply to Compugraphics, supplied Compounds to any other purchaser (including any member of the Retained Group) pursuant to a transaction involving substantially similar quality and quantities of Compounds (as those proposed to be supplied to Compugraphics) and of a nature substantially similar to any supply of Compounds to Compugraphics. For the avoidance of doubt, the parties acknowledge that any supply by the Seller to a bona fide arm's length purchaser (including a member of the Retained Group) which relates to any research and development arrangement or collaboration arrangement relating thereto or other similar arrangement with the Seller shall be deemed not to be a transaction of a substantially similar nature to the supply of Compounds to Compugraphics.

15.3
The Seller shall, prior to Completion, and the Purchaser shall, after Completion, use their respective reasonable endeavours to reach agreement with the minority shareholders of Chemische Werke Brockhues AG ("Brockhues") to settle outstanding litigation in order to enable the conversion of Brockhues into a limited partnership prior to 31st December, 2000. The following matters must be undertaken to achieve this:

  (i)
  reaching agreement with shareholders of Brockhues on the terms of an appropriate limited partnership agreement;

  (ii)
  reaching agreement on the additional purchase price (over and above the price of DM850 per share paid by the Seller for its 97.9% shareholding) payable to current minority shareholders in respect of their shares and to those who have sold their shares to a member of the Group since 11th March, 1996, together with costs and amounts agreed to be paid in respect of charitable donations (the "conversion costs"), which costs are estimated as follows:

		DMm
•	1,600 shares × DM710 (sales of shares since 11th March, 1996)	1.14
•	2,400 shares × DM1,560 (outstanding 2.1 per cent. capital)	3.74
•	Legal costs and charitable donations	.80

		5.68

    (iii)
    the acquisition of any shares in Brockhues from parties wishing to sell.

  (B)
  Following the procedures in sub-clause (A), the Seller shall, prior to Completion, and the Purchaser shall, after Completion:

  (i)
  use reasonable endeavours to settle outstanding litigation with shareholders in Brockhues and, following such settlement, to effect the necessary steps to procure a commercial court order for the conversion of Brockhues into a limited partnership; and

    (ii)
    use reasonable endeavours to procure the registration of such conversion.

  (C)
  The Seller agrees that its aggregate contribution to the conversion costs (the "Seller's Contribution") shall be equal to the lesser of the actual conversion costs incurred or to be incurred and 75% of the German Conversion Tax Asset. Payment of the Seller's Contribution will be made when the conversion costs are incurred. To the extent that the Seller's Contribution exceeds the amount of conversion costs paid by the Seller prior to Completion or taken into account in the preparation of the Working Capital and Cash/Debt Amount ("Prepaid Costs") the Seller agrees to make an additional payment equal to such excess; and if the Seller's contribution is less than the Prepaid Costs, the Purchaser shall pay to the Seller an amount equal to such shortfall. If and to the extent that a repayment is made by the Seller to the Purchaser under the proviso to clause 4.9, a subsequent calculation will be made to ascertain 75% of the redetermined German Conversion Tax Asset and the Purchaser shall repay to the Seller any overpayment of contribution to conversion costs shown to have been made as a result of the said redetermination.

16.
U.S. Employees

16.1
This clause 16 shall apply solely to the U.S. Group.

16.2
Effective as of Completion, the Seller and the U.S. Group shall take all appropriate action to cause each member of the U.S. Group to withdraw from and cease to be a participating employer in, and each U.S. Employee to cease to be an active participant in, each employee benefit plan sponsored or maintained by the Seller and thereafter no additional benefits shall be accrued for the U.S. Employees under any employee benefit plan sponsored or maintained by the Seller.

16.3
Except to the extent transitional post-Completion benefit plan coverage is provided for under Schedule 10, effective as of Completion, the Seller, the U.S. Group and each member of the Retained Group with employees covered by a U.S. Benefit Plan shall take all appropriate action to cause each such member of the Retained Group to withdraw from and cease to be a participating employer in, and each employee of the Retained Group to cease to be an active participant in, each U.S. Benefit Plan, and thereafter no additional benefits shall be accrued for employees of the Retained Group under any U.S. Benefit Plan. The Purchaser shall be responsible for all obligations and liabilities with respect to (i) any claims incurred prior to Completion by any current or former employee of the Retained Group for life insurance, disability or workers compensation benefits under any U.S. Benefit Plan, (ii) any claims for group health benefits (including medical, dental or vision benefits) of a current or former employee of the Retained Group or his or her dependants which are incurred under a U.S. Benefit Plan prior to Completion, and (iii) any continuation coverage required by Section 4980B of the IRC or Part 6 of Title I of ERISA under any U.S. Benefit Plan which is a group health plan as a result of a "qualifying event" (as defined in Section 4980B of the IRC) which occurs on or prior to Completion with respect to any current or former employee of the Retained Group or any dependant of any such employee. As soon as practicable after Completion, the Purchaser shall cause the accounts of current employees of the Retained Group under the U.S. Benefit Plans which are tax-qualified defined contribution plans to be transferred to a new tax-qualified defined contribution plan or plans established by the Retained Group (the "Retained Group Plan") following the Purchaser's receipt from the Seller of (i) a copy of a favourable determination letter from the Internal Revenue Service regarding the qualification under Section 401(a) of the IRC of the Retained Group Plan or (ii) a copy of the plan and trust agreement for the Retained Group Plan, a statement from the Seller that it will submit an application for determination letter for the Retained Group Plan to the Internal Revenue Service within the applicable remedial amendment period, and an opinion letter provided by legal counsel for the Retained Group Plan's sponsor stating that the Retained Group Plan is qualified under Section 401(a) of the IRC and that the trust for the Retained Group Plan is exempt under Section 501(a) of the IRC. Such transfer shall be made in cash, participant loans, and other property mutually acceptable to the Seller and the Purchaser.

16.4
The Purchaser agrees (i) to continue the employment immediately after Completion of each U.S. Employee (whether or not then actively at work) ("Continuing Employee"), (ii) to provide the Continuing Employees with compensation and employee benefits that are, in the aggregate, comparable to those currently provided (subject to the terms of any applicable collective bargaining agreement) for a period of six months, and (iii) to credit the service of each Continuing Employee with the U.S. Group or any affiliate of any member of the U.S. Group before completion as service with the Purchaser and its affiliates for all purposes (other than for purposes of benefit accrual with respect to any defined benefit pension plan) under all compensation and benefit plans maintained by the Purchaser and its affiliates for any Continuing Employee after Completion to the same extent credited as of Completion under any U.S. Benefit Plan. Nothing in the preceding sentence shall require the Purchaser to continue the employment of any employee for any period of time after Completion or prohibit the Purchaser from amending or terminating any U.S. Benefit Plan.

16.5
The Purchaser agrees to honour the terms of any collective bargaining agreement covering any U.S. Employees and to continue to provide any employee benefits required to be provided under the terms of any such collective bargaining agreement.

16.6
The Purchaser agrees to honour the terms of any employment, consulting or severance agreements covering any U.S. Employees as set out in the Disclosure Letter.

16.7
This clause 16 is not intended to, and shall not be construed to, confer any rights or remedies upon any person other than the parties hereto.

17.
Patent Claim

17.1
The benefit and the burden of the Patent Claim shall be shared between the Retained Group and the Purchaser's Group so that the Seller shall have 80 per cent, of the benefit and the burden of the Patent Claim and the Group shall have 20 per cent. of the benefit and the burden of the Patent Claim. Accordingly:

(A)
all the reasonable costs, charges, liabilities and expenses of the Retained Group and the Purchaser's Group arising from the pursuit of the Patent Claim (excluding all such costs, charges, liabilities and expenses incurred or accrued prior to Completion and excluding any internal costs such as management time); and

(B)
all payments, amounts and benefits recovered or received by the Retained Group and the Purchaser's Group in respect of the Patent Claim,

shall be divided between the Retained Group and the Purchaser's Group in the ratio 80:20. The Purchaser shall make or procure the making of such payments to the Seller (on behalf of the Retained Group), and the Seller shall make or procure the making of such payments to the Purchaser (on behalf of the Purchaser's Group) as are necessary to give effect to the division of the benefit and the burden of the Patent Claim in the manner provided above.

17.2
In computing the amount of the burden deriving from any such cost, charge, liability or expense as mentioned in clause 17.1(A) ("Outgoing"), account shall be taken of the extent to which any deduction, allowance, credit or other relief from Tax is obtained or received or will be obtainable or receivable (whether in the same accounting period as that in which the Outgoing is incurred or in any subsequent accounting period) in respect of or by reference to the incurring of such Outgoing, either by the member of the Retained Group or of the Purchaser's Group which incurred such Outgoing or by any other member of the Retained Group or (as the case may be)

  the Purchaser's Group; and in computing the amount of the benefit deriving from any such payment, amount or benefit as mentioned in clause 17.1(B) ("Receipt"), account shall be taken of the extent to which any liability to Tax is incurred or will be incurred (whether in the same accounting period as that in which the Receipt arises or in any subsequent accounting period) in respect of or by reference to the obtaining of such Receipt, either by the member of the Retained Group or of the Purchaser's Group which obtained such Receipt or by any other member of the Retained Group or (as the case may be) the Retained Group. Any payments made pursuant to clause 17.1 shall be treated, as appropriate, as an increase or decrease in the consideration payable under this agreement in respect of the acquisition by the Purchaser of the shares in Laporte America Inc.

17.3
If any remedy, relief or award is provided or settlement reached pursuant to the Patent Claim which does not (or to the extent it does not) provide for the payment of a lump sum of moneys to a member of the Purchaser's Group or a member of the Retained Group but which nevertheless provides any member of the Purchaser's Group or any member of the Retained Group with a valuable benefit:

(A)
an amount equal to the value of that benefit to the Purchaser's Group or, as the case may be, the Retained Group shall be deemed to be an amount actually received by it in respect of the Patent Claim within the meaning of clause 17.1(B) (and therefore that amount shall be divided in the manner provided for in clause 17.1) when it can reasonably be said that the Purchaser's Group or, as the case may be, the Retained Group has actually obtained a benefit;

(B)
the Purchaser and the Seller shall endeavour to agree, within four weeks after the date on which the relevant remedy, relief or award is provided or the relevant settlement reached, the value of that benefit and the date on which an amount equal to that value was deemed to be received. If they fail to agree by the expiry of such four week period, the determination of the value of that benefit and the date on which an amount equal to that value was deemed to be received shall be referred to an Independent Expert (acting as expert and not as arbitrator). The "Independent Expert", for these purposes, means an independent expert appointed by the Seller and the Purchaser or, in default of agreement as to such appointment within five Business Days of one of them notifying the other of its wish to appoint an Independent Expert, by the President for the time being of the Institute of Chartered Accountants in England and Wales (or in his absence, any appropriate deputy) on the application of either of them;

(C)
the Independent Expert shall determine the value of that benefit and the date on which an amount equal to that value was deemed to be received as provided in clause 17.3(A) and his decision shall be final and binding on the Seller and the Purchaser in the absence of manifest error (whereupon the relevant matter shall be referred back to the Independent Expert to be redetermined). The Seller and the Purchaser shall be bound by the terms of reference and timetable agreed with or, in default of such agreement, imposed by the Independent Expert;

(D)
the Seller shall give, and shall procure that the members of the Retained Group shall give, the Purchaser, the Independent expert and their respective professional advisers, all such information and explanations and access to such books, records, working papers and employees of the Retained Group as the Purchaser, the Independent Expert and their respective professional advisers may reasonably require in connection with the agreement or determination of the value of that benefit and the date on which an amount equal to that value was deemed to be received;

(E)
the Purchaser shall give, and shall procure that the members of the Purchaser's Group shall give, the Seller, the Independent expert and their respective professional advisers, all such information and explanations and access to such books, records, working papers and employees of the Purchaser's Group as the Seller, the Independent Expert and their respective professional advisers may reasonably require in connection with the agreement or determination of the value of that benefit and the date on which an amount equal to that value was deemed to be received; and

  (F)
  each party shall bear its own costs in relation to the agreement or determination of the value of that benefit and the date on which an amount equal to that value was deemed to be received. The charges of the Independent Expert shall be shared equally by the Seller and the Purchaser unless the Independent Expert determines otherwise.

17.4
From Completion, the Purchaser shall:

(A)
procure that the relevant members of the Purchaser's Group pursue the Patent Claim in consultation with the Seller and its professional advisers and that the Seller and such legal advisers as the Seller may from time to time nominate are provided with:

(i)
copies of all material documents relating to the Patent Claim promptly; and

(ii)
drafts of all material correspondence, communications and documents from or prepared by or on behalf of the Purchaser's Group and its advisers in the conduct of the Patent Claim in sufficient time to allow the Seller and its professional advisers to comment on them before they are sent or served in final form, provided that the relevant members of the Purchaser's Group shall not be required to provide documents to the Seller pursuant to this sub-clause where to do so would cause such documents to lose the benefit of legal privilege; and

(B)
procure that the relevant members of the Purchaser's Group and their professional advisers take no material step in the conduct of the Patent Claim without first consulting with the Seller and make no admission, agreement, settlement or compromise in relation to the Patent Claim without the prior written consent of the Seller (not to be unreasonably withheld or delayed).

17.5
The Purchaser shall, if so requested by the Seller after Completion in circumstances where the Purchaser is not fulfilling its obligations under clause 17.4 diligently or with sufficient regard to the economic interest of the Seller in the Patent Claim (but taking into account the Purchaser's Group's reasonable commercial interests and the interests of the Purchasers' Group's business insofar as it relates to the Patent Claim), allow the Seller to take the sole conduct of the Patent Claim (including any proceedings, negotiations or appeals) in the name of the relevant member of the Purchaser's Group and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as it may require in pursuing, settling, compromising, or appealing the Patent Claim and shall instruct such professional advisers as the Seller may nominate to act on behalf of the relevant member of the Purchaser's Group, as appropriate, but to act in accordance with the Seller's instructions. if the Seller takes sole conduct of the Patent Claim pursuant to this clause, the Seller shall:

(A)
procure that the relevant members of the Retained Group pursue the Patent Claim in consultation with the Purchaser and its professional advisers and that the Purchaser and such legal advisers as the Purchaser may from time to time nominate are provided with:

(i)
copies of all material documents relating to the Patent Claim promptly; and

(ii)
drafts of all material correspondence, communications and documents from or prepared by or on behalf of the Retained Group and its advisers in the conduct of the Patent Claim in sufficient time to allow the Purchaser and its professional advisers to comment on them before they are sent or served in final form; and

  (B)
  procure that the relevant members of the Retained Group and their professional advisers take no material step in the conduct of the Patent Claim without first consulting with the Purchaser and make no admission, agreement, settlement or, compromise in relation to the Patent Claim without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).

17.6
From Completion (i) the Seller shall procure that the relevant members of the Retained Group take such action and give such information and access to personnel, premises, chattels, documents and records to the Purchaser and its professional advisers as the Purchaser may reasonably request in connection with the Patent Claim and (ii) the Purchaser shall procure that the relevant members of the Purchaser's Group take such action and give such information and access to personnel, premises, chattels, documents and records to the Seller and its professional advisers as the Seller may reasonably request in connection with the Patent Claim.

18.
Effect of Completion

  Save as otherwise provided herein, any provision of this agreement and any other documents referred to in it which is capable of being performed after but which has not been performed or waived at or before Completion and all warranties and indemnities contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion.

19.
Remedies and Waivers

19.1
No delay or omission on the part of any party to this agreement in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:

(A)
impair such right, power or remedy; or

(B)
operate as a waiver thereof

EXCEPT in respect of any power or remedy arising from the Seller's limitation of liability under the Warranties set out in Schedule 4.

19.2
The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19.3
The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless otherwise stated expressly to the contrary.

20.
Assignment

20.1
Subject as provided in clauses 20.2, 20.4 and 29, neither this agreement nor any part of the benefit of, or rights or benefits under, this agreement shall be assignable by the Purchaser without the prior written consent of the Seller.

20.2
The Purchaser may assign some or all of its rights under this agreement to a member of the Purchaser's Group provided that:

(A)
it gives written notice of such assignment to the Seller as soon as reasonably practicable after its becoming effective;

(B)
any such assignee remains a member of the Purchaser's Group;

(C)
before such assignee ceases to be a member of the Purchaser's Group, the Purchaser will procure that the benefit of, or all or any of such member's rights under, this agreement is assigned to another member of the Purchaser's Group; and

  (D)
  the Purchaser shall procure that none of its assigns shall assign all or any of its rights under this agreement, other than in accordance with this clause.

20.3
The Purchaser shall not make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this agreement.

20.4
Nothing in clause 20.1 shall restrict the Purchaser or any assignee permitted pursuant to clause 20.2 from assigning all or some of its rights under this agreement by way of security for finance raised by the Purchaser's Group for the purposes of the acquisition of the Shares, the Businesses and the Assets and the financing of the Acquired Business provided that the liabilities of the Seller shall not be increased thereby.

21.
Further Assurance

(A)
Other than in relation to any Business Intellectual Property, each of the parties shall from time to time, on being required to do so by the other, now or at any time in the future, do or so far as each is able procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the party concerned as they may reasonably consider necessary for giving full effect to this agreement and securing to them the full benefit of the rights, powers and remedies conferred upon them in this agreement.

(B)
The Seller undertakes from and after the Completion Date and at the request of the Purchaser to execute or procure the execution of all such documents as may reasonably be necessary to secure the vesting in the Purchaser of the Business Intellectual Property.

22.
Entire Agreement

22.1
This agreement, the Tax Deed, the Disclosure Letter, the Environmental Deed, the Properties Manual and any other documents referred to in this agreement constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares and the Business.

22.2
Save to the extent repeated in any of the documents referred to in clause 22.1, this agreement, the Tax Deed, the Disclosure Letter, the Environmental Deed, the Properties Manual and any other documents referred to in this agreement supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever ("Pre-contractual Statements"), whether or not in writing, relating thereto.

22.3
The Purchaser acknowledges and agrees with the Seller (on behalf of itself and each other member of the Retained Group) that:

(A)
it does not rely on and has not been induced to enter into this agreement or any other agreement or document referred to herein on the basis of any Pre-contractual Statement made or given by or on behalf of any member of the Retained Group or the Group or any of their respective agents, officers, employees or advisers other than those expressly repeated in this agreement or in any document entered into pursuant to this agreement or, to the extent that it has been, it has (in the absence of fraud) no rights or remedies in relation thereto; and

(B)
no member of the Retained Group, nor of the Group, nor any of their respective agents, officers, employees or advisers, has given or made any Pre-contractual Statement other than those expressly repeated in this agreement or in any document entered into pursuant to this agreement or, to the extent that they have, the Purchaser hereby unconditionally and irrevocably waives (in the absence of fraud) any claim which it might otherwise have had in relation thereto.

22.4
This agreement may only be varied by a document signed by each of the parties and expressed to be a variation to this agreement.

23.
Notices

23.1
Any notice or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing. Other than in relation to notices or communications given or made pursuant to Parts 1 and 2 of Schedule 11, telexes, writing on the screen of a visual display unit and e-mail are not permitted.

23.2
Any such notice or other communication shall be addressed as provided in clause 23.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

(A)
if sent by personal delivery, upon delivery at the address of the relevant party;

(B)
if sent by first class inland post, two Business Days after the date of posting;

(C)
if sent by airmail, six Business Days after the date of posting; and

(D)
if sent by facsimile, when received;

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.

23.3
The relevant addressee, address and facsimile number of each party for the purposes of this agreement, subject to clause 23.4, are:

Name of Party	Address	Facsimile No.
Seller	Nations House, 103 Wigmore Street, London WIH 9AB	020 7399 2401
For the attn of: Company Secretary
Purchaser	c/o Kohlberg Kravis Roberts & Co. Ltd. Stirling Square, 7 Carlton Gardens, London SW1Y 5AD	020 7839 9807
For the attn of: Edward A. Gilhuly
with copies to
Clifford Chance LLP	200 Aldersgate Street London EC1A 4JJ	020 7600 5555
For the attn of: Daniel Kossoff/Richard Sutton-Mattocks
23.4
A party may notify the other parties to this agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of clause 23.3 PROVIDED THAT such notification shall only be effective on:

(A)
the date specified in the notification as the date on which the change is to take place; or

(B)
if no date is specified or the date, specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

23.5
Notwithstanding the provisions of clause 23.2, any notice or other communication given or made under or in connection with clause 11 shall not be effective until actually received.

24.
Announcements

24.1
Subject to clauses 24.2 and 24.4, no announcement concerning the sale of the Shares, the Businesses and the Assets or any ancillary matter shall be made by either party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

24.2
Either party may make an announcement (including, in relation to the Seller, the despatch of the Circular) concerning the sale of the Shares, the Businesses and the Assets or any ancillary matter if required by:

(A)
the law of any relevant jurisdiction; or

(B)
any securities exchange or regulatory or governmental body to which either party is subject or wishes to be subject as a result of an offering of debt or equity securities, wherever situated, including (without limitation) the London Stock Exchange or the Panel whether or not the requirement has the force of law,

PROVIDED THAT any such announcement shall be made only after consultation with the other party.

24.3
The restrictions contained in this clause shall continue to apply after the termination of this agreement and/or Completion of the sale and purchase of the Shares and the Business under this agreement without limit in time.

24.4
The parties agree that the provisions of this clause shall not apply to the release and publication of an announcement about the transactions contemplated by this agreement in the Agreed Form.

25.
Confidentiality

25.1
Subject to clauses 24 and 25.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to the negotiations relating to this agreement.

25.2
Either party may disclose information which would otherwise be confidential (i) to its professional advisers, auditors and bankers (subject to a duty of confidentiality) or (ii) if and to the extent:

(A)
required by the law of any relevant jurisdiction;

(B)
required by any securities exchange or regulatory or governmental body to which either party is subject wherever situated, including (without limitation) the London Stock Exchange or the Panel, whether or not the requirement for information has the force of law;

(C)
required to vest the full benefit of this agreement in either party, including, without limitation, the obtaining of any consents required to consummate the transactions contemplated hereby;

(D)
the information has come into the public domain through no fault of that party or was already in the public domain; or

(E)
the other party has given prior written approval to the disclosure, such approval not to be, unreasonably withheld or delayed,

PROVIDED THAT any such information disclosed pursuant to paragraphs (A), (B) or (C) shall be disclosed only after consultation with the other party.

25.3
The restrictions contained in this clause shall continue to apply after the termination of this agreement and/or completion of the sale and purchase of the Shares and the Business under this agreement without limit in time.

26.
Costs and Expenses

26.1
Save as otherwise stated in any other provision of this agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares, the Businesses and the Assets and to the preparation, execution and carrying into effect of this agreement and all other documents referred to in it regardless of whether Completion occurs.

26.2
The Purchaser shall bear all stamp duty and stamp duty reserve tax and any other sales, use, transfer, stamp, documentary and similar duties and taxes payable in connection with the execution and performance of this agreement and any other document referred to in it and the transfer of the Shares (or any of them) or the Businesses hereunder.

27.
Counterparts

27.1
This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

27.2
Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

28.
Invalidity

  If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

  (A)
  the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

  (B)
  the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any provision is illegal, invalid or unenforceable, the parties shall negotiate in good faith to modify this agreement so as to effect its original intent as closely as possible in an acceptable manner so that the transactions contemplated in this agreement are fulfilled to the extent possible.

29.
Seller and Purchaser as Trustee

29.1
The benefit of this agreement, and all rights, claims and entitlements of the Seller under this agreement, are taken by the Seller for itself and as trustee for the other members of the Retained Group and, where applicable, the employees, directors, agents, officers and advisers of members of the Retained Group. The Seller shall be entitled to waive, on behalf of itself and the beneficiaries of the trust constituted by this clause 29.1, any rights which it or they may have in respect of this agreement.

29.2
The benefit of this agreement, and all rights, claims and entitlements of the Purchaser under this agreement, are taken by the Purchaser for itself and as trustee for the other members of the Purchaser's Group and, where applicable, the employees, directors, agents, officers and advisers of members of the Purchaser's Group. The Purchaser shall be entitled to waive, on behalf of itself and the beneficiaries of the trust constituted by this clause 29.2, any rights which it or they may have in respect of this agreement.

30.
Payments

  Save as provided in clause 10.3, all payments under this agreement shall be made in dollars.

31.
Contracts (Rights of Third Parties) Act 1999

31.1
Clause 15.2 confers a benefit on Compugraphics (the "Third Party") and, subject to the remaining provisions of this clause, is intended to be enforceable by the Third Party by virtue of the Contracts (Rights of Third of Parties) Act 1999.

31.2
The parties to this agreement do not intend that any term of this agreement (apart from clause 15.2) should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not party to this agreement.

31.3
Notwithstanding the provisions of clause 31.1, the parties to this Agreement may amend or vary this agreement in any way and at any time without the consent of the Third Party.

32.
Choice of Governing Law

  This agreement shall be governed by and construed in accordance with English law.

33.
Jurisdiction

33.1
The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement. Any proceeding, suit or action arising out of or in connection with this agreement ("Proceedings") shall therefore be brought in the English courts. This jurisdiction agreement is irrevocable. This clause is not concluded for the benefit of only one party to this agreement.

33.2
Each party irrevocably waives (and irrevocably agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts. Each party also irrevocably agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

34.
Agent for Service

34.1
The Purchaser irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on its agent Kansas Limited, if no replacement agent has been appointed and notified to the Seller pursuant to clause 34.4, or on the replacement agent if one has been appointed and notified to the Seller.

34.2
Any Service Document served pursuant to this clause shall be marked for the attention of:

(A)
Kohlberg Kravis Roberts & Co. Ltd at Stirling Square, 7 Carlton Gardens, London SW1Y 5AD or such other address within England or Wales as may be notified to the Seller by the Purchaser; or

(B)
such other person as is appointed as agent for service pursuant to clause 34.4 at the address notified pursuant to clause 34.4.

34.3
Any document addressed in accordance with clause 34.2 shall be deemed to have been duly served if:

(A)
left at the specified address, when it is left; or

(B)
sent by first class inland post, one Business Day after the date of posting.

34.4
If the agent referred to in clause 34.1 (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason to act as such, the Purchaser shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Seller of the name and address of the replacement agent; failing such appointment and notification, the Seller shall be entitled by notice to the Purchaser to appoint such a replacement agent to act on the Purchaser's behalf.

34.5
A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to the Purchaser at its address for the time being for the service of notices and other communications under clause 23, but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of clause 34.1.

34.6
"Service Document" means a writ, summons, order, judgment or other process issued out of the courts of England and Wales/document relating to or in connection with any Proceedings.

35.
Properties Manual

35.1
The Properties Manual is supplemental to this agreement and to the extent the terms of this agreement affect the Properties Manual all the terms of this agreement are to be treated as incorporated into the Properties Manual.

35.2
Words and expressions defined in this agreement shall have the same meaning when used in the Properties Manual.

IN WITNESS whereof the parties have entered into this agreement on the date which appears on page 1 above.

Schedule 1

Conditions

Part 1

1.
The passing at a duly convened and held general meeting of the Seller of the Class One Resolution.

2.
Any applicable waiting period under the HSR Act and the rules and regulations promulgated thereunder having expired or been terminated.

3.
The European Commission having made a decision (whether or not subject to conditions but if subject to conditions those other than immaterial conditions being approved by the Purchaser) under Article 6(1)(b) of the ECMR or a deemed clearance decision under Article 10(6) of the ECMR or having granted a derogation permitting the sale and purchase of the Shares and the Businesses under Article 7(4) of the ECMR.

Part 2

1.
There having been no breach of Warranty which, taking all breaches together, has or would reasonably be expected to have a material adverse effect on the Group and the Businesses taken as a whole and the Seller having confirmed to the Purchaser that no such breaches have occurred (without liability in respect of such confirmation save in respect of dishonesty or fraud).

2.
If the Warranties were repeated at Completion there would be no breach of them which has or would reasonably be expected to have, taking all breaches together, materially adverse significance to the Businesses and the Group taken as a whole and the Seller having confirmed to the Purchaser that no such breaches have occurred (without liability in respect of such confirmation save in respect of dishonesty or fraud). For the purpose of this Condition, breaches of Warranty caused by general economic factors (including, without limitation, changes in financial and commodity markets) will be ignored.

3.
The Seller having complied with the provisions of clause 13.1 and Part 1 of Schedule 11, where the failure to so comply would have a material adverse effect on the Group and the Businesses taken as a whole and the Seller having confirmed to the Purchaser that no such failure to comply has occurred (without liability in respect of such confirmation save in respect of dishonesty or fraud).

Schedule 2

Completion Arrangements

At Completion:

1.
the Seller shall comply with its obligations under the Completion Manual and the Properties Manual;

2.
the Seller shall procure that counterpart originals of the Tax Deed are duly executed by the Seller and delivered to the Purchaser;

3.
the Seller shall deliver a waiver on behalf of itself and the Retained Group in favour of the Purchaser's Group waiving all claims of any nature against the Purchaser's Group but for:

(A)
claims under this agreement, the Tax Deed and the Environmental Deed; and

(B)
claims in respect of Intergroup Trading Amounts and Intergroup Indebtedness (pending settlement pursuant to clauses 4.4 and 4.6);

4.
the Seller shall deliver or make available to the Purchaser (or to any person whom the Purchaser may nominate as agent for members of the Group) such of the following as the Purchaser may require:

(A)
the relevant corporate documents of each member of the Group required to be delivered pursuant to the Completion Manual;

(B)
all of the relevant title documents relating to each of the Company Properties;

(C)
subject to the provisions of the Properties Manual, duly executed Property Assignments and all of the title documents in relation to each of the Business Properties and any discharge of any security affecting the relevant Business Property;

(D)
a copy of the minutes of a duly held meeting of the directors or a duly authorised committee of the directors of the Seller authorising the execution by the Seller of this agreement, the Tax Deed, the Property Assignments, the Properties Manual, the Environmental Deed and the Disclosure Letter (such copy minutes being certified as correct by the secretary of the Seller) and, if the said minutes are of a committee, a certified copy of the resolution of the board appointing such committee;

(E)
the duly executed Intellectual Property Assignments;

(F)
the duly exercised Deed of Substitution and Deed of Amendment referred to in paragraphs 1 and 2 of Part 2 of Schedule 7; and

(G)
any change of control consents, Property Consents and Property Approvals (as defined in the Properties Manual) obtained in accordance with the Properties Manual.

5.
the Purchaser shall:

(A)
comply with its obligations under the Completion Manual and the Properties Manual;

(B)
pay to the Seller by way of telegraphic transfer to an account notified by the Seller to the Purchaser the Provisional Consideration together with any interest payable under clause 6.5;

(C)
deliver to the Seller's Solicitors, duly executed by the Purchaser, a counterpart original of the Tax Deed; and

(D)
deliver to the Seller a copy of a duly held meeting of the directors or a duly authorised committee of the directors of the Purchaser authorising the execution by the Purchaser of this agreement, the Tax Deed, the Environmental Deed, the Disclosure Letter, the Properties Manual and the Property Assignments (such copy minutes being certified as correct by the secretary of the Purchaser) and if the said minutes are of a committee, a certified resolution of the board appointing such committee.

Schedule 3

Warranties

1.
Ownership of the Shares and the Assets

(A)
One or more wholly-owned subsidiaries of the Seller are the sole legal and beneficial owners of all of the Shares.

(B)
Each of the Assets (other than the Business Properties) is owned both legally and beneficially by a member of the Retained Group.

2.
Capacity of the Seller

(A)
The Seller is a limited company incorporated under English law.

(B)
The Seller has the requisite right, power and authority to enter into and, subject to the fulfilment or, where relevant, waiver of the Conditions, perform this agreement and the other documents which are to be executed by the Seller at or after Completion (the "Seller's Completion Documents").

(C)
This agreement constitutes and the Seller's Completion Documents will, when executed, constitute binding obligations of the Seller in accordance with their respective terms.

(D)
The execution and delivery of, and the performance by the Seller of its obligations under this agreement and the Seller's Completion Documents, will not:

(i)
result in a breach of any provision of the memorandum or articles of association of the Seller or the memorandum or articles of association or equivalent constitutional document of any member of the Group;

(ii)
result in a breach of, or constitute a default under, any instrument to which the Seller or any member of the Group is a party or by which the Seller or any member of the Group is bound; or

(iii)
result in a breach of any order, judgement or decree of any court or governmental agency to which the Seller or any member of the Group is a party or by which the Seller or any member of the Group is bound.

3.
Structure and business

(A)
Each member of the Group is duly incorporated under the laws of the jurisdiction in which it is incorporated.

(B)
The Shares comprise the whole of the issued and allotted share capital of each of the Companies and all of them are fully paid up or credited as fully paid up.

(C)
There is no agreement or commitment outstanding which calls for the creation, allotment, issue, transfer, redemption or repayment of, or accords to any person (other than a member of the Group) the right to call for the allotment, issue, transfer, redemption or repayment of, any shares (including any of the Shares) of or debentures in or securities of any member of the Group.

(D)
Schedule 6 lists all the Subsidiaries of the Companies and no member of the Group has any interest in or has agreed to acquire an interest in the share capital of any other body corporate or undertaking which is not a member of the Group and so listed. Save as set out in the Schedule of Basic Corporate Information, all of the issued share capital of the Subsidiaries is legally and beneficially owned by a member of the Group.

  (E)
  No member of the Group acts or carries on business in partnership with any other person or is a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association or holds or is liable on any share or security which is not fully paid up or which carries any liability.

4.
Options, mortgages and other encumbrances

(A)
Save for this agreement, there is no Encumbrance over or affecting any of the Shares or Assets or the share capital of any Subsidiary and there is no agreement or commitment to give or create any and no claim has been made against any member of the Group or, in relation to the Businesses, any member of the Retained Group, by any person to be entitled to any.

(B)
No Encumbrance over or affecting the whole or any part of the undertaking or assets of any member of the Group (including any investment in any other member of the Group) is outstanding and there is no agreement or commitment to give or create any and no claim has been made against any member of the Group or, in relation to the Businesses, any member of the Retained Group by any person to be entitled to any.

5.
Accuracy of information

(A)
The information given in the Schedule of Basic Corporate Information is true, accurate and not misleading.

(B)
The statutory books of each member of the Group have been properly kept and contain an accurate and complete record of the matters required by statute to be dealt with in those books and, so far as the Seller is aware, no notice or allegation that any of them is incorrect or should be rectified has been received.

6.
Accounts

(A)
The 1998 Accounts and the 1999 Accounts were each drawn up in accordance with United Kingdom generally accepted accounting principles, consistently applied, and fairly reflect the assets, liabilities (including, to the extent applicable, Assumed Liabilities) and profits of each member of the Group and each Business for and as at 31st December, 1998 and the Accounts Date respectively.

(B)
The Management Accounts were drawn up in accordance with United Kingdom generally accepted accounting principles on a basis consistent with the 1999 Accounts and fairly present, on the basis that normal year-end adjustments would not be included and on the basis that they were not used for the preparation of audited accounts, the assets, liabilities (including, to the extent applicable, Assumed Liabilities) and profits of each member of the Group and each Business for and as at 30th June, 2000.

(C)
The Seller has disclosed to the Purchaser:

(i)
all contingent liabilities of members of the Group as at the Accounts Date and

(ii)
in relation to the Businesses, all contingent liabilities of the relevant members of the Retained Group as at the Accounts Date where such contingent liabilities are Assumed Liabilities,

and which in both cases would, in accordance with United Kingdom generally accepted accounting principles, be noted had the Group and the relevant members of the Retained Group produced an audited consolidated balance sheet as at the Accounts Date.

(D)
The Acquired Business Operating Profit Reconciliation sets out reconciling items derived from the year end consolidation returns of members of the Retained Group and which were costs and income appropriately recorded by members of the Retained Group referable to the Acquired Business in respect of the accounting reference periods ended on the Accounts Date and on 31st December, 1998.

  (E)
  The Working Capital Benchmark for each member of the Group and each Business has been derived from data correctly extracted from the Laporte group reporting system.

7.
Position since 31st December, 1999

(A)
There has been no and there are no facts or circumstances which would reasonably be expected to give rise to a material adverse change since 31st December, 1999 in the financial position or results of any member of the Group or any of the Businesses which, individually or together, is material to the Group and the Businesses taken as a whole.

(B)
Since the 31st December, 1999 the business of each member of the Group and each of the Businesses has been carried on in the ordinary and usual course.

(C)
Since 30th June, 2000:

(i)
no member of the Group or, in relation to the Businesses, no member of the Retained Group has, other than in the usual course of business:

(a)
acquired or disposed of, or agreed to acquire or dispose of, an asset in excess of $5,000,000; or

(b)
assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) in excess of $5,000,000;

(ii)
no member of the Group or, in relation to the Businesses, no member of the Retained Group has agreed to incur, a commitment or commitments involving capital expenditure exceeding in total $10,000,000.

8.
Contracts

(A)
No member of the Group (nor, in relation to the Businesses, any member of the Retained Group) is under any material obligation, nor is it a party to any material contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

(B)
No member of the Group (nor, in relation to the Businesses, any member of the Retained Group) is a party to any material contract or arrangement which restricts its freedom to carry on its business in any part of the world in the manner presently conducted.

(C)
There is no breach (i) on the part of a member of the Group or (ii) in relation to the Businesses, on the part of a member of the Retained Group or (iii) so far as the Seller is aware, on the part of any other person of (or, so far as the Seller is aware, any invalidity, or grounds for determination, rescission, avoidance or repudiation of) any material contract to which any member of the Group (or, in relation to the Businesses, any member of the Retained Group) is a party or of any allegation of such a thing.

(D)
No party to any material contract with any member of the Group (or any member of the Retained Group in relation to the Businesses) has given notice of its intention to terminate, or has sought to repudiate or disclaim the contract.

(E)
No material contract to which any member of the Group is a party can be terminated by any party on a change of control of any member of the Group.

(F)
In relation to the Businesses, no member of the Retained Group is a party to a material contract which prohibits assignment or novation.

  (G)
  No member of the Group, nor in relation to the Businesses, any member of the Retained Group is a member of a joint venture, consortium or partnership.

  (H)
  No member of the Group nor, in relation to the Businesses, any member of the Retained Group, is a party to any material foreign exchange, swap, hedging or other type of financial derivative contract which contract will bind the relevant member of the Group or the relevant Business after Completion.

9.
Powers of Attorney

  No member of the Group (nor, in relation to the Businesses, any member of the Retained Group) has given any power of attorney (outside the ordinary course of business) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to the Employees to enter into trading contracts in the normal course of their duties.

10.
Indebtedness

(A)	Save in relation to arrangements which are the subject of an indemnity in favour of the Purchaser under this agreement, no member of the Group nor, in relation to the Businesses, any member of the Retained Group, is a party to or is liable including, without limitation, contingently, under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's indebtedness (save for other members of the Group).
(B)
No part of the loan capital, borrowings or indebtedness in the nature of borrowings of any member of the Group or, in relation to the Businesses, any member of the Retained Group is dependent on the guarantee or indemnity of, or security provided by, another person other than that member (other than another member of the Group);
(C)	(i)
The total amount borrowed by each member of the Group and, in relation to the Businesses, by each member of the Retained Group from their respective bankers does not exceed their overdraft facilities, and
(ii)
No member of the Group nor, in relation to the Businesses, any member of the Retained Group is in breach of any limitation on borrowing contained in its articles of association (or other equivalent constitutional document) or any debenture or loan stock deed or other deed or document binding on it.
(D)
No event which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under or constitute a breach of any of the terms of any loan capital, borrowing, debenture or financial facility of any member of the Group or would entitle any third party to call for repayment prior to normal maturity or would lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing has occurred or been alleged against a member of the Group.
11.
Restrictive Practices

(A)
No member of the Group (nor, in relation to the Businesses, any member of the Retained Group) is a party to any material agreement or any material practice or arrangement which:

(i)
has been or was required to be registered under the RTPA 1976;

(ii)
infringes section 2 or section 18 of the Competition Act 1998;

(iii)
infringes Article 81 or 82 of the Treaty establishing the European Economic Community; or

    (iv)
    contravenes or infringes any equivalent applicable legislation to the provisions referred to in subparagraphs (i), (ii) and (iii) embodied in the domestic anti-trust legislation of any jurisdiction outside the EEA; or

    (v)
    is registrable, unenforceable or void (whether in whole or in part) or renders it liable to civil, criminal or administrative proceedings by virtue of any applicable anti-trust or similar legislation.

  (B)
  No member of the Group (nor, in relation to the Businesses, any member of the Retained Group) is a party to any material agreement in respect of which any undertaking has been given by or any order made against any member of the Group pursuant to the RTPA 1976.

  (C)
  No member of the Group (nor, in relation to the Businesses, any member of the Retained Group) has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from the Office of Fair Trading, the Competition Commission or the Commission of the European Community under English or EU competition legislation which in any such case would adversely affect the ongoing operation of the business of any member of the Group or of any Business as carried on at the date of this agreement.

  (D)
  No member of the Group nor, in relation to the Businesses, any member of the Retained Group has, so far as the Seller is aware, received any state aid of a material amount which is either illegal or repayable as a result of the acquisitions contemplated by this agreement.

12.
Regulatory and other requirements

(A)
Each member of the Group (or in relation to the Businesses, each member of the Retained Group) has obtained and complied with the terms and conditions of all material authorisations, approvals, licences, permissions and consents required for the carrying on of its respective present business as and where conducted and, so far as the seller is aware, there are no circumstances which indicate that any of such material authorisations, approvals, licences, permissions or consents are likely to be revoked or not renewed in the ordinary course.

(B)
No notice has been received by any member of the Group (nor, in relation to the Businesses, any member of the Retained Group) that it has committed or is liable for any material criminal, illegal, unlawful or unauthorised act or breach of any material obligation or duty whether imposed by or pursuant to statute, contract or otherwise.

(C)
No member of the Group (nor, in relation to the Businesses, any member of the Retained Group) has received notification that any material investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of any member of the Group (or, in relation to the Businesses, any member of the Retained Group) and, so far as the Seller is aware, no such investigation or enquiry is pending or threatened.

(D)
Each member of the Group (and in relation to the Businesses, each member of the Retained Group) has conducted its operations and business in all material respects, in accordance with all applicable legal and regulatory requirements.

13.
Insolvency, Winding-up

(A)
No order has been made, petition presented or resolution passed for the winding up of any member of the Group or the relevant member of the Retained Group or for the appointment of a provisional liquidator to any member of the Group or the relevant member of the Retained Group and no administration order has been made in respect of any member of the Group or the relevant member of the Retained Group.

  (B)
  No receiver or receiver and manager has been appointed of the whole or substantially the whole of the business or assets of any member of the Group or, in relation to the Businesses, the relevant member of the Retained Group.

  (C)
  No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any member of the Group or the relevant member of the Retained Group. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act in respect of any member of the Group or the relevant member of the Retained Group.

  (D)
  No member of the Group or the relevant member of the Retained Group is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

  (E)
  No member of the Group or the relevant member of the Retained Group, has stopped paying its debts as they fall due.

  (F)
  No distress, execution or other process has been levied on any of the Assets which is material to the Businesses.

  (G)
  There is no unsatisfied judgment or court order outstanding in respect of a material amount against any member of the Group or the relevant member of the Retained Group

  (H)
  No action is being taken by the registrar of companies to strike any member of the Group or, in relation to the Businesses, the relevant member of the Retained Group, off the register under section 652 of the Companies Act 1985.

  (I)
  No event analogous to those specified in (A) to (H) above has occurred in relation to any member of the Group or, in relation to the Businesses, the relevant member of the Retained Group, which is incorporated outside England and Wales.

  In this Warranty 13 "the relevant member of the Retained Group" means any member of the Retained Group transferring a Business pursuant to this agreement.

14.
Litigation

(A)
No member of the Group (nor, in relation to the Businesses, any member of the Retained Group) nor any person for whose acts any member of the Group (or, in relation to the Businesses, any member of the Retained Group) is vicariously liable is engaged in any material litigation or arbitration, administrative, civil or criminal proceedings, whether as plaintiff, defendant or otherwise (except for actions commenced in the ordinary course of business (including, without limitation, debt collecting)) and, so far as the Seller is aware, no material litigation or arbitration, administrative, civil or criminal proceedings by or against any member of the Group (or, in relation to the Businesses, any member of the Retained Group) or any person for whose acts any member of the Group (or, in relation to the Businesses, any member of the Retained Group) is vicariously liable is pending or threatened (except in each case for actions arising in the ordinary course of business in respect of amounts up to a maximum amount of $1,000,000 or which do not involve the seeking of injunctive relief).

(B)
There is no material outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against any member of the Group or, in relation to the Businesses, any member of the Retained Group, or a person for whose acts or defaults any member of the Group or, in relation to the Businesses, any member of the Retained Group, may be vicariously liable.

15.
Assets

(A)
Each of the assets included in the Accounts or acquired by any member of the Group since the Accounts Date (other than current assets, sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the relevant member of the Group free from any third party rights (other than rights of third parties under finance leases, retention of title clauses or other forms of security granted to secure the payment of all or part of the purchase price of any assets).

(B)
So far as the Seller is aware, all material items of plant and equipment owned or leased by each member of the Group and which are currently in use and all Assets which are currently in use are:

(i)
in good repair and condition, in each case taking into account fair wear and tear and age;

(ii)
where capable of possession, within the physical possession or under the control of that member of the Group (or in relation to the Businesses, the relevant member of the Retained Group) or an authorised employee.

(C)
On Completion, the Purchaser will acquire or otherwise have the benefit of all the assets used by members of the Retained Group to carry on the Businesses as carried on at Completion and, indirectly, all assets used by members of the Group to carry on their respective businesses, as carried on at Completion (in each case, subject to rights of third parties under finance leases, retention of title clauses or other forms of security granted to secure the payment of all or part of the purchase price of any assets).

16.
Properties

(A)
In relation to each of the Company Properties, the relevant member of the Group in which the Company Property is vested (the "Owner") has under his control all of the title deeds and documents which, so far as the Seller is aware, are necessary to prove the Owner's title to each Company Property.

(B)
There are no mortgages or charges, legal or equitable, fixed or floating, affecting the Relevant Properties.

(C)
There are no agreements for sale, estate contracts, rights to purchase, options or rights of pre-emption affecting the Relevant Properties and there are no unusually onerous covenants and conditions which materially affect the carrying on of the relevant Acquired Business at any Relevant Property.

(D)
The Seller has not received any written notice or communication alleging, and the Seller is not aware of, any breach of any covenants, restrictions and other encumbrances affecting any Relevant Property which remains to be complied with.

(E)
There are no outstanding enforcement notices, stop notices or breach of condition notices in relation to any of the Relevant Properties and so far as the Seller is aware, no enforcement action has been threatened in writing in respect of the Relevant Properties.

(F)
So far as the Seller is aware, the existing use of each of the Relevant Properties is in all material respects a lawful use under the relevant planning legislation and there are no contractual or legal restrictions which preclude or restrict the ability to use any of the Relevant Properties for the purposes for which they are being used and such use is neither temporary nor personal.

(G)
So far as the Seller is aware, there are no material outstanding disputes, actions or complaints in respect of any of the Relevant Properties.

  (H)
  So far as the Seller is aware, none of the Relevant Properties is subject to any overriding interest, as referred to in section 70 of the Land Registration Act 1925.

  (I)
  So far as the Seller is aware, in relation to each of the Relevant Properties which is leasehold the owner of the Relevant Property has received no notice alleging any material breach of any covenant contained in the lease which remains outstanding and the Seller is not aware of any material breach of any such covenant.

  (J)
  So far as the Seller is aware, the relevant member of the Group has good title to each Company Property.

  (K)
  So far as the Seller is aware, the Company Properties have (and these are subject to no rights of early termination by any third party) all proprietary rights and easements necessary for their existing use.

  (L)
  So far as the Seller is aware, there is no resolution or proposal for compulsory acquisition presently threatened in writing in respect of the Relevant Properties by a local or other authority.

  (M)
  So far as the Seller is aware, the Company Properties and the Business Properties comprise all land and buildings owned, occupied or used for the purpose of the Acquired Business.

  (N)
  In the case of a Company Property which is held by a member of the Group under a lease, licence or similar arrangement:

  (i)
  no person has the right to terminate that lease, licence or other arrangement before it is due to expire (other than as a result of a breach of its terms by the relevant member of the Group); and

  (ii)
  that lease, licence or other arrangement is not subject to a bar on assignment.

17.
Services

  Save as provided in Schedule 10 there are no services provided by the Seller or any other member of the Retained Group to the Businesses or the Group where the failure to provide the service would have a material effect on the relevant Business or member of the Group.

18.
Insurances

  Accurate details of the current material Insurances have been disclosed to the Purchaser and, so far as the Seller is aware, the Insurances are in full force and effect and are not void or voidable. Summary information on the principal categories of claim outstanding under the Insurances as at 31st August, 2000 is attached to the Disclosure Letter. The information disclosed by the Seller to the Purchaser (and/or Willis Corroon on its behalf) about the Insurances is accurate in all material respects.

19.
Brokerage or commissions

  No agreement or arrangement has been made by the Seller or any member of the Retained Group, whereby any person is entitled to receive a finder's fee, brokerage or commission from any member of the Group or, in relation to the Businesses, any member of the Retained Group, in connection with this agreement.

20.
Intellectual Property

(A)
All Business Intellectual Property and all Intellectual Property owned by any member of the Group which is registered or which is the subject of any application for registration and, so far as the Seller is aware, all material unregistered Business Intellectual Property and all material unregistered Intellectual Property owned by any member of the Group is legally and beneficially owned by a member of the Retained Group (in the case of Business Intellectual Property) or a member of the Group, free from all charges, liens and encumbrances (other than licences of such relevant Intellectual Property).

  (B)
  So far as the Seller is aware the Business Intellectual Property, the Intellectual Property licensed to a member of the Retained Group in relation to the Businesses and the Intellectual Property owned by the Group or licensed to the Group, together with all other rights of the Group to use Intellectual Property, is all the material intellectual Property used by the Group and the Retained Group in relation to the Businesses at the date of this agreement.

  (C)
  No member of the Group is in material breach of any material licence of Intellectual Property granted to or by a member of the Group, nor is any member of the Retained Group in material breach of any material licence of intellectual Property granted to such member of the Retained Group in relation to the Businesses.

  (D)
  So far as the Seller is aware, neither the products, procedures or other activities of the Businesses nor the business conducted by each member of the Group infringes in any material respect any material Intellectual Property owned by any third party.

  (E)
  So far as the Seller is aware no third party is infringing any material Business Intellectual Property or any of the material Intellectual Property owned by any member of the Group in any material respect.

  (F)
  So far as the Seller is aware, no Confidential Business Information nor any confidential information or know-how used by any member of the Group has been disclosed to any third party (except in the ordinary or normal course of business or otherwise under an obligation of confidence).

  (G)
  There are no material civil, criminal, arbitration or administrative proceedings (including, without limitation, validity, entitlement or enforceability proceedings, including any such proceedings brought by employees or former employees of any member of the Group or of any member of the Retained Group in relation to the Businesses), but excluding proceedings relating to the prosecution of any application for registration of any Intellectual Property, in relation to any material Business Intellectual Property or material Intellectual Property owned by any member of the Group, and no such proceedings have been threatened in the 12 month period immediately preceding the date hereof.

  (H)
  No member of the Group, nor any member of the Retained Group in relation to the Businesses, has granted any material exclusive licence of any material Business Intellectual Property or any material Intellectual Property owned by any member of the Group.

21.
Euro

  So far as the Seller is aware, the introduction of the euro has not caused and is not likely to cause any material agreement to which any member of the Group is a party, or which relates to any of the Businesses and to which any member of the Retained Group is a party, to terminate or to be capable of termination.

22.
IT Systems

(A)
So far as the Seller is aware, there are no material defects relating to any IT Systems which are material to the operation of the Businesses or the business of any member of the Group (the "Material IT Systems").

(B)
The Seller and/or any member of the Group and/or, in relation to the Businesses, the relevant members of the Retained Group has or have taken reasonable steps to procure that the failure of any Material IT Systems may be remedied without any material disruption to any of the Businesses or the business of any member of the Group.

  (C)
  So far as the Seller is aware, the Material IT Systems are owned by, or leased or licensed to, the Group, or to a member of the Retained Group in relation to the Businesses.

  (D)
  The Seller and/or any member of the Group and/or, in relation to the Businesses, the relevant members of the Retained Group has or have taken reasonable steps to procure the maintenance of any Material IT Systems.

23.
Employment

(A)
Since the Accounts Date there has been no general change in the material terms and conditions of employment of the Employees and Assumed Employees (save in respect of salary reviews in the normal course).

(B)
There is not (and, in relation to the US Employees only, has not been for the last two years) any material dispute between any member of the Group (or in relation to the Assumed Employees, any member of the Retained Group) and any works council, trade union or other representative body existing, or, so far as the Seller is aware, pending or threatened and there is no collective bargaining agreement (whether binding or not) to which any member of the Group (or, in relation to the Assumed Employees, any member of the Retained Group) is a party.

(C)
The Employee Records and the records relating to Employees are accurately completed in all material respects, are up to date in all material respects and will, in the case of the Employee Records, be in a form capable of delivery to the Purchaser at Completion.

(D)
There is no obligation or amount due to or in respect of any Employee or Assumed Employee in connection with or arising from his employment which is in arrears or unsatisfied other than his normal salary for part of the month current at the date of this agreement.

(E)
There is not (and, in relation to the US Employees only, has not been for the last two years) any dispute between any member of the Group (or in relation to Assumed Employees, any member of the Retained Group) and any Employee or Assumed Employee existing or, so far as the Seller is aware, pending or threatened which, in any such case, is material to the member of the Group which employs the relevant Employee or the member of the Retained Group which employs the relevant Assumed Employee.

(F)
The Disclosure Letter contains details of the total number of Employees and Assumed Employees as at 31st August, 2000.

(G)
The Seller is not proposing to introduce any share incentive, share option, profit sharing, redundancy, severance, bonus or other incentive scheme for any of the Assumed Employees or Employees which does not exist at the date hereof and no Employee or Assumed Employee will be entitled to receive any beneficial term as a consequence of this agreement being entered into which, in any such case, will give rise to obligations on the part of members of the Group or Purchaser's Group.

(H)
Within two years ending on the date of this agreement there has been no relevant transfer (as defined in the Transfer Regulations) which has affected the terms of employment of any Employee or Assumed Employee to such an extent as would permit a claim for constructive dismissal, breach of contract or unfair dismissal.

(I)
Each member of the U.S. Group is in compliance with its obligations pursuant to the Working Adjustment and Retraining Notification Act of 1988 ("WARN") and all other material notification, bargaining and payment obligations arising under any collective bargaining agreement, statute or otherwise with respect to a "plant closing" or "mass layoff" as those terms are defined in WARN in respect of the closing of AlphaGary Corps. Newark, New Jersey facility.

24.
U.S. Employee Benefits

(A)
This Warranty 24 shall apply solely to the U.S. Group.

(B)
The Disclosure Letter lists (i) each "employee benefit plan", within the meaning of Section 3(3) of ERISA, (ii) any other material employee benefit plan, arrangement or policy, including any material stock option, stock purchase, stock award, deferred compensation, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, vacation pay, holiday pay, disability, sick pay, workers compensation, severance pay, employee loan or educational assistance plan, policy or arrangement, and (iii) any employment, consulting, change of control or severance agreement, in each case, which is sponsored or maintained by any member of the U.S. Group or by the Seller or any other affiliate of a member of the U.S. Group on behalf of current or former employees of the U.S. Group or their beneficiaries or dependants or pursuant to which any member of the U.S. Group has any material liability ("Benefit Plan"). Each Benefit Plan (other than a benefit plan or arrangement sponsored by the Seller) which is sponsored or maintained by a member of the U.S. Group shall be referred to as a "U.S. Benefit Plan".

(C)
Each U.S. Benefit Plan has been operated and administered, in all material respects, in accordance with its terms and all applicable laws. Each U.S. Benefit Plan which is a "group health plan", within the meaning of Section 4980B of the IRC, maintained by Laporte U.S. or any ERISA Affiliate has been operated and administered, in all material respects, in compliance with the continuation coverage requirements of Section 4980B of the IRC and Part 6 of Title I of ERISA. Each U.S. Benefit Plan intended to be tax-qualified under Section 401(a) of the IRC has received a favourable determination letter from the Internal Revenue Service as to its tax-qualified status under the IRC and, to the Seller's knowledge, nothing has occurred since the date of such favourable determination letter which would adversely affect such qualified status of such plan. No "prohibited transaction" (within the meaning of Section 4975 of the IRC and Section 406 of ERISA) which could result in a material liability has occurred with respect to any U.S. Benefit Plan.

(D)
No U.S. Benefit Plan provides health or life insurance benefits to retirees or other terminated employees of the U.S. Group, other than continuation coverage required by Section 4980B of the IRC or other applicable law.

(E)
No U.S. Benefit Plan is a "defined benefit plan", within the meaning of Section 3(35) of ERISA, or a."multiemployer plan", within the meaning of Section 3(37) of ERISA ("Multiemployer Plan"). Neither Laporte U.S. nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan pursuant to Title IV of ERISA which remains unsatisfied.

(F)
There are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) with respect to any U.S. Benefit Plan pending or, of which the Seller is aware, threatened, which are reasonably likely to give rise to a material liability. As of the date of this agreement, the Seller is not aware of any existing governmental investigation or audit of any U.S. Benefit Plan or that any such governmental investigation or audit is contemplated or under consideration.

(G)
No U.S. Benefit Plan provides for the acceleration of any right or the payment of any property to any U.S. Employee as a result of the consummation of the transactions contemplated by this agreement.

25.
UK pensions

(A)
For the purpose of paragraphs (A) to (H), "UK Employees" means:

(i)
the employees of the UK Companies immediately before Completion; and

(ii)
the Assumed Employees who are employed within the United Kingdom immediately before Completion.

(B)
Except under the Laporte Group Pension Trust ("LGPT"), The Pension and Life Assurance Plan of Compugraphics Limited (the "Compugraphics Scheme"), the Laporte Pigments group personal pension scheme (the "GPP") and the unapproved arrangements for Messrs Ainscough, Hawryllw and Letman (the "Unapproved Arrangements") (together called the "Disclosed Schemes"):

(i)
none of the UK Companies has any liability to pay any pension or death benefits or to pay any contribution or premium in respect of such benefits to or for any of its employees or former employees; and

(ii)
no member of the Group or the Retained Group has any liability to pay any pension or death benefits or to pay any contribution or premium in respect of such benefits to or for any of the UK Employees.

(C)
In relation to LGPT and the Compugraphics Scheme, the Seller has disclosed complete copies of all current governing documentation, all current handbooks issued to the UK Employees, all announcements as to matters relevant to the UK Employees not set out in the governing documentation and handbooks disclosed (including a list of those who have been told by their employer that it will consent to early retirement for them without their pension being reduced for early payment), all information necessary to calculate the entitlements of the UK Employees, and details of all established discretionary practices affecting the UK Employees.

(D)
In relation to the GPP, the Seller has disclosed details of the rates at which contributions are payable by and in respect of the UK Employees.

(E)
In relation to the Unapproved Arrangements, the Seller has disclosed the nature of those arrangements and the entitlements of Messrs Ainscough, Hawryllw and Letman under them.

(F)
LGPT and the Compugraphics Scheme are exempt approved schemes as defined for the purpose of ICTA 1988, and so far as the Seller is aware there is no reason why approval may be withdrawn. Employees whose employment is contracted-out by reference to those schemes are covered by a contracting-out certificate.

(G)
So far as the Seller is aware, there are no disputes or claims pending or threatened in respect of pension or death benefits for the UK Employees.

(H)
In relation to the Compugraphics Scheme, so far as the Seller is aware the Scheme has complied with all requirements of legislation.

(I)
In relation to LGPT, the Compugraphics Scheme and the GPP, so far as the Seller is aware, all contributions due at the date hereof have been paid.

26.
Irish pensions

(A)
In relation to The Alumina Chemicals Limited (1997) Pension Fund (the "Alumina Fund"), the Seller has disclosed complete copies of all current governing documentation, all current handbooks issued to members and all announcements as to matters relevant to members not set out in the governing documentation and handbooks disclosed.

  (B)
  The Alumina Fund is approved as a retirement benefits scheme for the purpose of the Taxes Consolidation Act 1997, and so far as the Seller is aware there is no reason why approval may be withdrawn.

  (C)
  So far as the Seller is aware, there are no disputes or claims pending or threatened in relation to the Alumina Fund.

  (D)
  So far as the Seller is aware the Alumina Fund has complied with all requirements of legislation.

  (E)
  In relation to the Alumina Fund, so far as the Seller is aware, all contributions due at the date hereof have been paid.

  (F)
  In relation to the Alumina Fund, all death benefits are fully insured at normal rates.

27.
Global pensions

  Except under the schemes and arrangements referred to in Warranties 24, 25 and 26 or identified in the Disclosure Letter in respect of those Warranties:

    (i)
    the Group has no liability to pay any pension or death benefits or to pay any contribution or premium in respect of such benefits to or for any of its employees or former employees; and

    (ii)
    no member of the Retained Group has any liability to pay any pension or death benefits or to pay any contribution or premium in respect of such benefits to or for any of the Assumed Employees.

28.
German pensions

(A)
For the purpose of this Warranty, "German Employees" means:

(i)
the employees, registered managing directors (Geschätsführer), members of the board of directors (Vorstandsmitglieder) of the German companies and subsidiaries immediately before Completion; and

(ii)
the German companies and subsidiaries' pensioners and former employees, registered managing directors, members of the board of directors, or any other individual with unforfeitable pension entitlements (unverfallbare Anwartschaft) immediately before Completion.

(B)
In relation to all pension schemes of the German companies and subsidiaries, the Seller has disclosed complete copies of the Pension Regulation (Rehegeldordnung), all pension arrangements with the German Employees, all documents to matters relevant to the provision of pension benefits for the German Employees not set out in the Pension Regulation or pension arrangements disclosed, all information necessary to calculate the entitlements to the German Employees, and details of all established discretionary practices affecting the German Employees.

(C)
The reserves on the balance sheet for pension liabilities under any pension arrangement of the German companies and subsidiaries have been made on the basis of expert's opinions applying actuarial methods in the maximum amounts permissible under §6 a of the German Income Tax Act (Einkommensteuergesetz, EStG) after deduction of any amount to be amortised resulting from the introduction of the Heubeck 1998 tables.

(D)
In relation to pensioners, the Seller's German companies and subsidiaries have adjusted pension benefits until Completion in accordance with Section 16 of the German Company Pensions Act (Gesetz zur Verbesserung der betrieblichen Altersversorgung, BetrAVG).

  (E)
  So far as the Seller is aware, there are no disputes or claims pending or threatened in respect of pension benefits for the German Employees.

29.
The Accounts and Tax

  No member of the Group has any liability in respect of Taxation arising in respect of any period ended on or before the Accounts Date (whether actual or contingent) that is not disclosed or provided for in the Accounts and, in particular, has no outstanding liability for:

    (i)
    Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

    (ii)
    for purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Accounts Date that is not provided for in the Accounts.

30.
Close Company

  No member of the Group is a close company.

31.
Demergers

  No member of the Group is a company concerned in an exempt distribution made within the five years ending on the date of this agreement for the purposes of section 214 ICTA (chargeable payments concerned with exempt distributions).

32.
Stamp Duty

  All documents which are required to be stamped, which are in the possession of any member of the Group and by virtue of which any member of the Group has any right or in the enforcement of which such member of the Group is directly interested, have been duly stamped.

Schedule 4

Limitations on the Seller's Liability under the
Warranties, the Tax Deed and the Environmental Deed

1.
General

(A)
The Seller shall not be liable under the Warranties or, in the case of paragraphs (ii) and (iv) below, under the Environmental Covenant:

(i)
to the extent that the fact, matter or circumstance which might result in a claim or possible claim is fairly disclosed in the Disclosure Letter;

(ii)
to the extent that the subject of the claim is specifically provided for under the terms of this agreement or provided for, allowed or reserved in the 1999 Accounts or has otherwise been taken into account or reflected in the Completion Accounts, to the extent it has been taken into account in calculating or settling the Final Consideration;

(iii)
to the extent that liability for any breach occurs or is increased directly or indirectly as a result of any legislation, regulation or regulatory requirement not in force on or prior to the date of this agreement or as a result of the withdrawal of any published extra-statutory concession or other published agreement or arrangement having general application currently granted by or made with any governmental or regulatory authority in any such case having retrospective effect or as a result of any change, after the date of this agreement, of any generally accepted interpretation or application of any legislation, regulation or regulatory requirement or as a result of the introduction of, or any change in, any enforcement policy, practice or requirement of any relevant authority; or

(iv)
to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost or liability or loss to the Purchaser or any member of the Group.

(B)
References to the warranties in paragraphs 1(A)(iii), 4, 5(B), 5(C), 7, 9, 11 and 12 of this Schedule shall not include the Environmental Warranties and the provisions of the Environmental Deed shall operate to limit the liability of the Seller in respect of any claim under the Environmental Warranties to the extent specified in the Environmental Deed.

(C)
Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

2.
Recovery from Insurers

  If, in respect of any matter which would give rise to breach of the Warranties or a claim under the Environmental Covenant, any member of the Purchaser's Group is entitled to claim under any policy of insurance, then no such matter shall be the subject of a claim for a breach of the Warranties or under the Environmental Covenant unless and until the appropriate member of the Purchaser's Group shall have made a claim against its insurers and used reasonable endeavours to pursue such claim and any such insurance claim shall then reduce by the amount recovered (less the reasonable costs of recovery and any Tax payable thereon) or extinguish any such claims for breach of the Warranties or under the Environmental Covenant.

3.
No liability if loss is otherwise compensated for

(A)
The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of any individual breach of the Warranties or claim under the Tax Deed or Environmental Covenant. The Seller shall not be liable in respect of any breach of the Warranties if and to the extent that the loss is or has been included in a claim under the Tax Deed or the Environmental Covenant which has been satisfied, nor shall the Seller be liable in respect of a claim under the Tax Deed or the Environmental Covenant if and to the extent that the loss is or has been satisfied as a result of a claim for breach of the Warranties.

  (B)
  In calculating the liability of the Seller for any breach of the Warranties or in respect of any claim under the Environmental Covenant, there shall be taken into account the amount by which any Taxation for which any member of the Purchaser's Group is accountable or liable has actually been reduced or extinguished as a result of the matter giving rise to such liability or (as the case may be) has actually been increased by reason of any Taxation being payable by such member on the amount received in respect of such claim from the Seller. If, following any payment made by the Seller to the Purchaser in respect of a claim under the Warranties, the amount of Taxation for which the Purchaser or any member of the Purchaser's Group is liable is reduced as a result of the matter giving rise to such claim then the Purchaser shall, or shall procure that the relevant member of the Purchaser's Group shall, forthwith following such reduction, pay to the Seller a sum equal to the amount of such reduction.

4.
Time limits for bringing claims

  No claim shall be brought against the Seller in respect of breach of any of the Warranties unless the Purchaser shall have given to the Seller written notice of such claim specifying, so far as practicable in the circumstances (i) the matter which gives rise to the breach or claim in reasonable detail, (ii) the nature of the breach or claim and (iii) a reasonable estimation (such estimation to be without prejudice to the amount of any final claim) of the amount claimed in respect thereof (detailing the Purchaser's calculation of the loss thereby alleged to have been suffered by it or the relevant member of the Purchaser's Group):

  (A)
  subject to sub-paragraph (B), in respect of any claims under the Warranties, on or before the first anniversary of the Completion Date; or

  (B)
  in respect of any claims under the Tax Warranties, on or before the expiry of the period provided for in clause 4(A) of the Tax Deed in relation to the jurisdiction relevant to that claim.

  PROVIDED that the liability of the Seller in respect of such claim other than a claim under the Tax Deed shall, subject to paragraphs 6(A) and 11 below, absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within nine months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

5.
Quantum

(A)
The aggregate liability of the Seller in respect of all claims under the Warranties or the Environmental Covenant shall in no event exceed $450 million.

(B)
No amount shall be payable by the Seller in respect of any claim under the Warranties in respect of each individual item to which such claim relates unless the amount of such claim in respect of such item exceeds $175,000. Any claims which share a common basis by reference to the nature of the acts or omissions or circumstances in respect of which each claim is made, shall be aggregated for the purposes of this sub-paragraph (B). Any claims which do not share a common basis as aforesaid shall be treated for the purposes of this sub-paragraph (B) as giving rise to separate claims.

(C)
Subject always to sub-paragraph (B), the Seller shall have no liability in respect of any claim under the Warranties unless and until the aggregate liability of the Seller under all such claims exceeds $10,000,000, in which event the liability of the Seller shall be limited to the amount by which such aggregate amount exceeds $10,000,000.

6.
Recovery from Third Parties

(A)
Where the Purchaser and/or any member of the Purchaser's Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a breach of the Warranties or a claim under the Environmental Covenant, the Purchaser shall and shall procure that the relevant member of the Purchaser's Group shall (subject to sub-paragraph (D) below and subject to the Purchaser or the relevant member of the Group being indemnified and secured to its reasonable satisfaction against all losses, costs, expenses and damages which it may thereby incur) undertake such steps as the Seller may reasonably request to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of the claim against the Seller and for this purpose the proviso to paragraph 4 will not apply to any such notification until such time as the Purchaser has ceased enforcing recovery from such third party). In the event that the Purchaser or any member of the Purchaser's Group shall recover any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount recovered (after deduction of any expenses incurred by the Purchaser or any member of the Purchaser's Group in recovering such amount, and any applicable Taxation).

(B)
If the Seller pays at any time to the Purchaser or any member of the Purchaser's Group an amount pursuant to a breach of the Warranties or claim under the Environmental Covenant and the Purchaser or any member of the Purchaser's Group subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall and shall procure that the relevant member of the Purchaser's Group shall (subject to sub-paragraph (D) below and subject to the Purchaser and the relevant member of the Purchaser's Group being indemnified and secured to its reasonable satisfaction against all losses, costs, expenses and damages which it may thereby incur) undertake such steps as the Seller may reasonably request to enforce such recovery, and upon recovery from such other person shall forthwith repay to the Seller so much of the amount paid by the Seller to the Purchaser or any member of the Purchaser's Group as does not exceed the sum recovered from such other person, after deduction of any expenses incurred by the Purchaser or any member of the Purchaser's Group in recovering such amount, and any applicable Taxation.

(C)
The Purchaser shall keep the Seller informed of any right of recovery as referred to in sub-paragraphs (A) and (B) above of which it becomes aware and as to the progress of the enforcement thereof.

(D)
Sub-paragraphs (A) and (B) above shall not require the Purchaser to take, permit or omit, or procure the taking, permitting or omission of, any step or action in relation to any entitlement to recover from a third party where the Purchaser can demonstrate to the Seller (acting reasonably) that it is probable that the taking, permitting or omission of the relevant step or action would have an adverse effect on any trading relationship or the goodwill of a member of the Group or, in relation to any Business, the goodwill of the relevant member of the Purchaser's Group, which would be material to the Acquired Business.

(E)
Breach of this paragraph 6 will give rise to a damages claim against the Purchaser but will not invalidate the applicable claim for breach of Warranty.

7.
Conduct of litigation

(A)
Upon the Purchaser or any member of the Purchaser's Group becoming aware of any claim, action or demand against it or any other matter likely to give rise to any claim, action or demand in respect of any of the warranties or in respect of the indemnities set out in clauses

    7.12, 7.13, 7.15 and 8.2 and paragraph 5 of section 4 of the Properties Manual (the "Indemnities"), the Purchaser shall and shall procure that the appropriate member of the Purchaser's Group shall:

    (i)
    as soon as practicable notify the Seller by written notice as soon as it appears to the Purchaser that any assessment or claim of a third party received by or coming to the notice of the Purchaser or any member of the Purchaser's Group may result in a claim under the Warranties or the indemnities;

    (ii)
    subject to the Seller indemnifying the Purchaser and/or the relevant member of the Purchaser's Group in a form reasonably satisfactory to the Purchaser against any liability, cost, damage or expense which may be incurred thereby:

    (a)
    subject to sub-paragraph (C) below, take such action and give such information and access to personnel, premises, chattels, documents and records to the Seller and its professional advisers as the Seller may reasonably request and the Seller shall be entitled to require any relevant company to take such action and give such information and assistance reasonably requested by the Seller in order to avoid dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

    (b)
    at the request of the Seller and subject to sub-paragraph (C) below, allow the Seller to take the sole conduct of such actions as the Seller may deem appropriate in connection with any such assessment or claim in the name of the Purchaser or the relevant member of the Purchaser's Group and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as it may require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Purchaser or the relevant member of the Purchaser's Group, as appropriate, but to act in accordance with the Seller's instructions;

    (c)
    make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Seller; and

    (iii)
    take all reasonable action to mitigate any loss suffered by it or any member of the Purchaser's Group in respect of which a claim could be made under the Warranties.

  (B)
  Subject to the Seller giving 3 Business Days' notice of its intention to settle any such third party assessment or claim and the proposed terms of any such settlement, the Seller shall be entitled at any stage and at its absolute discretion to settle any such third party assessment or claim at its sole cost and expense.

  (C)
  Save in relation to third party claims which might give rise to a claim under the indemnities, the Seller shall not be entitled to unreasonably withhold or delay the consent referred to in sub-paragraph (A)(ii)(c) above and subparagraphs (A)(ii)(a) and (b) above shall not require the Purchaser to take, permit or omit, or procure the taking, permitting or omission of, any step or action in relation to any third party claim where the Purchaser can demonstrate to the Seller (acting reasonably) that it is probable that the failure to give consent or, as the case may be, the taking, permitting or omission of the relevant step or action would have an adverse effect on any trading relationship or the goodwill of a member of the Group or, in relation to any Business, the goodwill of the relevant member of the Purchaser's Group, which would be material to the Acquired Business.

  (D)
  Save in relation to a breach of the notification obligation set out in paragraph (A)(i) above, breach of this paragraph 7 will give rise to a damages claim by the Seller but will not invalidate the applicable claim for breach of Warranty.

8.
Accuracy of Information

(A)
The Purchaser acknowledges and agrees with the Seller (for itself and for the benefit of each other member of the Retained Group and its officers and employees and those of such other members) that the invitation to it by any member of the Retained Group to consider the purchase of the Shares or any of them, the Businesses and the Assets and the provision of information (whether written or oral) relating to any member of the Retained Group or Group, its undertaking, financial position or prospects and any estimate, budget or forecast made, or opinion expressed, in relation thereto (whether written or oral) were made or expressed by or on behalf of any member of the Retained Group and accepted by the Purchaser, and this agreement is entered into, on the basis and condition that (save as expressly provided in this agreement) no member of the Retained Group nor any of the officers or employees of any such member has made or makes any representation or warranty as to the accuracy or completeness of such information or estimate, budget or forecast, or expression of opinion, or accepts any duty of care in relation to the Purchaser in respect of the provision of such information or the making of such estimate, budget or forecast, or expression of opinion, and that (save in the case of fraud) none of such persons shall be under any liability to the Purchaser or to any third party in respect thereof and that (save as expressly provided in this agreement and save in the case of fraud) none of such persons shall be under any liability to the Purchaser in the event that, for whatever reason, such information or estimate, budget or forecast, or expression of opinion is or becomes inaccurate, incomplete or misleading in any particular.

(B)
The Purchaser acknowledges and agrees with the Seller that the Purchaser has had independent legal and financial advice relating to the purchase of the Shares, the Businesses and the Assets and to the terms of this agreement and the documents to be executed pursuant hereto, including the terms of this paragraph 8.

9.
Acts of Purchaser

(A)
No claim shall lie against the Seller under or in relation to the Warranties to the extent that such claim is attributable to:

(i)
any voluntary act, omission, transaction, or arrangement carried out at the written request of or with the written approval of the Purchaser before Completion;

(ii)
any voluntary act, omission, transaction or arrangement carried out, on or after Completion, by or on behalf of the Purchaser or by or on behalf of a member of the Purchaser's Group outside the ordinary course of business and not pursuant to an obligation of the Group or the Businesses entered into before Completion. It is acknowledged, for the purposes of this paragraph 9(A)(ii), that reorganisations, changes in ownership, acquisitions and disposals are within the ordinary course of business of the Purchaser's Group;

(iii)
any admission of liability made by or on behalf of the Purchaser or by or on behalf of any member of the Purchaser's Group or by or on behalf of persons deriving title from the Purchaser or a member of the Purchaser's Group on or after Completion.

(B)
For the purposes of this paragraph 9, the definition of "Purchaser's Group" shall be restricted so that it includes only companies which are engaged in the Acquired Business (as carried on at the relevant time).

10.
Claim to be Reduction of Final Consideration

  Any payment made by the Seller in respect of any claim under the Warranties, the Tax Deed or the Environmental Covenant shall (so far as possible) where it relates to a Company be a repayment by the Seller of the consideration payable under this agreement for the Shares of the relevant Company to which the claim relates, where it relates to a Subsidiary it shall be such a repayment of the consideration so payable under this agreement for the Shares of the relevant Company which holds the shares in that Subsidiary and where it relates to the Businesses it shall be a repayment of the consideration so payable for the Businesses.

11.
No Liability for Contingent or Non-Quantifiable Claims

  If any breach of the Warranties arises by reason of some liability which, at the time such breach or claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be. So long as such claim shall have been notified to the Seller in accordance with paragraph 4, as appropriate, then the proviso to paragraph 4 shall be amended in relation to such claim so as to require, subject to paragraph 6(A), that legal proceedings be commenced within nine months from the date on which the said liability ceases to be contingent or becomes capable of being quantified, as the case may be, in order for the liability of the Seller not to determine.

12.
Mitigation

  Nothing herein contained shall affect or modify any obligation of the Purchaser under the general law to mitigate the loss in respect of which it may be entitled to make any claim under this agreement and save as expressly herein provided, the quantification of such loss shall follow the applicable provisions of the general law.

13.
Scope of Warranties

  The only Warranties given directly or indirectly:

    (i)
    In respect of the Relevant Properties are those contained in paragraphs 2(B), 2(C), 2(D), 9, 16 and 32 of Schedule 3 and, to the extent this does not extend the scope of the Warranties in the said paragraphs 2(B), 2(C), 2(D), 9, 16 and 32, paragraphs 6(A), (B) and (C) and 7(A) of Schedule 3;

    (ii)
    in respect of Intellectual Property are those contained in paragraphs 20 and 22 of Schedule 3 and, to the extent this does not extend the scope of the Warranties in the said paragraphs 20 and 22, paragraphs 6(A), (B) and (C) and 7(A) of Schedule 3;

    (iii)
    in respect of IT Systems are those contained in paragraphs 21 and 22 of Schedule 3 and, to the extent this does not extend the scope of the Warranties in the said paragraphs 21 and 22 of Schedule 3, paragraphs 6(A), (B) and (C) and 7(A) of Schedule 3;

    (iv)
    in respect of Environmental Matters are the Environmental Warranties and, to the extent this does not extend the scope of the said Environmental Warranties, paragraphs 6(A), (B)and (C) and 7(A) of Schedule 3; and

    (v)
    in respect of Taxation are the Tax Warranties and, to the extent this does not extend the scope of the said Tax Warranties, paragraphs 6(A) (B) and (C) and 7(A) of Schedule 3.

14.
Scope of this Schedule

  The provisions of this Schedule, other than paragraph 1(A)(i), shall not apply to limit the Seller's liability in respect of a breach of paragraphs 1 and 2 of Schedule 3.

Schedule 5

The Companies

UK

Laporte Absorbents (Baulking) Limited
AlphaGary Limited
Caledonian Applied Technology Limited
Micro-Image Technology Limited
Laporte Pigments (UK) Limited
Inorganic Pigments Limited

US

Laporte America Inc.

Germany

Laporte Pigmente Holding GmbH
Silo Pigmente GmbH

Italy

Laporte Italia SpA

Spain

Laporte Industries Spain SL

Singapore

Laporte Industries (Singapore) Pte Ltd

Sweden

Laporte Kemwood AB

Finland

Laporte Kemwood oy

Taiwan

Laporte (Taiwan) Limited

Canada

A1phaGary (Canada) Limited

Schedule 6

The Subsidiaries

UK

Compugraphics International Limited
IC Masks Limited
Colorbatch Limited

US

Laporte Inc.
Laporte Pigments, Inc.
Lurex, Inc.
AlphaGary Corporation
Garevode Inc.
Chemical Specialities, Inc.
Exsil, Inc.
Electrochemicals Inc.
Cyantek Corporation
Southern Clay Products, Inc.
Compugraphics U.S.A Inc.
Laporte Water Technologies, Inc.

Germany

Chemische Werke Brockhues AG

Italy

Sidercrom Srl

Schedule 7

Pensions

PART I—UK

1.
INTERPRETATION

  For the purposes of this Part I of Schedule 7, the following terms have the following meanings:

  "Actuary's Letter" means the letter from the Seller's Actuary to the Purchaser's Actuary, a copy of which is annexed to this Schedule.

  "Adjustment Rate" means, in respect of any period, the rate specified in the Actuary's Letter.

  "Compugraphics Plan" means the Compugraphics International Ltd Pension & Life Assurance Plan.

  "Contractual Pay" has the meaning which applies for the purpose of LGPT.

  "EGS Pension Fund" means the EGS Pension Fund section of LGPT.

  "Former Schemes" means any UK retirement benefits schemes established by any of the Companies or the Subsidiaries or in which they have participated other than the Disclosed Schemes as defined in warranty 25(B).

  "Interim Period" means the period from Completion to the day before the Pension Transfer Date (both dates included).

  "LPF" means the Laporte Pension Fund section of LGPT.

  "LRP" means the Laporte Retirement Plan/Laporte Retirement Plan Premium section of LGPT.

  "LGPT" means the Laporte Group Pension Trust established by a trust deed dated 30 June 1948 or (for the purpose of paragraphs 3(D) and (E)) in respect of a Relevant Employee, the section of the Laporte Group Pension Trust of which the Relevant Employee was an active member immediately before the Pension Transfer Date.

  "Money Purchase Benefits" means the benefits payable to and in respect of the Transferring Employees:

  (A)
  under the Money Purchase Pension Fund;

  (B)
  under the Laporte Retirement Plan in respect of contributions made to Premium Accounts; or

  (C)
  on a money purchase basis under any section of LGPT in respect of transfers-in or voluntary contributions.

  "Money Purchase Pension Fund" means the Laporte Money Purchase Pension Fund section of LGPT.

  "Payment Date" means whichever is the first to occur of:

  (A)
  the date which is one month after the date on which the Transfer Amount is agreed between the Seller's Actuary and the Purchaser's Actuary in accordance with paragraph 4(B) or determined by an independent actuary appointed pursuant to paragraph 7; and

  (B)
  the date on which the trustees of LGPT make the payment to the trustees of the Purchaser's Scheme referred to in paragraph 4(C)(i).

  "Pension Account" has the meaning which applies for the purpose of LGPT.

  "Pensionable Pay" has the meaning which applies for the purpose of LGPT.

  "Pension Transfer Date" means the date six months after the Completion Date.

  "Premium Account" has the meaning which applies for the purpose of LGPT.

  "Purchaser's Actuary" means Feargus Mitchell of Deloitte & Touche or any other actuary of Deloitte & Touche nominated by the Purchaser for the purpose of this Schedule.

  "Purchaser's Scheme" means a new or existing arrangement or arrangements established by the Purchaser and approved under Chapter I or Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988 or for which application for such approval has been made before the Pension Transfer Date.

  "Relevant Company" means the Purchaser and any subsidiary or associated company of the Purchaser which employs Relevant Employees between Completion and the Pension Transfer Date and each of the UK Employers.

  "Relevant Employee" means a person who, at Completion, is:

  (A)
  an Assumed Employee or an Employee; and

  (B)
  an active member of LGPT or in a waiting period to become an active member of LGPT.

  "Scheme Salary" has the meaning which applies for the purpose of LGPT.

  "Seller's Actuary" means John Ball of Watson Wyatt Partners or any other actuary of Watson Wyatt Partners nominated by the Seller for the purpose of this Schedule.

  "Transfer Amount" means such amount calculated by the Seller's Actuary (or determined by an independent actuary in accordance with paragraph 7) as would be sufficient on the actuarial assumptions and methods set out in the Actuary's Letter to fund the liabilities (excluding those in respect of Money Purchase Benefits dealt with under paragraph 5 below) for benefits under LGPT in respect of the Transferring Employees, making allowance for projected future increases in pay.

  "Transferring Employee" means a Relevant Employee:

  (A)
  who becomes a member of the Purchaser's Scheme with effect from the Pension Transfer Date; and

  (B)
  who accepts an invitation under paragraph 3(C)(ii) below to take a transfer of a sum from LGPT to the Purchaser's Scheme in place of all of the benefits payable in respect of his or her membership of LGPT, and who has not subsequently withdrawn his or her acceptance.

  "UK Employers" means Laporte Absorbents (Baulking) Limited, AlphaGary Limited, Micro-Image Technology Limited and Laporte Pigments UK Limited.

2.
INTERIM PERIOD

(A)
The Seller and the Purchaser will each use all reasonable endeavours to obtain the approval of the Inland Revenue to the participation of the Relevant Companies in LGPT during the Interim Period.

(B)
Subject to the approval of the Inland Revenue being obtained as described in (A) above, for the duration of the Interim Period:

(i)
the Seller will procure that the Relevant Companies may participate in LGPT as employers in respect of the Relevant Employees; and

(ii)
the Purchaser covenants that the Relevant Companies will so participate, but in respect only of the Relevant Employees who are from time to time members of LGPT.

  (C)
  The Relevant Companies' participation under paragraph (B) will be on the basis that a Relevant Employee will retain any right he or she had at Completion to become an active member of LRP, or to opt for a higher rate of contributions under LRP.

  (D)
  The Purchaser covenants that, during and in respect of the Interim Period:

  (i)
  the Relevant Companies will pay contributions to LGPT at the following rates:

  (a)
  in respect of Relevant Employees who are active members of the LRP, 15.3% of Contractual Pay;

  (b)
  in respect of Relevant Employees who are active members of the EGS Pension Fund, 12.5% of Scheme Salary;

  (c)
  in respect of Relevant Employees who are active members of the Money Purchase Pension Fund, 150% of the amounts to be credited to member's Pension Accounts; and

  (d)
  in respect of Relevant Employees who are active members of the LRP, in accordance with the rates derived from the most recent valuation of LGPT;

  (ii)
  the Relevant Companies will deduct from pay and pass to LGPT contributions payable by Relevant Employees, including voluntary contributions;

  (iii)
  if any contribution under (i) or (ii) above is not paid or passed to LGPT within 10 days of the end of the calendar month in which it is due, the Relevant Company which is in default will pay interest on the outstanding amount for the period of delay at the Interest Rate or (in respect of contributions under paragraph (c) or (d) above) in line with the variation in the offer price of units representing the relevant Pension Accounts or Premium Accounts, if higher;

  (iv)
  the Relevant Companies will comply with the provisions of LGPT;

  (v)
  the Relevant Companies will not exercise any power or discretion under LGPT which would affect the benefit entitlements of the Relevant Employees without the consent of the Seller (such consent not to be unreasonably withheld or delayed);

  (vi)
  the Relevant Companies will complete such documents as the trustees of LGPT may reasonably require;

  (vii)
  the Relevant Companies will nominate Laporte plc to exercise any powers or rights which the Purchaser would otherwise have under the Pensions Act 1995 or, where such nomination is not permitted under the terms of the Act, exercise such powers and rights only in accordance with the directions of Laporte plc;

  (viii)
  the Relevant Companies will make such elections and execute such documents as may be necessary to procure that the employment of Relevant Employees who are active members of the EGS Pension Fund remains contracted-out employment for the purpose of the Pension Schemes Act 1993;

  (ix)
  if any Relevant Employee:

  (a)
  receives an increase (or aggregate increases) in pensionable pay exceeding an annual rate of 5% or

  (b)
  takes early retirement at the employer's request,

    the Relevant Company which employs the Relevant Employee will promptly notify the trustees of LGPT, who will be entitled to determine a reasonable special additional employer contribution properly reflecting additional costs arising from such excess increase or early retirement, in the case of early retirement calculated in line with the standard terms applicable to Employers under the LGPT from time to time, and the Relevant Company will within seven days of a demand pay such contribution to the trustees of LGPT; and

    (x)
    the Relevant Companies will promptly deliver to the Seller and the Seller's Actuary drafts before they are issued, and copies once they are issued, of all notices and announcements relating to LGPT or the Purchaser's Scheme supplied to the Relevant Employees before the Pension Transfer Date.

  (E)
  The Seller will procure that, during the Interim Period, no power or discretion under LGPT is exercised in a way which would or might affect the Transfer Amount and/or all or any of the Relevant Employees save with the consent of the Purchaser (such consent not to be unreasonably withheld or delayed) or as required by law.

  (F)
  Payment of any amount required by the trustees of LGPT from the Relevant Companies in accordance with clause 11.2 of the Definitive Deed for LGPT dated 5 July 1990 shall be paid by the Seller.

3.
THE PURCHASER'S SCHEME

(A)
The Purchaser will establish the Purchaser's Scheme (if not already established) on or before the Pension Transfer Date and will continue the Purchaser's Scheme in full force and effect for a period of at least two years from that date.

(B)
The Purchaser will use all reasonable endeavours to ensure that the Purchaser's Scheme is approved by the Inland Revenue under Chapter I or Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988 on or as soon as practicable after the Pension Transfer Date, and will procure that the trustees of the Purchaser's Scheme (if it is a retirement benefits scheme) do the same.

(C)
The Purchaser will procure that each Relevant Employee then employed by the Relevant Companies will be invited:

(i)
at least eight weeks before the Pension Transfer Date, to become a member of the Purchaser's Scheme with effect from the Pension Transfer Date; and

(ii)
at least eight weeks before, or (if the Seller's Actuary is required under 4(B) below to identify individual figures) as soon as reasonably practicable after, the Pension Transfer Date, (subject to the Relevant Employee accepting the invitation under (i) above) to take a transfer of a sum from LGPT to the Purchaser's Scheme in accordance with this Schedule in place of all the benefits payable in respect of his or her membership of the LGPT.

The invitation will be in a form previously agreed by the Seller (such agreement not to be unreasonably withheld or delayed).

(D)
The Purchaser will procure that, as at the Pension Transfer Date, the Purchaser's Scheme will provide benefits in respect of service after the Pension Transfer Date for the Relevant Employees who accept the invitation under (C)(i) above such that the overall remuneration for each category of Relevant Employees is in the opinion of the Purchaser's Actuary broadly comparable overall with the overall remuneration before Completion, taking into account:

(i)
any State pensions also payable;

(ii)
any employee contributions;

(iii)
any other employee benefits provided.

  For this purpose the Relevant Employees are divided into the following "categories": members of LPF, members of the EGS Pension Fund, and members of LRP.

  (E)
  Subject to the payment of the Transfer Amount, the Purchaser will procure that the Purchaser's Scheme will provide for and in respect of each Transferring Employee benefits in respect of pensionable service in LGPT before the Pension Transfer Date which, in the opinion of the Purchaser's Actuary, are at least equal in value to the benefits that would have been provided for or in respect of the member under LGPT in respect of pensionable service before the Pension Transfer Date if the employee had remained an active member of LGPT up to the date of retirement, death or leaving service.

  (F)
  Subject to payment of the Transfer Amount, the Purchaser will procure that the Purchaser's Scheme assumes the liabilities of the EGS Pension Fund under the Pension Schemes Act 1993 in respect of the contracted-out employment of each Transferring Employee.

  (G)
  The Purchaser will, if so requested by the trustees of LGPT, undertake and procure that the other Relevant Companies and the trustees of the Purchaser's Scheme if appropriate shall on payment of the Transfer Amount undertake direct with the Seller and the trustees of LGPT in the terms of paragraphs (D) to (F) above.

  (H)
  The Purchaser will not, and will procure that no company in the Purchaser's Group will, encourage or initiate any legal action or provide financial assistance for the purpose of requiring the trustees of LGPT to pay a larger amount than the Transfer Amount plus transfer payments in respect of the Money Purchase Benefits.

4.
THE TRANSFER AMOUNT

(B)	(i)	At least four weeks before the Pension Transfer Date, the Purchaser will provide the Seller with copies of the Relevant Employees' written acceptances of the invitation under 3(C)(i) above, and with such other documents and information in the Relevant Companies' possession or control as the Seller or the Seller's Actuary may reasonably require in order to calculate the Transfer Amount.
	(i)	As soon as reasonably practicable after the Pension Transfer Date the Purchaser will provide the Seller with the Transferring Employees' written acceptances of the invitation under 3(C)(ii) above.

(B)
The Seller will procure that the Seller's Actuary calculates the Transfer Amount within three months after the later of the Pension Transfer Date and the date on which the Seller's Actuary receives the information referred to in (A)(i) above and promptly notifies the Purchaser's Actuary of the amount (indicating how much of the Transfer Amount relates to each Relevant Employee and, in relation to any contracted-out employment, how much in each case relates to any guaranteed minimum pension) and provides sufficient information to enable the Purchaser's Actuary to verify the calculations for the purpose of agreeing the Seller's Actuary's calculations. If the Purchaser's Actuary is unable to agree the Seller's Actuary's calculations within one month of his receipt of the Seller's Actuary's calculations and information referred to above the matter may be submitted to an independent actuary pursuant to paragraph 7. If the Purchaser's Scheme will use the Transfer Amount to provide benefits on a basis such that they will vary depending on future investment returns or annuity rates, the Purchaser will procure that the identified amount be credited to the individual account(s) of the Transferring Employee concerned on a fully vested basis.
(C)
Subject to the Seller being satisfied that the Purchaser has met or will meet its obligations under paragraphs 2 and 3 above and to the consent of the Inland Revenue having been obtained to such a payment:
    (i)
    the Seller will use all reasonable endeavours (including the payment of a special contribution to the LGPT) to procure that, on or as soon as practicable after the Transfer Amount is calculated under paragraph (B) above, the trustees of LGPT pay the Transfer Amount to the trustees of the Purchaser's Scheme, in such assets as the trustees of LGPT and the Purchaser's Scheme agree or failing such agreement in cash; and

    (ii)
    to the extent that the trustees of LGPT do not pay in full the Transfer Amount by the Payment Date, the Seller will itself pay the Transfer Amount or the balance outstanding to the Purchaser in cash by way of adjustment to the consideration, and the Purchaser will promptly contribute an equal amount to the Purchaser's Scheme.

  (D)
  In the event that the Transfer Amount is paid, or is partly paid, after the Pension Transfer Date for whatever reason, the Transfer Amount (or as the case may be any part of the Transfer Amount for the time being remaining unpaid) will be adjusted by applying the Adjustment Rate in respect of the period from the Pension Transfer Date up to the day before the date on which payment is made.

  (E)
  If the trustees of LGPT offer, on any day after the date which is three months after the Pension Transfer Date, a payment or payments on account of amounts then outstanding the Purchaser will procure that such offer is accepted on such basis. If any such offer cannot be accepted for any reason within the control of the Relevant Companies or the trustees of the Purchaser's Scheme, the Adjustment Rate shall not be applied to the amount of the payment offered after the date of the offer, except if the application of the Adjustment Rate would serve to reduce the payment due.

5.
MONEY PURCHASE BENEFITS

(A)
The Money Purchase Benefits shall be disregarded for the purposes of calculating the Transfer Amount, but the Seller shall procure that the trustees of LGPT will promptly after the Pension Transfer Date transfer to the Purchaser's Scheme the realisable value of the account of each Transferring Employee in respect of Money Purchase Benefits and/or request the relevant insurance companies to transfer the assets representing that account. The Seller will provide information and otherwise cooperate with such insurance companies and will procure that the trustees of LGPT do so, with a view to ensuring that the amounts to be transferred in respect of the Money Purchase Benefits are transferred without undue delay.

  (B)
  The Purchaser will procure that any transfer payment made to the Purchaser's Scheme in respect of the Money Purchase Benefits of a Transferring Employee will be credited to that Transferring Employee in full on a no-commission basis.

6.
CHANGE OF EMPLOYMENT

  If after Completion any Relevant Employee ceases to be employed by a Relevant Company and becomes employed by another company in the Purchaser's Group, that Relevant Employee will be deemed to be an employee of the Purchaser for the purposes of this Schedule, and the Purchaser will comply and will procure that such other company complies with the obligations imposed upon the Purchaser by this Schedule in relation to that employee. The Seller shall procure that the other company is admitted to participation in LGPT on the terms set out above.

7.
DISPUTES

  Any dispute between the Seller's Actuary and the Purchaser's Actuary concerning the mathematical calculation of any amount under this Schedule may, at the option of either the Seller or the Purchaser, be referred to an independent actuary to be appointed by agreement between the Seller and the Purchaser or, in default of agreement within 14 days from the first nomination of an actuary by one party to the other, by the President for the time being of the institute of Actuaries on the application of either the Seller or the Purchaser. The independent actuary shall act as an expert and not as an arbitrator. His decision shall, save in the event of manifest error, be final and binding on the parties and his costs shall be paid as he directs.

8.
DATA

  The Seller and the Purchaser will each use reasonable endeavours to procure that all such information as the Seller's Actuary or the Purchaser's Actuary or any independent actuary appointed under paragraph 7 may reasonably request for the purposes of this Schedule is supplied promptly to such actuary and that all such information is complete and accurate in all respects.

9.
FORMER SCHEMES

  The Seller will take responsibility for any Former Schemes and undertakes with the Purchaser to arrange at its own expense for any Former Scheme to be wound-up if any responsibility or liability for the Scheme remains with a Relevant Company and cannot be discharged by the Seller to the satisfaction of the Purchaser, provided that the Purchaser will procure that the Group co-operates with the Seller in winding-up or severing its connection with those schemes and the Purchaser undertakes with the Seller that it will procure that the Group so co-operates.

10.
MFR DEFICIENCY INDEMNITY

  The Seller will procure that the trustees of LGPT will, as soon as reasonably practicable after the Pension Transfer Date, produce to the Purchaser a certificate stating either:

  (a)
  that no debt is due from any Relevant Company under Section 75 of the Pensions Act 1995 and the Occupational Pension Schemes (Deficiency on Winding-up etc) Regulations 1996 as a result of its having participated in LGPT; or

  (b)
  the amount of any such debt(s).

  In the event of such a debt becoming due, the Seller will pay to the Purchaser (as agent and trustee for the Relevant Companies and by way of adjustment to the consideration for the sale of the Group) the aggregate "net amount" of any such debts that the Relevant Companies pay to the trustees of LGPT less any interest charged or adjustment made to take account of late payment after the date on which the debt was due to be paid. Provided that if the payment by the Relevant Company to LGPT is disallowed by the Inland Revenue for corporation tax purposes, notwithstanding that the Relevant Company has used all reasonable endeavours to obtain a tax deduction, the Seller shall pay the gross and not the net amount of the debts. "Net amount" means such percentage of such debts as is determined by subtracting from 100 per cent (the "gross amount") the statutory corporation tax rate applicable to the Relevant Company at the time of payment. If any sum payable by the Seller under the terms of this paragraph shall be subject to tax in the hands of the recipient, the Seller shall be obliged to pay such additional sum as may be necessary so that the total amount received after such tax shall be the same amount as the recipient would have received in the absence of the tax charge.

11.
INDEMNITIES

(A)
If any liability is imposed on the Purchaser or any other Relevant Company or the trustees or managers of the Purchaser's Scheme as a result of LGPT not having complied with the requirements of sections 62 to 66 of the Pensions Act 1995 and/or European law relating to equal access to any retirement benefits scheme of the Group as between male and female employees, and such liability is not allowed for in the Actuary's Letter, the Seller agrees to pay to the Purchaser (as agent and trustee for the Relevant Company and the trustees or managers of the Purchaser's Scheme and by way of adjustment to the consideration for the sale of the Group) an amount equal to the Relevant Company's or trustees' or managers' costs, liabilities and expenses (on an after-tax basis) resulting from the failure to comply with those requirements. For the avoidance of doubt this indemnity does not extend to equalising guaranteed minimum pensions.

(B)
If any liability is imposed on the Purchaser or on any other Relevant Company relating to the Former Schemes under section 75 of the Pension Act 1995 or section 144 of the Pension Schemes Act 1993, the Seller agrees to pay to the Purchaser (as agent and trustee for the Relevant Company) an amount equal to the Relevant Company's costs, liabilities and expenses (on an after-tax basis) arising out of the operation of those sections.

12.
COMPUGRAPHICS PLAN

  The Seller warrants that Compugraphics Plan valuations have been carried out on the basis that benefits (including benefits for deferred members and members who have taken transfers out of the Compugraphics Plan) in respect of post May 1990 service have been equalised for men and women in accordance with the details set out in Appendix I to the funding review for the trustees of the Compugraphics Plan dated January 1996 (for the purposes of this paragraph "Appendix I"). The Seller also warrants that the Compugraphics Plan's governing documentation has been amended and announcements provided to all members fully reflecting the details set out in Appendix I and in compliance with the legal requirements of sections 62 to 66 of the Pensions Act 1995 and Article 141 of the Treaty of Rome. If any of the warranted statements in this paragraph are inaccurate in part or their entirety, the Seller shall indemnify the Purchaser against any amounts, costs and expenses incurred by the Purchaser or any other Relevant Company or the trustees or managers of the Compugraphics Plan which would not have been incurred had the statements been accurate in their entirety. This indemnity does not extend to equalising guaranteed minimum pensions.

PART 2—IRELAND

1.
The Seller and the Purchaser shall procure that a Deed of Substitution is executed on and with effect from Completion replacing Alumina Chemicals Limited as the Principal Employer of the Alumina Chemicals Limited (1997) Pension Fund ("the Irish Scheme") with the Purchaser (or such company as the Purchaser shall nominate).

2.
The Seller and the Purchaser shall procure that a Deed of Amendment is executed on and with effect from Completion amending the Scheme to remove the requirement for the Seller to consent to the exercise of the powers to amend, augment and appoint (and remove) trustees under the Irish Scheme.

3.
The Seller agrees to procure, as referred to in Schedule 10, that Laporte Administration Services Limited shall provide administrative services to the trustees of the Irish Scheme for a period ending on the date 6 months after Completion or such later date as the Seller and the Purchaser shall agree in writing.

4.
The Seller and the Purchaser agree to take the necessary steps to transfer the Irish Trustee Company to Purchaser on and with effect from Completion.

Schedule 8
Apportionment Table

Allocation of Provisional Consideration

$ million
UK
Laporte Absorbents (Baulking) Limited	9.1
AlphaGary Limited	43.2
Caledonian Applied Technology Limited	49.0
Micro-Image Technology Limited	47.1
Laporte Pigments (UK) Limited	13.2
Inorganic Pigments Limited	0.8
Other Assets (see further allocation below)	95.9
US
Laporte America Inc.	685.4
Germany
Laporte Pigmente Holding GmbH	47.25
Silo Pigmente GmbH	5.25
Italy
Laporte Italia SpA	53.0
Spain
Laporte Industries Spain SL	3.7
Singapore
Laporte Industries (Singapore) Pte Limited	36.3
Sweden
Laporte Kemwood AB	1.7
Finland
Laporte Kemwood Oy	0.2
Taiwan
Laporte (Taiwan) Limited	47.6
Canada
AlphaGary (Canada) Limited	15.6

TOTAL	1,154.3

Allocation of Provisional Consideration among the Assets

Laporte Industries Ltd—Wood Preservation Division

$ thousand
Business Goodwill	12,851
Business Properties	656
Plant & Machinery and Motor Vehicles	841
Business Intellectual Property	—
the Benchmark Working Capital	52
the benefit of the Contracts	—
the Business Records	—

Allocation of Provisional Consideration among the Assets

Laporte Industries Ltd—Organoclays Division

$ thousand
Business Goodwill	735
Business Properties	—
Plant & Machinery and Motor Vehicles	1,423
Business Intellectual Property	—
the Benchmark Working Capital	3,842
the benefit of the Contracts	—
the Business Records	—

Allocation of Provisional Consideration among the Assets

Laporte Industries Ltd—Laponites Division

$ thousand
Business Goodwill	16,955
Business Properties—Freehold Land (part of Widnes)	1,433
Business Properties—Buildings	486
Plant & Machinery and Motor Vehicles	7,741
Business Intellectual Property	—
the Benchmark Working Capital	1,985
the benefit of the Contracts	—
the Business Records	—

Allocation of Provisional Consideration among the Assets

Laporte Industries Ltd—Silo UK Division

$ thousand
Business Goodwill	(95)
Business Properties	—
Plant & Machinery and Motor Vehicles	—
Business Intellectual Property	—
the Benchmark Working Capital	395
the benefit of the Contracts	—
the Business Records	—

Allocation of Provisional Consideration among the Assets

Laporte Industries Ltd—Fulacolour Division

$ thousand
Business Goodwill	14,743
Business Properties—Freehold Land (part of Widnes)	1,290
Business Properties—Buildings	2,705
Plant & Machinery and Motor Vehicles	9,685
Business Intellectual Property	—
the Benchmark Working Capital	1,277
the benefit of the Contracts	—
the Receivables	—
the Business Records	—

Allocation of Provisional Consideration among the Assets

Laporte Industries Ltd—Water Treatment Division

$ thousand
Business Goodwill	9,254
Business Properties—Freehold Land	3,582
Business Properties—Buildings	50
Plant & Machinery and Motor Vehicles	2638
Business Intellectual Property	—
the Benchmark Working Capital	676
the benefit of the Contracts	—
the Receivables	—
the Business Records	—

Allocation of Provisional Consideration among the Assets

Laporte Industries Ltd—GD Holmes Division

$ thousand
Business Goodwill	102
Business Properties	—
Plant & Machinery and Motor Vehicles	9
Business Intellectual Property	—
the Benchmark Working Capital	(11)
the benefit of the Contracts	—
the Receivables	—
the Business Records	—

Allocation of Provisional Consideration among the Assets

Alumina Chemicals Ltd. (Ireland)

$ thousand
Business Goodwill	333
Business Properties	—
Plant & Machinery and Motor Vehicles	89
Business Intellectual Property	—
the Benchmark Working Capital	178
the benefit of the Contracts	—
the Receivables	—
the Business Records	—

Schedule 9

Completion Accounts

Part A—Preparation of Completion Accounts

        The Completion Accounts shall comprise net assets statements as at the Completion Date which shall be prepared on an aggregated basis for the Group and the Businesses and, to the extent not otherwise included, the Assets and on an individual basis for each Company, Subsidiary and Business, using for each Company, Subsidiary and Business the same accounting principles, policies, categorisations, treatments and practices used in respect of it in the Accounts as there applied including in the application of accounting discretion and judgement (the "Completion Accounts Accounting Principles") PROVIDED THAT if in relation to a particular matter (a) the Completion Accounts Accounting Principles are not in compliance with the accounting principles, policies, categorisations, treatments and practices used by the Seller in the preparation of its audited group financial statements for the year ended 31st December 1999 ("the Seller's Group Accounting Principles") and (b) if as a result the Working Capital and Cash/Debt Amount is materially different, in respect of that matter, then the Completion Accounts shall, in respect of that matter, be adjusted to comply with the Seller's Group Accounting Principles and if in respect of a particular matter the Completion Accounts Accounting Principles are in compliance with Seller's Group Accounting Principles but the Seller's Group Accounting Principles can be demonstrated not to comply with UK GAAP, then the Completion Accounts Accounting Principles will, in respect of this particular matter, be adjusted to comply in all material respects with UK GAAP (materiality to be determined by reference to the size of the Company, Subsidiary or Business to which the matter is relevant).

        The Completion Accounts shall be prepared excluding any effects of the change of control of the Group and the Businesses contemplated by this agreement and as if the Group and the Businesses had remained under the ownership of the Seller, save to the extent such change is reflected in the Accounts.

        SSAP 17 shall apply to the Completion Accounts as if the references in SSAP 17 to the date of approval by the board of directors are references to the earlier of the date on which the Completion Accounts are agreed by the parties and the date falling 90 days after Completion.

        The aggregated net assets statement shall be in dollars. Each individual net assets statement shall be in both the currency of the country in which the relevant Company or Subsidiary is incorporated (being, for the purposes of the Businesses, England and, as applicable, Republic of Ireland) and (if such currency is not dollars) in dollars. All items in currencies other than dollars shall, for the purposes of the Completion Accounts, be converted into dollars at the closing mid-point exchange rates appearing in The Financial Times on the first Business Day after the Completion Date or, if such rates are not published in The Financial Times on the relevant day, at the closing mid-point exchange rates published by a reputable alternative source of exchange rate information agreed between the parties.

        The net assets statements shall be in the following form:

Line ID	Description
0010	Intangible assets
0020	Total tangible assets
0030	Associates carrying value
0040	Total fixed assets
0050	Stocks
0060	Operating debtors
0070	Operating creditors
0080	Inter-group trading receivable
0090	Inter-group trading payable
0100	Inter-group trading (net)
0110	Operating working capital
0120	Capital creditors
0130	Grant equalisation
0140	Operating capital employed
0150	Non operating debtors
0160	Non operating creditors
0170	Net non operating debtors/creditors
0180	Inter-group funding receivable
0190	Inter-group funding payable
0200	Inter-group funding (net)
0210	Total non operating debtors/creditors
0220	Net funds/(debt)
0230	Assets employed pre investment
0240	Investment in group companies
0250	Investment in associates
0260	ASSETS EMPLOYED

        The net assets statements shall include:

  •
  all assets and liabilities of the Group and the Businesses including, to the extent appropriate, the Assumed Liabilities as at the Completion Date and include all such Taxation provisions and assets as are necessary to cover all Tax liabilities and assets, whether or not assessed.

        but shall not include:

  •
  any provision for fees associated with the preparation of the Completion Accounts;

  •
  any provision for audit fees to the extent it exceeds the provision which would have been made if the Group, the Businesses and the Assets had not been sold by the Seller under this agreement;

  •
  the cost of investments in subsidiary undertakings; or

  •
  any contingent liabilities for which provision is not required.

        The procedures to be carried out and supporting documentation to be prepared in respect of each member of the Group and each Business for the purposes of preparing the Completion Accounts shall be the same as would be required at a financial year end.

Operating debtors

        Operating debtors shall include the following items as derived from schedule A2003 of the consolidation returns:

  •
  trade debtors-net (line item 0010)

  •
  associates (line item 0020)

  •
  other debtors (line item 0030)

  •
  prepayments and accrued income (line item 0040)

Operating creditors

        operating creditors shall include the following items as derived from schedule A2005 of the consolidation returns:

  •
  payments on account (line item 0010)

  •
  trade creditors (line item 0020)

  •
  associates (line item 0030)

  •
  social security (line item 0040)

  •
  other creditors (line item 0050)

  •
  accruals/deferred income (line item 0060)

  •
  due to pension scheme (line item 0070)

Non-operating creditors

Non-operating creditors

        Non-operating creditors shall include the following items as derived from Schedule A2005 of the consolidation returns:

  •
  national/federal tax (line item 0110);

  •
  state/local tax (line item 0120);

  •
  ACT (UK only) (line item 0130);

  •
  overseas withholding tax (line item 0140);

  •
  Lancaster plc dividend payable (line item 0150);

  •
  accrued purchase consideration (line item 0160);

  •
  interest (line item 0170); and

  •
  other non-operating creditors (line item 0180).

        The Provisional Taxation Amount shall be derived from the line items national/federal tax, state/local tax and ACT (UK only) and shall:

  •
  exclude any Taxation which is not charged on income, profits or gains or any like measure;

  •
  exclude deferred Taxation;

  •
  take account of Taxation reliefs, allowances and credits to the extent that they are available to any members of the Group (but for the avoidance of doubt no single Taxation relief, allowance or credit shall be treated as an asset of more than one member of the Group);

  •
  be net of any Taxation payments made prior to Completion;

  •
  exclude any Taxation balances relating to group relief payments or receipts which are included in Intergroup Indebtedness;

  •
  so far as concerns any member of the Group that does not have a period of account ending for Taxation purposes on the Completion Date, be computed, in respect of the period from the Accounts Date to the Completion Date, on the basis that the said period represents a notional discrete period of account for Taxation purposes; and

  •
  shall not include the German Conversion Tax Asset.

Part B—Working Capital and Cash/Debt Amount

        The Working Capital and Cash/Debt Amount shall be derived from the Completion Accounts and shall be equal to the aggregate value of the following as shown in or derived from the aggregated net asset statement of the Group and the Businesses comprised within the Completion Accounts and otherwise determined in accordance with the provisions of Part A of Schedule 9:

Working Capital

  •
  stocks (as shown by line item 0050 and derived from schedule A2000 for the purposes of preparing the Completion Accounts).

  •
  trade debtors-net (being one of the items comprising operating debtors in the Completion Accounts, as shown by line item 0010 of schedule A2003 of the consolidation returns).

  •
  trade creditors (being one of the items comprising operating creditors in the Completion Accounts, as shown by line item 0020 of schedule A2005 of the consolidation returns.

Cash/Debt Amount

  •
  net funds/(debt) (as shown by line item 0060 of schedule A2007 of the consolidation returns and comprising bank and cash balances (line item 0010), overdrafts and loans (line item 0020), finance leases of less than one year (line item 0030), loans (line item 0040), finance leases of more than one year (line item 0050), mortgages, liens and fees or costs payable to or receivable from external providers of debt finance and to include any amounts outstanding under other arrangements in the nature of borrowing).

Part C—Working Capital Benchmark

        The "Working Capital Benchmark" shall be calculated by aggregating the numbers set out below, where necessary first converting such amounts into dollars using the closing mid-point exchange rates appearing in The Financial Times on the first Business Day after the Completion Date.

Legal Entity	Accounting System User Name	Accounting System User No	Reporting Currency	Benchmark working capital
				Local currency '000
Laporte Industries Limited	Laporte Widnes	121	GBP	0
Laporte Industries Limited	Laponites UK	126	GBP	1,385
Laporte Absorbents (Baulking) Ltd	Baulking	122	GBP	675
Southern Clay Products, Inc.	Laponite North America	123	USD	607
Laporte Industries Limited	Organoclays Europe	125	GBP	2,681
Inorganic Pigments Limited	Inorganic Pigments	130	USD	(1)
Laporte Industries Limited	Fulacolour	135	GBP	891
Laporte Industries Limited	Widnes Water Treatment	136	GBP	247
Laporte Industries Limited	Garroway Water Treatment	137	GBP	225
A1phaGary Limited	Laporte Alphagary	175	GBP	3,934
Micro-Image Technology Limited	Mit Chemicals	180	GBP	2,246
Micro-Image Technology Limited	Mit Reclaim	183	GBP	972
Compugraphics International Limited	Compugraphics	185	GBP	1,836
Laporte Industries Limited	Gd Holmes	190	GBP	(8)
Laporte Industries Limited	Wood Preservation	210	GBP	36
Laporte Industries Limited	Silo Uk	230	GBP	276
Laporte Pigments (UK) Limited	Gpv Uk	235	GBP	738
Laporte Pigments (UK)Limited	Laporte Pigments Uk	245	GBP	1,977
Laporte Inc.	Laporte Inc	2005	USD	0
Laporte America Inc.	Laporte America	2006	USD	0
Southern Clay Products Inc.	Southern Clay	2025	USD	7,172
Laporte Pigments, Inc.	Mapico	2030	USD	0
Laporte Pigments, Inc.	Pigments North America	2033	USD	27,465
Laporte Pigments, Inc.	Rockwood	2036	USD	0
Chemical Specialties, Inc.	Csi	2050	USD	7,057
Cyantek Corporation	Cyantek	2055	USD	856
Laporte Water Technologies, Inc.	Lap Water Technologies	2061	USD	11,902
Laporte Water Technologies, Inc.	Great Lakes Biochem	2062	USD	0
Laporte Water Technologies, Inc.	Laporte Surface Water	2063	USD	2,835
Laporte Water Technologies, Inc.	Lap Surface Water Contra	2066	USD	0
A1phaGary Corporation	Alphagary	2070	USD	11,947

A1phaGary Corporation	Evode Usa	2071	USD	0
Exsil, Inc.	Exsil	2080	USD	1,377
Compugraphics U.S.A Inc.	Compugraphics Apex	2083	USD	876
Compugraphics U.S.A Inc.	Diamon Images	2084	USD	141
Electrochemicals Inc.	Electrochemicals	2086	USD	3,313
Electrochemicals Inc.	Circuit Chemistry	2087	USD	0
AlphaGary (Canada) Limited	Aw Compounders	2515	CAD	2,569
Laporte Pigmente Holding GmbH	Laporte Pigmente Gmbh	3315	DEM	(1)
Silo Pigmente GmbH	Silo Gmbh	3325	DEM	(21)
Chemische Werke Brockhues AG	Brockhues	3330	DEM	14,240
Laporte Electronics France S.A.	Soprelec	3415	FRF	6,026
Laporte Electronics France S.A.	Uce	3420	FRF	0
Laporte Electronics France S.A.	Uce Et Cie	3425	FRF	0
Laporte Electronics France S.A.	Micropolish	3430	FRF	12,223
Laporte Italia S.p.A.	Silo (Italy)	3715	ITL	17,011,000
Laporte Italia S.p.A.	Laporte Italia (Settef)	3720	ITL	0
Laporte Italia S.p.A.	Gomet	3725	ITL	3,207,000
Laporte Italia S.p.A.	Laporte Italia Holding	3726	ITL	0
Laporte Industries Spain, S.L.	Laporte Industries Spain	3910	ESP	7,439
Alumina Chemicals Business	Alumina	4005	IEP	163
Laporte Kemwood OY	Kemwood Oy	4105	FIM	1,749
Laporte Kemwood AB	Laporte Kemwood Ab	4205	SEK	9,632
Laporte Industries (Singapore) Pte. Ltd	Singapore Pigments	6205	SGD	1,066
Laporte Industries (Singapore) Pte. Ltd	Singapore Additives	6206	SGD	1,232
Laporte Industries (Singapore) Pte. Ltd	Singapore Electronics	6215	SGD	1,114
Laporte (Taiwan) Limited	Laporte Taiwan	6405	TWD	85,386
n/a	Singapore Add Elim. Co	8936	SGD	0
n/a	Southern Clay Consol	9220	USD	0
n/a	Organoclays Europe Consol	9050	GBP	0
n/a	Silo Elimination company	8918	ITL	0
n/a	Silo Correction Consol	9421	ITL	0
n/a	Pigments SBU costs	8913	GBP	0
n/a	Pigments Elim Co	8974	GBP	0
n/a	Pigments Consol Co	8023	GBP	0
n/a	Kemwood Elim Co	8926	SEK	0
n/a	Wood Pres Elim Co	8929	GBP	0
n/a	Timber Elim Co	8923	USD	0

na/	CSI consol	9250	USD	0
n/a	Water Tech Consol	9265	USD	(56)
n/a	Laporte A1phaGary Consol	9065	GBP	0
n/a	AlphaGary Consol	9255	USD	0
n/a	SCP Elimination company	8917	USD	0
n/a	Laponite Elimination company	8956	GBP	0
n/a	G Letman SBU costs	8911	GBP	0
n/a	G&WT SBU costs	8973	GBP	0
n/a	Electrochem SBU costs	8944	GBP	0
n/a	Electron Chems SBU costs	8960	GBP	0
n/a	History	8951	GBP	0
n/a	Wafer Reclaim SBU costs	8961	GBP	0
n/a	Photomasks SBU costs	8962	GBP	0
n/a	Electronics SBU costs	8943	GBP	0
n/a	Electronics consol co's	8053	GBP	0
n/a	Laporte Inc Adj	8946	USD	0
n/a	Widnes Consol	9035	GBP	0

The above currency codes are defined as follows:

CAD—Canadian Dollars
DEM—Deutschemark
ESP—Spanish Peseta
FIM—Finnish Marka
FRF—French Francs
GBP—British Pounds
IEP—Irish Punts
ITL—Italian Lira
SEK—Swedish Kroner
SGD—Singapore Dollars
TWD—Taiwanese Dollars
USD—United States Dollars

Part D—Completion Statement

COMPLETION STATEMENT
Provisional Consideration			xx
Intergroup indebtedness (payable)/receivable			(xx) / xx

xx
Adjustments to the Provisional Consideration
Cash/(Debt) Amount	xx / (xx	)

Working Capital as contained in the Completion Accounts	xx

Working Capital and Cash/(Debt) Amount	xx / (xx	)
Less: Working Capital Benchmark	(xx	)

			xx / (xx	)
Provisional Taxation Amount receivable/(payable)			xx / (xx	)

Total Adjustments			xx / (xx	)

FINAL CONSIDERATION			xx
Intergroup indebtedness payable / (receivable)			xx / (xx	)

Deduct Provisional Consideration			(xx	)

Amount to be paid/(repaid) in respect of the Consideration			xx / (xx	)

Schedule 10

Continuing Services

1.
The Seller shall procure that the transitional services set out in the table below are provided to the Purchaser's Group following Completion for the period set out in the table below. Save where otherwise specified in the table below, each of the transitional services shall be provided at an amount equal to the cost to the Retained Group of providing the service.

Description of Service	Period for which the service is to be provided	Remuneration for the Service (cost unless otherwise specified below)

Pensions administration service for members of the LGPT pension scheme	six months (unless terminated earlier by the Purchaser)	Covered by employers' contribution rate

Pension administration service for members of the Alumina Pension Scheme	six months (unless terminated earlier by the Purchaser)	Remuneration charged in accordance with the hourly rates of Laporte Administration Services Limited in force from time to time and applicable to LGPT, plus any third party costs (actuarial, legal, audit etc.)

Where a service was provided by a member of the Retained Group to the Businesses or the Group prior to Completion the Seller will, where practicable, and subject to applicable law, comply with any reasonable requests for assistance by members of the Purchaser's Group.	Three months (unless terminated earlier by the Purchaser)

2.
The Purchaser shall procure that the transitional services set out in the table below are provided to the Retained Group following Completion for the period set out in the table below. Save where otherwise specified in the table below, each of the transitional services shall be provided at an amount equal to the cost to the Purchaser's Group of providing the service.

Description of Service	Period for which the service is to be provided	Remuneration for the Service (cost unless otherwise specified below)

Continued coverage of US employees of the Retained Group and their dependants under the Laporte Inc. healthcare, life insurance, business travel, AD&D, long term disability and flexible spending programs	Six months (unless terminated earlier by the Seller)

Continued benefits administration and human resources services with respect to US employees of the Retained Group	Six months (unless terminated earlier by the Seller)

Where a service was provided by a member of the Group or a Business to a member of the Retained Group prior to Completion the Purchaser will, where practicable, and subject to applicable law, comply with any reasonable requests for assistance by members of the Retained Group	Three months (unless terminated earlier by the Seller)

3.
If either the Purchaser discovers that there is a transitional service which it is necessary for the Purchaser's Group to receive from the Retained Group after Completion or the Seller discovers that there is a transitional service which it is necessary for the Retained Group to receive from the Purchaser's Group after Completion and which, in either case, is not included in the tables set out above, the Purchaser and the Seller shall co-operate in good faith to agree the terms on which that transitional service shall continue to be provided for a transitional period following Completion.

4.
The following provisions shall apply to all transitional services provided pursuant to this Schedule:

(i)
the services will be invoiced monthly in arrear and each invoice will be paid within 30 days of the date of the invoice;

(ii)
the remuneration for the services is exclusive of any amount in respect of VAT and, if applicable, an amount in respect of VAT shall be included in the invoice for the services and paid accordingly;

(iii)
the services shall be provided to the standard of a "Reasonable and Prudent Operator", which means a person in good faith seeking to perform its contractual obligations in compliance with all applicable laws and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of operation and undertaking in the same locality and under the same or similar circumstances and conditions, and there shall be no presumption that a party is failing to act as a Reasonable and Prudent Operator for the reason only that the party chooses to source any product, material, utility or service from a single supplier;

  (iv)
  if the service provider has acted as a Reasonable and Prudent Operator, it shall have no liability for any failure to provide a service or for any defective provision of a service;

  (v)
  where the service provider has failed to act as a Reasonable and Prudent Operator, its liability for any loss in respect of any failure to provide the relevant service or for any defective provision of the relevant service shall not exceed the amount it invoiced the service recipient in respect of that service for the month in which that failure occurred;

  (vi)
  if a third party supplier to the service provider supplies any service which is being purchased by the service provider for resale to the service recipient under this Schedule and that service is defective or the third party supplier fails to supply the service, the service provider shall notify the service recipient as soon as reasonably practicable upon becoming aware that the service has not been supplied or is defective and shall use its reasonable endeavours to recover from the third party supplier any losses of the service recipient incurred as a result of the third party supplier's failure to provide a service or provision of a defective service. The service provider's liability shall be limited to payment to the service recipient of its share of any monies actually recovered from the third party supplier (less any unrecoverable reasonable costs incurred by the service provider in making such recovery) which shall be shared on a fair and reasonable basis amongst those parties (including the service recipient) affected by such failure to supply or defective supply;

  (vii)
  nothing in this Schedule shall exclude or limit the liability of the service provider for:

  (i)
  death or personal injury resulting from negligence as defined in the Unfair Contract Terms Act 1977; or

  (ii)
  fraud or any other matter if and to the extent that, under English law, liability for it cannot be excluded, restricted or limited;

  (viii)
  the party affected shall be excused performance of its obligations under or pursuant to this Schedule if, and to the extent that, and for the period during which, performance of such obligations is delayed, hindered or prevented by force majeure, which means any circumstance beyond the reasonable control of that party including, but not limited to:

    (a)
    fire, flood, explosion, war, riots, government action or inaction or request of governmental authority; or

    (b)
    where that party has acted as a Reasonable and Prudent Operator, inability to obtain or to obtain access to, or shortage of, other goods, services, systems or utilities, or accident to, or breakage of, facilities or apparatus; or

    (c)
    strikes or labour disputes.

Schedule 11

Action Pending Completion

Part 1

        The Seller shall procure that, from the date hereof until Completion, each member of the Group (and (other than in relation to paragraph 1) in relation to the Businesses, each member of the Retained Group) will, without the prior consent of the Purchaser (such consent not to be unreasonably delayed or withheld):

1.
not create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body;

2.
not save in each case in respect of commitments existing at the date hereof, make, or agree to make, capital expenditure exceeding in total $3,000,000 (or its equivalent at the time) or, save as aforesaid, incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total $3,000,000 (or its equivalent at the time);

3.
spend capital expenditure in the normal course in accordance with existing plans;

4.
not create, or agree to create, an Encumbrance over any Asset or any asset of any member of the Group (save for any such Encumbrance arising by operation of law or created in the ordinary course of business);

5.
not enter into a contract providing for annual sales or purchases in excess of $5,000,000;

6.
not, other than sales of stock or product in the normal course of trading dispose of any asset with a value in excess of $100,000 or $500,000 in the aggregate;

7.
not amend or terminate a material agreement, arrangement or obligation to which it is a party (including agreeing a new rent under any lease, tenancy or licence) in each case otherwise than in the ordinary course of trading;

8.
not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligation (save for the obligation of another member of the Group) and in each case other than in the ordinary course of trading;

9.
not, other than as contemplated by clause 11.24, change any accounting reference period;

10.
not, except as may be required by law or to maintain the tax-qualified status of any pension scheme or arrangement, establish a pension scheme, or amend or discontinue any pension arrangement disclosed to the Purchaser or communicate to any Employees or Assumed Employees any plan to establish a pension scheme or amend or discontinue any pension arrangement disclosed to the Purchaser in each case which benefits an Employee or an Assumed Employee;

11.
not, increase the total number of Senior Employees by more than 5 per cent., dismiss (save for cause) any Senior Employee or, except to the extent required by law, materially change the remuneration or other terms and conditions of employment of any Senior Employee; for this purpose, a change in a Senior Employee's remuneration of 5 per cent. or less shall not be treated as material;

12.
not, other than in the ordinary course of trading, enter into any contract with any member of the Retained Group; and

13.
not materially increase debt owed to third parties.

Part 2

        Without prejudice to the Purchaser's obligation, set out in Part 1 of this Schedule, not to delay or withhold consent unreasonably, the Purchaser acknowledges that business and trading reasons will require a prompt response to any request for consent and that delays could be prejudicial to the business and trading of members of the Group or of the Businesses (as the case may be).

Part 3

        Notwithstanding any other provision of this agreement, the parties acknowledge and agree that after the date hereof and before Completion the following matters will be undertaken by the Seller:

(i)
the transfer of the shares of Micro-Image Chemicals Limited from Micro-Image Technology Limited to a member of the Retained Group;

(ii)
the transfer of the UK Silo business from Laporte Pigments UK Limited to Laporte Industries Limited;

(iii)
the transfer of the shares of Aztec Peroxides Inc. from Laporte Inc. to a member of the Retained Group or the transfer of the business and assets of Aztec Peroxides Inc. to a member of the Retained Group, as provided for in the Completion Manual. Notwithstanding the provisions of paragraph (viii) below, the transactions contemplated by this paragraph (iii) may be effected by way of dividend in specie;

(iv)
the transfer of the shares of Shawcross—Servicos e Consultadoria, Sociedada Unipessoal, SA from Laporte Italia SpA to a member of the Retained Group;

(v)
the transfer of the shares of Circuit Chemistry Equipment Inc. and Kamco industries Inc. from Laporte America Inc. to a member of the Retained Group;

(vi)
the transfer of the non-operational land and buildings which form part of the properties at Walluf (Germany) and Harrisburg (US), the transfer by Laporte Pigments Inc. of the lease of land and buildings at Wilkes-Barre (US) and the transfer of the freehold land at Newark (US), in each case, to a member of the Retained Group or at its direction (as more particularly described in the Properties Manual);

(vii)
the completion of an agreement for lease, a planning obligation agreement, a routeing agreement and a guarantee in respect of the property at Baulking, UK in substantially the same form as disclosed to the Purchaser prior to the date of this agreement; and

(viii)
the payment of cash dividends out of internally generated cash resources (and not borrowings) by members of the Group to members of the Retained Group in amounts not exceeding those set out below:

(a)
$70 million;

(b)
£15 million;

(c)
DM60 million;

(d)
C$1 million; and

(e)
any other dividend out of the internally generated cash resources of any member of the Group.

        The Seller undertakes that no other steps in the nature of the matters described in this Part 3 of Schedule 11 (including dividends of any nature) will be undertaken by it prior to Completion without the prior consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

Schedule 12

Acquired Business, Retained Business and Businesses

Part 1

        The categories of products sold, manufactured and/or distributed by the Acquired Business include, without limitation, the following:

1.
Rheoloqical Additives (synthetic or natural)

•
solvent or water based systems

•
thickness or viscosity modifiers

•
gelling agents for water or solvent based systems

•
nanocomposite materials or additives

2.
Pigments

•
organic or inorganic pigments or opacifying agents (colour or transparent)

•
pigments in any form—including

          —    granulars

          —    dry powders

          —    pastes

          —    dispersions

          —    suspensions

3.
Electronic Chemicals

•
high purity chemicals for electronics

•
printed circuit board chemicals

•
cleaning or stripping agents for electronics

•
electric conducting agents or surface treatments

•
electronic chemical handling services

•
conductive resin additives

4.
Compounds

•
polymer compounds

•
resin based plastic compounds or blends

•
compounds or blends for

          —    electric conductivity

          —    voice and data communications

          —    medical materials

          —    automotive parts

          —    drink and beverage containers

  For the purposes of this paragraph, "compounds" or "blends" are defined as more than one material used in conjunction to achieve a specific end result.

5.
Water Treatment or Technology Products

•
sanitizers

•
algicides

•
Ph adjusters

•
clearifiers

•
blueing agents

•
aquatic herbicides

•
aquatic pesticides

•
weed control agents (aquatic)

•
fungicides (aquatic)

•
aquatic surface active agents

•
drinking water chemicals

          —    biocides

          —    clearifiers

          —    surface agents

          —    floculants

  •
  paper chemicals

          —    retention aids

          —    surface water agents

          —    floculants

          —    suspension agents

          —    opacifiers

          —    blueing agents

          —    fillers

          —    pigments

          —    brightening agents

          —    color transmitting clays

6.
Timber Treatment

•
wood preservatives including

          —    fungicides

          —    insecticides

          —    water dispersing agents

          —    flame retardants

          —    surface and internal wax additives

          —    quaternium compounds

          —    solvent blends

  •
  process technology (relating to timber treatment)

7.
Mineral Research & Development

•
copper based fungicides

•
copper based algicides—water and ground

•
nitrates—including but not limited to:

          —    magnesium nitrate

          —    calcium nitrate

          —    zinc chloride

          —    zinc phosphate

          —    zinc chromate

          —    zinc metal chemicals

8.
Electronic Materials

•
surface cleaning products or services

•
surface etching products or services

•
surface preparation products or services

•
pelical repair products or services

•
photomask products (not including organo-metallic line writing products or any development thereof)

9.
Flexible rubber and plastic moulded parts for automotive application

Part 2

        The categories of products sold, manufactured and/or distributed by the Retained Business include, without limitation, the following:

1.
Fine Chemicals

•
organic chemicals for pharmaceutical, crop protection, food additives and speciality polymer industries

•
contract research and development

•
pilot scale and bulk production

•
fine chemicals for the electronics industry, currently related to liquid crystal displays

2.
Performance Chemicals

•
chemicals used for:

          —    paints

          —    printing plates

          —    paper treatment

          —    adhesives

          —    disposable diapers

          —    synthetic lubricants

          —    hydraulic fluids

          —    defoamers

          —    printed circuit boards

          —    metal quenchants

          —    fuel additives

          —    high temperature cables

          —    PET bottles

          —    antioxidants

          —    dyestuffs

          —    personal care products

          —    polymers

          —    resins

          —    latex for tyres

          —    photographic chemicals

          —    biocides

          —    BTX extraction

          —    natural gas sweetener

          —    starch modifier

          —    textile treatment

          —    catalysts

          —    food

          —    electronics

          —    metal treatment

          —    glass finishing

          —    chemical intermediates

          —    polyimide foams

          —    polyimide fibres

          —    reactive diluents

          —    fluorides and fluorosilicates

3.
Catalysts and Initiators

•
organic peroxides

          —    polymerisation initiators

  •
  persulphates

          —    emulsion polymerisation initiators

          —    PCB industry

          —    dental industry

          —    water treatment

          —    personal care

          —    cleaning chemicals

          —    paper industry

  •
  metallocenes

          —    catalysts

  •
  fragrance intermediates

  •
  other (non metallocene) catalysts

Part 3

        A brief description of each of the Businesses is set out below:

"Water Treatment Business"	The business of producing, storing, mixing and selling chemicals for water treatment. Including the production of aluminium sulphate, polyaluminium chloride, sodium aluminate, ferral and sulphuric acid conducted by Laporte Industries Limited from Widnes and Garroway in the UK and by Alumina Chemicals Limited in the Republic of Ireland.
"G.D. Holmes"	The freight forwarding and shipping services business operated from Immingham, UK.
"Wood Preservation"	The business of manufacturing, selling and applying timber preservatives, water pepluants and fire retardents.
"Organoclays"	The business of formulating and manufacturing organic clay-based additives.
"Laponite"	The business of formulating and manufacturing synthetic hectorite used as a thickener in paints, cosmetics and toothpastes.
"Fulacolour"	The business of formulating and manufacturing activated clay-based products for carbonless copy paper.
"UK Silo"	The business of acting as agent and/or distributor of pigments on behalf of the Silo Division of Laporte Italia SpA.

Schedule 13

Put and Call Options

1.
Interpretation

  In this Schedule:

  "French Agreement" means the agreement in the Agreed Form relating to the sale and purchase of the French Shares;

  "French Company" means Laporte Electronics France S.A.;

  "French Shares" means the issued shares in the capital of the French Company;

  "Option Exercise Date" means the day on which the last of the Conditions in Schedule 1 Part 1 is satisfied (or if such day is not a Business Day, the immediately succeeding Business Day) or, if applicable, waived or such other day as the parties may agree;

2.
Options

(A)
The Purchaser may, on or after the Option Exercise Date and prior to Completion, give notice requiring the Seller to enter into the French Agreement.

(B)
The Seller may, on or after the option Exercise Date and prior to Completion, give notice requiring the Purchaser to enter into the French Agreement.

(C)
Upon exercise of either of the options set out in this paragraph, the Seller and the Purchaser shall immediately enter into the French Agreement on the Option Exercise Date.

3.
Performance

(A)
By way of security for the due exercise and performance of the parties' respective obligations under paragraph 2:

(i)
the Seller irrevocably appoints the Purchaser to be its attorney and in its name and on its behalf and as its act and deed to execute the French Agreement;

(ii)
the Purchaser irrevocably appoints the Seller to be its attorney and in its name and on its behalf and as its act and deed to execute the French Agreement.

4.
Effect

  Immediately upon exercise of either of the options the Purchaser and the Seller will become obliged to purchase and sell the French Company in accordance with this agreement as modified by the French Agreement.

Signed by	)
/s/ AMANDA WHALLEY
Amanda Whalley
for and on behalf of	)
LAPORTE PLC	)
Signed by	)
/s/ SILKE SCHEIBER
Silke Scheiber
for and on behalf of	)
R-L HOLDINGS, INC.	)

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